    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 7, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                                 PRIMEDIA INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                        2721                    13-3647573
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

                   745 FIFTH AVENUE NEW YORK, NEW YORK 10151
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                         ------------------------------

                             BEVERLY C. CHELL, ESQ.
                                 PRIMEDIA INC.
                                745 FIFTH AVENUE
                            NEW YORK, NEW YORK 10151
                                 (212) 745-0100
                                   COPIES TO:

      GARY I. HOROWITZ, ESQ.                    ALAN P. BLAUSTEIN                      ERIC SIMONSON, ESQ.
    Simpson Thacher & Bartlett                   About.com, Inc.                 Brobeck, Phleger & Harrison LLP
       425 Lexington Avenue                 1440 Broadway, 19th Floor                     1633 Broadway
     New York, New York 10017                New York, New York 10018                New York, New York 10019
          (212) 455-2000                          (212) 204-4000                          (212) 581-1600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
 As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

                         ------------------------------

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                        TITLE OF                                AMOUNT TO            AGGREGATE            AMOUNT OF
               SECURITIES TO BE REGISTERED                  BE REGISTERED(1)     OFFERING PRICE(2)   REGISTRATION FEE(3)
Common Stock, par value $.01 per share                         52,600,000          $389,174,093          $102,741.96

(1) The number of shares of the registrant being registered is based upon an estimate of (x) the maximum number of shares of common stock, par value $.001 per share, of About.com, Inc. ("About Common Stock") presently outstanding or issuable or expected to be issued in connection with the merger of a newly-formed and wholly-owned subsidiary of the registrant with and into About.com, Inc., multiplied by (y) the exchange ratio of 2.3409 shares of common stock, par value $.01 per share, of the registrant ("PRIMEDIA Common Stock") for each share of About Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act. The aggregate offering price is equal to the product of (A) the average of the high and low prices of About Common Stock as reported on the NASDAQ National Market on December 1, 2000 ($17.3125), and (B) the maximum number of shares of About Common Stock to be converted in the merger.

(3) Calculated by multiplying the estimated aggregate offering price of securities to be registered by .000264.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[PRIMEDIA LOGO]                                                                 [ABOUT LOGO]

            TO THE STOCKHOLDERS OF PRIMEDIA INC. AND ABOUT.COM, INC.

                 A MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

    The Boards of Directors of PRIMEDIA Inc. and About.com, Inc. have agreed to merge our two companies. In the proposed merger, a newly formed, wholly owned subsidiary of PRIMEDIA will merge with About, and About stockholders will receive 2.3409 shares of PRIMEDIA common stock for each share of About stock they own. We believe the proposed merger will create the leading targeted media company which will provide a vast array of marketing solutions to advertisers and an unprecedented level of niche content to users that no two other companies could create.

    About will hold a special meeting of its stockholders at which About will ask its stockholders to approve the adoption of the merger agreement. PRIMEDIA is sending its stockholders a solicitation of written consents in lieu of calling a special meeting to approve the issuance of PRIMEDIA common stock in connection with the merger agreement. A majority of the holders of the outstanding shares of PRIMEDIA common stock have already consented to the issuance. Each of our boards of directors has unanimously approved the merger and recommends that our respective stockholders vote FOR, or consent to, the merger proposal. We cannot complete the merger unless the stockholders of About approve the adoption of the merger agreement.

    PRIMEDIA's common stock is listed on the New York Stock Exchange under the
symbol "PRM," and on   -  , 2000, PRIMEDIA's common stock closed at $  -  per
share.

    Information about the merger and the other matters to be considered at the special meeting and in the consent solicitation is contained in this joint proxy statement-consent solicitation-prospectus. WE URGE YOU TO CAREFULLY READ THE ATTACHED DOCUMENT, INCLUDING THE SECTION DESCRIBING RISK FACTORS THAT BEGINS ON
PAGE   -  .

    The date, time and place of the About special meeting is as follows:

                             -  , 2001 at 10:00 a.m.
                                   [ADDRESS]
                               New York, New York

    Your vote or consent is very important, regardless of the number of shares you own. IF YOU ARE AN ABOUT STOCKHOLDER, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF A STOCKHOLDER OF ABOUT DOES NOT VOTE, IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE ADOPTION OF THE MERGER AGREEMENT. IF
YOU ARE A PRIMEDIA STOCKHOLDER, PLEASE SEND IN YOUR CONSENT BEFORE   -  , 2001.

    We strongly support this combination of our companies and join with our boards of directors in recommending that you vote in favor of the merger.

            /s/ Thomas S. Rogers                            /s/ Scott P. Kurnit
              Thomas S. Rogers                                Scott P. Kurnit
    Chairman and Chief Executive Officer           Chairman and Chief Executive Officer
               PRIMEDIA Inc.                                 About.com, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement-consent solicitation-prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

    This joint proxy statement-consent solicitation-prospectus is dated   -  ,
2000, and is first being mailed to stockholders of PRIMEDIA and About on or
about   -  , 2000.

                             ADDITIONAL INFORMATION

    This joint proxy statement-consent solicitation-prospectus incorporates important business and financial information about PRIMEDIA and About from other documents that are not included in or delivered with this joint proxy statement-consent solicitation-prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement-consent solicitation-prospectus through the Securities and Exchange Commission website at HTTP://WWW.SEC.GOV. Alternatively, you may request them in writing or by telephone, no later than [five business days before the consents are due], if you are a PRIMEDIA stockholder, and before [five days before the date of special meeting], if you are an About stockholder, from the appropriate company or the proxy solicitor at one of the following addresses:

-          IF YOU ARE A PRIMEDIA STOCKHOLDER:
           PRIMEDIA Inc.
           745 Fifth Avenue
           New York, New York 10151
           (212) 745-0100
           Attention: Warren Bimblick
           e-mail: wbimblick@primedia.com

-          IF YOU ARE AN ABOUT STOCKHOLDER:
           About.com, Inc.                      or      Beacon Hill Partners, Inc.
           1440 Broadway, 19th Floor                    90 Broad Street
           New York, New York 10018                     New York, New York 10004
           (212) 204-4000                               (800) 357-8212
           Attention: Investor Relations

                                                                 [PRIMEDIA LOGO]

                         NOTICE OF CONSENT SOLICITATION

    PRIMEDIA is sending you and its other stockholders this joint proxy statement-consent solicitation-prospectus in connection with its solicitation of written consents to issue PRIMEDIA common stock in connection with the merger agreement between PRIMEDIA Inc. and About.com, Inc., pursuant to which a newly formed, wholly owned subsidiary of PRIMEDIA will merge with About as described in this joint proxy statement-consent solicitation-prospectus.

    As permitted under Delaware law, PRIMEDIA is soliciting consents to the issuance of PRIMEDIA common stock in connection with the merger agreement in lieu of calling a special stockholders meeting. The issuance of PRIMEDIA common stock in connection with the merger agreement requires the approval of the holders of a majority in voting power of the outstanding common stock of PRIMEDIA. A majority of the holders of the outstanding shares of PRIMEDIA common stock have already consented to the issuance. Common stockholders of record at the close of business on November 9, 2000 are entitled to receive the consent materials.

    Your consent is important. Please complete, sign, date and return your consent card in the enclosed envelope promptly.

                                          BEVERLY C. CHELL
                                          SECRETARY

  -  , 2000

                                                                    [ABOUT LOGO]

                          NOTICE OF SPECIAL MEETING OF
                                  STOCKHOLDERS

Time:

Date:

Place:

Purpose:

    - Consider and vote upon a proposal to adopt a merger agreement between PRIMEDIA Inc. and About.com, Inc. pursuant to which a newly formed, wholly owned subsidiary of PRIMEDIA will merge with About as described in the attached joint proxy statement-consent solicitation-prospectus.

    - Conduct any other business properly brought before the meeting or any adjournment or postponement of the meeting.

    Holders of approximately 7.7% of the outstanding shares of About stock have already agreed to vote in favor of adopting the merger agreement. Stockholders
of record at the close of business on   -  , 2000 may vote at the meeting.

    Your vote is important. Please complete, sign, date and return your proxy card or voting instruction in the enclosed envelope promptly, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.

                                          ALAN P. BLAUSTEIN
                                          SECRETARY

  -  , 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      1

SUMMARY.....................................................      4
  The Companies.............................................      4
  The Merger................................................      5
  The PRIMEDIA Consent Solicitation.........................      5
  The About Special Meeting.................................      5
  Record Dates; Votes Required..............................      5
  Recommendations of The Boards of Directors................      6
  Opinions of Financial Advisors............................      6
  Appraisal Rights..........................................      6
  Interests of Directors And Executive Officers In the
    Merger..................................................      6
  Accounting Treatment......................................      7
  Board of Directors and Management Following the Merger....      7
  Conditions to Completion of the Merger....................      7
  Termination of the Merger Agreement; Termination Fees.....      7
  Market Prices and Dividends...............................      8
  Selected Historical and Unaudited Pro Forma Consolidated
    Financial Data..........................................     10

RISK FACTORS................................................     17
  RISKS RELATING TO ABOUT'S PROPOSED MERGER WITH PRIMEDIA...     17
  RISKS RELATED TO PRIMEDIA'S BUSINESS......................     18
  RISKS RELATED TO ABOUT'S BUSINESS.........................     24

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING
  INFORMATION...............................................     31

THE PRIMEDIA CONSENT SOLICITATION...........................     32

THE ABOUT SPECIAL MEETING...................................     33
  Joint Proxy Statement-Consent Solicitation-Prospectus.....     33
  Date, Time and Place Of the Special Meeting...............     33
  Purpose of the Special Meeting............................     33
  Record Date for the Special Meeting.......................     33
  Vote Required.............................................     33
  Proxies...................................................     34
  Voting Electronically or by Telephone.....................     34
  Solicitation of Proxies...................................     35

THE MERGER..................................................     36
  What You Will Receive in the Merger.......................     36
  Background of the Merger..................................     36
  PRIMEDIA's Reasons for the Merger; Recommendation of
    PRIMEDIA's Board of Directors...........................     39
  About's Reasons for the Merger; Recommendation of About's
    Board of Directors......................................     41
  Opinion of Wit SoundView Corporation......................     43
  Opinion of Merrill Lynch & Co.............................     49
  Opinion of Donaldson, Lufkin & Jenrette Securities
    Corporation.............................................     55
  Interests of Directors and Executive Officers in the
    Merger..................................................     60
  Board of Directors and Management after the Merger........     62
  Material United States Federal Income Tax Consequences of
    the Merger..............................................     63
  Accounting Treatment of the Merger........................     65
  Regulatory Approvals......................................     65
  Exchange of About Stock Certificates......................     65
  Treatment of Stock Options and Other Rights...............     66
  Restrictions on Sales of Shares of Affiliates of PRIMEDIA
    and About...............................................     66
  Stock Exchange Listing....................................     67

                                                                PAGE
                                                                ----
  Appraisal Rights..........................................     67
  Delisting and Deregistration of About Stock after the
    Merger..................................................     67
  The Merger Agreement......................................     67
  The Voting Agreements.....................................     75

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.......     76

DESCRIPTION OF PRIMEDIA CAPITAL STOCK.......................     83
  General...................................................     83
  Description of PRIMEDIA Common Stock......................     83
  Description of Series D Exchangeable Preferred Stock......     84
  Description of Series F Exchangeable Preferred Stock......     85
  Description of Series H Exchangeable Preferred Stock......     87

COMPARISON OF STOCKHOLDER RIGHTS............................     89
  Capitalization............................................     89
  Voting Rights.............................................     89
  Number and Election of Directors..........................     89
  Vacancies on the Board of Directors and Removal of
    Directors...............................................     89
  Amendments to the Certificate of Incorporation............     90
  Amendments to By-Laws.....................................     90
  Action by Written Consent.................................     90
  Ability to Call Special Meetings..........................     90
  Notice of Stockholder Action..............................     91
  Limitation of Personal Liability of Directors and
    Officers................................................     92
  Indemnification of Directors and Officers.................     92
  State Anti-Takeover Statutes..............................     93

EXECUTIVES; EXECUTIVE COMPENSATION; STOCK OWNERSHIP OF
  DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL
  STOCKHOLDERS..............................................     94

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............     94

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE
  ACT.......................................................     96

LEGAL MATTERS...............................................     97

CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS....................     97

EXPERTS.....................................................     97

STOCKHOLDER PROPOSALS.......................................     97

WHERE YOU CAN FIND MORE INFORMATION.........................     98

ANNEX A--Opinion of Wit SoundView Corporation

ANNEX B--Opinion of Merrill Lynch & Co.

ANNEX C--Opinion of Donaldson, Lufkin & Jenrette Securities
  Corporation

ANNEX D--Agreement and Plan of Merger

ANNEX E--Voting Agreement

ANNEX F--Parent Voting Agreement

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q.      WHY ARE PRIMEDIA AND ABOUT PROPOSING THE MERGER?

A: We are proposing the merger because we believe it will enable us to create the leading targeted media company that no two other companies could create. The merger will combine
        PRIMEDIA's delivery of highly targeted print and video products in more than 700 media niches and its 1,600 person sales force selling to over 60,000 advertisers with About's more than 700 topic specific guide sites and some 7,000 associated experts to provide an unprecedented level of niche content to users and a vast array of marketing solutions to advertisers.

Q:      WHAT WILL I RECEIVE IN THE MERGER?

A: PRIMEDIA stockholders will keep their PRIMEDIA shares, which will remain outstanding and unchanged following the merger.

        About stockholders will receive 2.3409 shares of PRIMEDIA common stock for each share of About stock they own.

Q:      WHAT STOCKHOLDER APPROVALS ARE NEEDED?

A: For PRIMEDIA, the consent of the holders of a majority of the outstanding shares of PRIMEDIA common stock is required to issue PRIMEDIA common stock in connection with the merger agreement. As permitted under Delaware law, PRIMEDIA is soliciting consents in lieu of calling a special stockholders' meeting. A majority of the holders of the outstanding shares of PRIMEDIA common stock have already consented to the issuance.

        For About, the affirmative vote of the holders of a majority of the outstanding shares of About stock is required to adopt the merger agreement. Each holder of About stock is entitled to one vote per share. Holders of approximately
        7.7% of the outstanding shares of About stock have already agreed to vote in favor of adopting the merger agreement.

Q:      WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: We expect that, if the merger is completed, About stockholders would not recognize gain or loss for United
        States federal income tax purposes, except with respect to the cash, if any, received instead of fractional shares of PRIMEDIA common stock. However, we strongly encourage you to consult your own tax advisor to determine your particular tax consequences.

        For a more complete description of the tax consequences of the merger see the section entitled "The Merger--Material
        United States Federal Income Tax Consequences of the Merger" that begins on page 63 of this joint proxy statement-consent solicitation-prospectus.

[Q:     WHO ELSE MUST APPROVE THE MERGER?

A: To complete the merger, we will be required to make filings with or obtain approvals from antitrust authorities in the United States.]


Q:      WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this joint proxy statement-consent solicitation-prospectus, please respond by completing, signing and dating your proxy card, consent card or voting instruction and returning it in the enclosed postage paid envelope, or, if available, by submitting your proxy or consent by telephone or through the Internet, as soon as possible so that your shares may be represented at your special meeting or counted in the consent solicitation.

Q:      IF MY SHARES ARE HELD IN "STREET NAME" BY A BROKER OR BANK,
        WILL MY BROKER OR BANK VOTE MY SHARES FOR ME?

A: Your broker or bank will vote your shares held by them in "street name" or deliver consents ONLY if you provide instructions to them on how to vote or whether to consent.
        You should follow the directions your broker or bank provides. Shares of About stock that are not voted because an About stockholder does not properly instruct its broker or bank will be counted as votes against the adoption of the merger agreement.

Q:      WHAT IF I DON'T VOTE OR CONSENT?

A: If you fail to respond, it will have the same effect as a vote against the adoption of the merger agreement or a failure to consent.

        If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the adoption of the merger agreement or a consent.

        If you respond and indicate that you are abstaining from voting, your proxy will have the same effect as a vote against the adoption of the merger agreement or a failure to consent.

Q:      CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR
        CONSENT?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting and you can revoke your consent at any time before the end of the consent solicitation. You can do this in one of three ways.

        First, you can revoke your proxy or consent.

        Second, you can submit a new proxy or a later-dated consent card.

        If you choose either of these two methods, you must submit your notice of revocation or your new proxy or consent card to the secretary of About or PRIMEDIA, as appropriate, before your special meeting or the end of the consent solicitation. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote or consent.

        Third, if you are a holder of record of About, you can attend the special meeting and vote in person.

        If you are an About stockholder, and you submit your proxy or voting instructions electronically through the Internet or by telephone, you can change your vote by submitting a proxy at a later date, using the same procedures, in which case your later submitted proxy will be recorded and your earlier proxy revoked.


Q:      SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If you are an About stockholder, you will receive written instructions from the exchange agent after the merger is completed on how to exchange your stock certificates for PRIMEDIA shares. Please do not send in your stock certificates with your proxy. If you are a PRIMEDIA stockholder, you will keep your existing shares, which will remain outstanding and unchanged following the merger.

Q:      WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to obtain all necessary stockholder and regulatory approvals and complete the merger as quickly as possible. We expect to complete the merger in the first quarter of 2001.

Q:      WHAT IS THE PURPOSE OF THIS JOINT PROXY STATEMENT-CONSENT
        SOLICITATION-PROSPECTUS?

A: This document serves as both a joint proxy statement and consent solicitation of About and PRIMEDIA and a prospectus of PRIMEDIA. As a joint proxy statement and consent solicitation, it is being provided by About to its stockholders because About's board of directors is soliciting the affirmative vote of those stockholders to the adoption of the merger agreement, and it is being provided by PRIMEDIA to its common stockholders because PRIMEDIA's board of directors is soliciting the consent of its stockholders to issue PRIMEDIA common stock in connection with the merger agreement. As a prospectus, it is being provided by PRIMEDIA to holders of About stock because
        PRIMEDIA is offering shares of its common stock in exchange for shares of About stock if the merger is completed.

Q:      WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement-consent solicitation-prospectus or the enclosed proxy card, consent card or voting instructions, you should contact:

      -  IF YOU ARE A PRIMEDIA STOCKHOLDER:
         PRIMEDIA Inc.
         745 Fifth Avenue
         New York, New York 10151
         Attention: Warren Bimblick
         Telephone: (212) 745-0100
         e-mail: wbimblick@primedia.com

      -  IF YOU ARE AN ABOUT STOCKHOLDER:
         About.com, Inc.                      or   Beacon Hill Partners, Inc.
         1440 Broadway                             90 Broad Street
         19th Floor                                New York, New York 10004
         New York, New York 10018                  Telephone: (800) 357-8212
         Attention: Investor Relations
         Telephone: (212) 204-4000

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION IN THIS JOINT PROXY STATEMENT-CONSENT SOLICITATION-PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE JOINT PROXY STATEMENT-CONSENT SOLICITATION-PROSPECTUS AND THE OTHER DOCUMENTS WE REFER YOU TO FOR A MORE COMPLETE UNDERSTANDING OF THE MATTERS BEING CONSIDERED AT THE SPECIAL MEETING AND IN THE CONSENT SOLICITATION. IN ADDITION, WE INCORPORATE BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT PRIMEDIA AND ABOUT INTO THIS JOINT PROXY STATEMENT-CONSENT SOLICITATION-PROSPECTUS. YOU MAY OBTAIN THE INFORMATION INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT-CONSENT SOLICITATION-PROSPECTUS WITHOUT CHARGE BY FOLLOWING THE INSTRUCTIONS IN THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" THAT BEGINS ON PAGE 98 OF THIS JOINT PROXY STATEMENT-CONSENT SOLICITATION-PROSPECTUS.

THE COMPANIES

PRIMEDIA INC.

745 Fifth Avenue
New York, New York 10151
(212) 745-0100

    PRIMEDIA is a targeted media company with leading positions in consumer and business-to-business markets. PRIMEDIA's properties utilize the "full media arsenal" to deliver content via print (magazines and directories), video (satellite and cable), live events (trade and consumer shows) and the Internet (nearly 300 sites). PRIMEDIA's products serve highly specialized niches and capitalize on the growing trend toward targeted rather than mass information distribution.

    Many of PRIMEDIA's products, such as its enthusiast magazines, business-to-business products, CHANNEL ONE NEWS and the consumer guides afford advertisers with an opportunity to directly reach niche market audiences. In 1999, 49% of PRIMEDIA's total revenues were from "lead generation" advertising, bringing the advertisers and customers together and providing a springboard for on-line communities.

    PRIMEDIA has exploited the Internet to take advantage of the opportunities that this medium affords its targeted media properties. PRIMEDIA has numerous Internet initiatives which expand its role in its targeted markets, and provide sources of additional revenue from content delivery, advertising, subscriptions and e-commerce. The Internet provides PRIMEDIA with various alternatives to grow beyond traditional operations. Activities include partnerships with other Internet businesses and assets for equity transactions. In addition, PRIMEDIA Ventures, PRIMEDIA's venture capital vehicle, invests in early stage Internet and other technology opportunities such as e-commerce services, enterprise software applications and advertising-related technologies.

ABOUT.COM, INC.

1440 Broadway, 19th Floor
New York, New York 10018
(212) 204-4000

    About.com is a platform comprised of a network of more than 700 highly-targeted, topic-specific web sites. About's network is differentiated by the high quality and depth of content it provides to users through the efforts of knowledgeable human guides who manage the sites, the volume of sites in its network and the consistency of site structure and design across the network. The sites provide high-quality original articles, moderated forums and chat rooms, newsletters, easy access to related sites, tools, and functionality within the About.com network and extensive hand-picked links to web sites outside of About.com. About pre-screens, trains, and monitors its guides to ensure quality and consistency across About.com's network.

    About's extended network includes the Luna Network, a cooperative marketing program that allows About to create strategic partnerships with high-quality independent web sites that complement About's sites, and Sprinks, an auction-based online advertising purchasing system that allows users to create text-link advertisements for placement within About's topic sites. About currently has over 1,100 Luna partners and approximately 4,000 Sprinks advertisers.

    The About network has been one of the fastest growing properties among the top 25 Internet properties ranked by Jupiter Media Metrix since the launch of the About.com brand in May 1999. According to Jupiter Media Metrix, approximately 22.2 million unique users in the United States visited About.com in October 2000, making About.com the seventh largest Internet property overall.

    About believes that the design of its network provides an attractive advertising and electronic commerce platform for reaching highly concentrated groups of users. Because the About.com network is organized into channels of related sites, About.com provides advertisers and electronic commerce marketers the ability to access specific audiences through its highly targeted sites or use its channels or network to reach broader audiences.

THE MERGER (SEE PAGE 36)

    PRIMEDIA and About have entered into a merger agreement that provides for the merger of a newly-formed and wholly-owned subsidiary of PRIMEDIA with and into About. As a result, About will become a wholly-owned subsidiary of PRIMEDIA. Stockholders of About will become stockholders of PRIMEDIA, and each share of About stock will be exchanged for the right to receive 2.3409 shares of PRIMEDIA common stock. We urge you to read carefully the entire merger agreement, which is attached as Annex D to this joint proxy statement-consent solicitation-prospectus.

THE PRIMEDIA CONSENT SOLICITATION (SEE PAGE 32)

    The PRIMEDIA consent solicitation will expire at the close of business on
  -  , 2001.

THE ABOUT SPECIAL MEETING (SEE PAGE 33)

    The About special meeting will be held at [Address], New York, New York on
  - , 2001, starting at 10:00 a.m., local time. At the About special meeting, About's stockholders will be asked to adopt the merger agreement.

RECORD DATES; VOTES REQUIRED (SEE PAGE 33)

    PRIMEDIA CONSENT SOLICITATION. If you owned shares of PRIMEDIA common stock at the close of business on November 9, 2000, you are entitled to receive notice of this joint proxy statement-consent solicitation-prospectus and give your consent to the issuance of PRIMEDIA common stock in connection with the merger agreement. On that date there were 167,733,602 shares of PRIMEDIA common stock outstanding, approximately 79.0% of which were owned and entitled to be voted by PRIMEDIA directors and executive officers and their affiliates.

    You can cast one vote for each share of PRIMEDIA common stock you own. The consent of a majority of the outstanding shares of PRIMEDIA common stock is required for approval of the issuance of PRIMEDIA common stock in connection with the merger agreement, which consent has already been obtained.

    ABOUT SPECIAL MEETING. You may vote at the About special meeting if you owned shares of About stock at the close of business on - , 2000. On that date there were - shares of About stock outstanding, - % of which were owned and entitled to be voted by About directors and executive officers and their affiliates.

    You can cast one vote for each share of About stock you own. The affirmative vote of a majority of the outstanding shares of About stock is required for adoption of the merger agreement by the About stockholders. Holders of approximately 7.7% of the outstanding About stock have already agreed to vote in favor of the adoption of the merger agreement.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS (SEE PAGES 39 AND 41)

    PRIMEDIA STOCKHOLDERS. The PRIMEDIA board of directors has determined that the merger, the merger agreement and related agreements are fair to and in the best interests of PRIMEDIA and its stockholders and unanimously recommends that PRIMEDIA stockholders consent to the issuance of PRIMEDIA common stock in connection with the merger agreement.

    ABOUT STOCKHOLDERS. The About board of directors has determined that the merger, the merger agreement and related agreements are fair to and in the best interests of About and its stockholders and unanimously recommends that the About stockholders vote FOR the adoption of the merger agreement.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 43, 49 AND 55)

    OPINIONS OF PRIMEDIA'S FINANCIAL ADVISORS. In deciding to approve the merger, the PRIMEDIA board of directors considered the opinions of its financial advisor, Wit SoundView Corporation, that, as of October 29, 2000, and subject to and based on the qualifications and assumptions set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to PRIMEDIA and PRIMEDIA's common stockholders, and its financial advisor, Merrill Lynch & Co., that, as of October 29, 2000, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to PRIMEDIA. The full text of these opinions are attached as Annexes A and B to this joint proxy statement-consent solicitation-prospectus. PRIMEDIA urges its stockholders to read these opinions in their entirety.

    OPINION OF ABOUT'S FINANCIAL ADVISOR. In deciding to approve the merger, the About board of directors considered the opinion of its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, that, as of October 29, 2000, and based on and subject to the assumptions, limitations and qualifications set forth in its opinion, the consideration to be received by the holders of About stock pursuant to the merger agreement was fair to the holders of About stock from a financial point of view. The full text of this opinion is attached as Annex C to this joint proxy statement-consent solicitation-prospectus. About urges its stockholders to read that opinion in its entirety.

APPRAISAL RIGHTS (SEE PAGE 67)

    Under Delaware law, the common stockholders of PRIMEDIA and About are not entitled to appraisal rights in connection with the merger.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (SEE PAGE 60)

    Some of the directors and executive officers of About have interests in the merger that are different from, or are in addition to, the interests of stockholders of About. These interests include the appointment to senior management positions at PRIMEDIA and/or About following the merger, employment agreements, share lock-up agreements, rights under stock-based benefit programs and awards and the right to continued indemnification and insurance coverage by PRIMEDIA for acts or omissions occurring prior to the merger. The board of directors of About considered these interests when deciding to approve the merger.

ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 65)

    The transactions contemplated by the merger agreement will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles.

BOARD OF DIRECTORS AND MANAGEMENT AFTER THE MERGER (SEE PAGE 62)

    Following the merger, the board of directors of PRIMEDIA will consist of ten directors. The board will include Scott P. Kurnit, currently the Chairman and Chief Executive Officer of About. Mr. Kurnit will also be the Chief Internet Officer of PRIMEDIA and the Chief Executive Officer of About following the merger. William C. Day will continue to be the President and Chief Operating Officer of About following the merger.

    Thomas S. Rogers will continue to be the Chairman and Chief Executive Officer of PRIMEDIA following the merger and Charles G. McCurdy will continue to be the President of PRIMEDIA following the merger.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 67)

    We may not complete the merger unless the following conditions are satisfied or, where permitted, waived:

    - the merger agreement must be adopted by holders of a majority of the outstanding shares of About stock;

    [- we must obtain the required regulatory approvals from domestic governmental entities;]

    - no legal prohibition to completion of the merger may be in effect;

    - the PRIMEDIA common stock to be issued in the merger must have been approved for listing on the New York Stock Exchange;

    - our respective representations and warranties in the merger agreement must be true and correct, subject to exceptions that would not have a material adverse effect on PRIMEDIA following the merger;

    - we must have complied in all material respects with our respective covenants in the merger agreement; and

    - we must each receive an opinion of tax counsel that the merger will qualify as a tax-free reorganization.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEES (SEE PAGE 70)

    We may jointly agree to terminate the merger agreement at any time. Either of us may also terminate the merger agreement if:

    - the merger is not completed on or before June 30, 2001, except that this termination right is not available to a party whose failure to comply with the merger agreement resulted in the failure to complete the merger by that date;

    - the approval of About's stockholders is not obtained by reason of the failure to obtain the required vote at its stockholders' meeting;

    - any governmental entity that must grant an approval has denied approval of the merger and the denial has become final and nonappealable or any governmental entity issues a final order or ruling or takes any other final action restraining, enjoining or otherwise prohibiting the merger, and the order, ruling or other action has become final and nonappealable;

    - the other party breaches any of its representations and warranties contained in the merger agreement which could reasonably be expected to have a material adverse effect upon the non-breaching party or materially adversely effect or delay the completion of the merger; or

    - a party fails to cure within ten days following notice of any breach of a covenant or agreement contained in the merger agreement which could reasonably be expected to have a material adverse effect upon the non-breaching party or materially adversely effect or delay the completion of the merger.

    In addition, PRIMEDIA may terminate the merger agreement if:

    - About's board of directors fails to recommend or withdraws, modifies or amends in any respect adverse to PRIMEDIA its approval or recommendation of the merger agreement, the merger, or any of the related transactions, or approves or recommends a superior proposal;

    - About breaches any of its non-solicitation obligations under the merger agreement; or

    - any person or group becomes the beneficial owner of at least 25% of About's stock or acquires 25% or more of the assets of About and its subsidiaries, taken as a whole.

    The merger agreement provides that in several circumstances described more fully on pages 71 and 72, About may be required to pay a termination fee to PRIMEDIA of $23.5 million. This fee generally would be payable only if the merger agreement is terminated after a third party has made a proposal to acquire About. The termination fee could discourage other companies from seeking to acquire or merge with About. In addition, if the merger agreement is terminated, About may also be required to pay PRIMEDIA's out-of-pocket expenses and fees in connection with the merger agreement of up to $1 million.

MARKET PRICES AND DIVIDENDS

    PRIMEDIA's common stock trades on the New York Stock Exchange under the symbol "PRM". About's stock trades on the Nasdaq National Market under the symbol "BOUT". The table below shows the closing prices of the PRIMEDIA and About common stock and the pro forma equivalent per share value of About stock at the close of the regular trading session on October 27, 2000, the last
trading day before our public announcement of the merger, and   -  , 2000 the
last trading day for which that information was available before mailing of this joint proxy statement-consent solicitation-prospectus.

                                                                                  ABOUT PRO FORMA
            DATE               PRIMEDIA CLOSING PRICE   ABOUT CLOSING PRICE        EQUIVALENT(A)
            ----               ----------------------   -------------------        -------------
October 27, 2000.............          $15.25                  $23.88                 $35.70
-, 2000......................          $                       $                      $

------------------------

(a) The About pro forma equivalent per share value of About stock is calculated by multiplying the PRIMEDIA closing price by the exchange ratio of 2.3409.

    The following table sets forth the high and low sale prices for PRIMEDIA common stock and About stock. Neither PRIMEDIA nor About has declared dividends on its common stock. The prices are as reported on the New York Stock Exchange and on the Nasdaq National Market, respectively, based on published financial sources.

                                                                     PRIMEDIA
                                                                   COMMON STOCK                         ABOUT STOCK
                                                         ---------------------------------   ----------------------------------
CALENDAR QUARTERS                                             HIGH               LOW               HIGH               LOW
-----------------                                        ---------------   ---------------   ----------------   ---------------
                                                                (DOLLARS PER SHARE)                 (DOLLARS PER SHARE)
1998
  First Quarter........................................  $        14.88    $        11.81                 n/a               n/a
  Second Quarter.......................................  $        15.00    $        12.81                 n/a               n/a
  Third Quarter........................................  $        13.81    $         9.25                 n/a               n/a
  Fourth Quarter.......................................  $        11.94    $         9.63                 n/a               n/a

1999
  First Quarter (From March 24 for About)..............  $        14.00    $        11.63    $          89.50   $         46.44
  Second Quarter.......................................  $        17.75    $        13.56    $         100.00   $         23.00
  Third Quarter........................................  $        17.19    $        11.00    $          58.75   $         19.50
  Fourth Quarter.......................................  $        16.50    $        10.88    $          94.75   $         40.50

2000
  First Quarter........................................  $        34.88    $        15.50    $         105.81   $         59.88
  Second Quarter.......................................  $        32.00    $        18.06    $          88.38   $         22.50
  Third Quarter........................................  $        22.31    $        16.00    $          45.88   $         25.63
  Fourth Quarter (Through December 6)..................  $        17.00    $         7.00    $          33.44   $         14.69

    We urge you to obtain current market quotations. Because the exchange ratio is fixed in the merger agreement and neither PRIMEDIA nor About has the right to terminate the merger agreement based on changes in either party's stock price, THE MARKET VALUE OF THE PRIMEDIA COMMON STOCK THAT ABOUT STOCKHOLDERS RECEIVE IN THE MERGER MAY VARY SIGNIFICANTLY FROM THE PRICES SHOWN IN THE TABLES ABOVE.

    SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following financial information is to aid you in your analysis of the financial aspects of the merger. The following tables present selected historical consolidated financial data of PRIMEDIA, selected historical consolidated financial data of About and selected unaudited pro forma consolidated financial data reflecting the merger.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PRIMEDIA

    The selected historical consolidated operating and balance sheet data of PRIMEDIA are derived from the audited historical financial statements of PRIMEDIA contained in PRIMEDIA's Annual Reports on Form 10-K for each of the years in the five-year period ended December 31, 1999 and from the unaudited financial statements of PRIMEDIA contained in PRIMEDIA's Quarterly Report on Form 10-Q for the period ended September 30, 2000. The historical data is only a summary, and should be read in conjunction with the historical financial statements and related notes contained in the Form 10-K for the year ended December 31, 1999 and the Form 10-Q for the quarter ended September 30, 2000, which have been incorporated by reference into this joint proxy statement-consent solicitation-prospectus. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. The results of operations as of and for the nine months ended
September 30, 2000 are not necessarily indicative of PRIMEDIA's results for any other interim period or for the full year.

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,                              YEARS ENDED DECEMBER 31,
                                  -------------------------   -------------------------------------------------------------------
                                     1999          2000          1995          1996          1997          1998          1999
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Sales, net......................  $ 1,260,454   $ 1,231,624   $ 1,046,329   $ 1,374,449   $ 1,487,595   $ 1,573,573   $ 1,716,102
Depreciation....................       36,350        39,760        25,761        38,233        37,334        42,214        47,653
Amortization....................      126,676        98,279       166,515       152,469       146,831       176,755       176,361
Other (income) charges(1).......       22,000        19,084        50,114            --       138,640        (7,216)       62,208
Operating income (loss)(2)......       59,186        15,201       (26,275)       85,901       (20,793)      118,157        54,332
Interest expense................      123,965       109,434       105,837       124,601       136,625       144,442       164,909
Income tax benefit
  (expense)(3)..................           --            --        59,600        53,300         1,685            --        (6,500)
Income (loss) before
  extraordinary charge..........      (67,975)      (89,518)      (75,435)       17,597      (157,439)      (37,736)     (120,113)
Extraordinary
  charge-extinguishment of
  debt(4).......................           --            --            --        (9,553)      (15,401)           --            --
Net income (loss)(2)............      (67,975)      (89,518)      (75,435)        8,044      (172,840)      (37,736)     (120,113)
Preferred stock dividends(5)....       39,796        39,797        28,978        43,526        65,073        63,285        53,062
Loss applicable to common
  shareholders..................     (107,771)     (129,315)     (104,413)      (35,482)     (237,913)     (101,021)     (173,175)
Basic and diluted loss
  applicable to common
  shareholders per common
  share(2)(6):
  Loss before extraordinary
    charge......................  $      (.74)  $      (.81)  $      (.92)  $      (.20)  $     (1.72)  $      (.71)  $     (1.19)
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
  Net loss......................  $      (.74)  $      (.81)  $      (.92)  $      (.27)  $     (1.84)  $      (.71)  $     (1.19)
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Basic and diluted common shares
  outstanding...................  145,008,251   158,977,115   113,218,711   128,781,518   129,304,900   142,529,024   145,418,441

                                            NINE
                                        MONTHS ENDED
                                        SEPTEMBER 30,                              YEARS ENDED DECEMBER 31,
                                  -------------------------   -------------------------------------------------------------------
                                     1999          2000          1995          1996          1997          1998          1999
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OTHER DATA:
EBITDA(7).......................  $   244,212   $   172,324   $   216,115   $   276,603   $   302,012   $   329,910   $   340,554
Additions to property, equipment
  and other, net................       43,198        53,595        23,414        28,790        31,108        55,238        69,488
Net cash provided by (used in)
  operating activities..........       40,704       (22,009)       64,062       150,192       125,360       140,804       107,298
Net cash provided by (used in)
  investing activities..........     (125,724)       (3,412)     (318,712)     (721,709)     (185,725)     (609,621)      186,081
Net cash provided by (used in)
  financing activities..........       90,531        26,421       263,644       580,946        46,688       470,377      (289,256)

                                                AT
                                           SEPTEMBER 30,                                 AT DECEMBER 31,
                                     -------------------------   ----------------------------------------------------------------
                                        1999          2000          1995         1996         1997         1998          1999
                                     -----------   -----------   ----------   ----------   ----------   -----------   -----------
                                                                        (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..........  $    30,049   $    29,661   $   27,226   $   36,655   $   22,978   $    24,538   $    28,661
Working capital(8).................      (58,961)     (180,352)     (56,560)     (44,705)    (146,245)     (234,045)     (200,458)
Intangible assets, gross...........    3,005,378     2,801,693    1,996,564    2,649,805    2,508,650     3,171,598     3,024,955
  Less: accumulated amortization...      882,792     1,181,575      762,393      896,824      736,597       914,854     1,189,599
                                     -----------   -----------   ----------   ----------   ----------   -----------   -----------
Intangible assets, net.............    2,122,586     1,620,118    1,234,171    1,752,981    1,772,053     2,256,744     1,835,356
Total assets.......................    3,054,524     2,661,541    1,881,416    2,552,215    2,485,990     3,041,074     2,714,552
Long-term debt(9)..................    2,098,888     1,605,217    1,146,697    1,577,469    1,682,224     1,956,997     1,732,896
Exchangeable preferred stock.......      558,969       560,916      231,606      442,729      470,280       557,841       559,689
                                     -----------   -----------   ----------   ----------   ----------   -----------   -----------
Shareholders' equity (deficiency):
  Common stock.....................  $     1,482   $     1,669   $    1,259   $    1,283   $    1,298   $     1,470   $     1,483
  Additional paid-in capital.......      986,320     1,342,626      748,194      772,642      780,191       979,720       986,649
  Accumulated deficit..............   (1,137,803)   (1,332,522)    (655,616)    (691,098)    (929,011)   (1,030,032)   (1,203,207)
  Accumulated other comprehensive
    income (loss)..................       (1,609)     (132,619)      (1,275)      (1,270)      (1,543)       (1,720)       87,364
  Unearned stock grant
    compensation...................           --        (8,188)          --           --           --            --       (15,250)
  Common stock in treasury, at
    cost...........................      (42,799)       (1,663)          --           --      (13,158)      (33,141)       (1,277)
                                     -----------   -----------   ----------   ----------   ----------   -----------   -----------
Total shareholders' equity
  (deficiency).....................  $  (194,409)  $  (130,697)  $   92,562   $   81,557   $ (162,223)  $   (83,703)  $  (144,238)
                                     ===========   ===========   ==========   ==========   ==========   ===========   ===========

------------------------------

(1) Represents non-cash compensation and non-cash non-recurring charges of $26,900 for the nine months ended September 30, 2000, a provision for severance, closures and integration costs of $19,008 and $22,000 for the nine-months ended September 30, 2000 and 1999, respectively, (gain) loss on the sales of businesses and other, net of ($26,824), ($235,580), ($7,216), $138,640 and $35,447 for the nine months ended September 30, 2000, and for the years ended December 31, 1999, 1998, 1997 and 1995, respectively, provisions for the impairment of long-lived assets and product-line closures of $297,788 for the year ended December 31, 1999, and another non-recurring provision of $14,667 for the year ended December 31, 1995.

(2) The adoption of a change in method of accounting for internal use software costs effective January 1, 1998, resulted in an increase in operating income, an equal decrease in net loss and a decrease in basic and diluted loss per common share of approximately $9,000 ($.06 per share) and $12,450 ($.09 per share) for the years ended December 31, 1999 and December 31, 1998, respectively.

(3) At December 31, 1999, 1998 and 1997, PRIMEDIA's management determined that no adjustment to net deferred income tax assets was required. In prior years, management determined that a portion of the net deferred income tax assets would likely be realized and accordingly, PRIMEDIA recorded an income tax benefit of $53,300 in 1996 and $59,600 in 1995. For the year ended December 31, 1997, PRIMEDIA recorded an income tax carryback claim of $1,685. In 1999, PRIMEDIA recorded income tax expense of $6,500 related to a provision for current state and local taxes incurred as a result of the gain on the sale of the supplemental education group. At September 30, 2000, PRIMEDIA had net operating loss and capital loss carryforwards of approximately $1,057,000 which will be available to reduce future taxable income. In addition, management estimates that approximately $927,000 of unamortized goodwill and other intangible assets will be available as deductions from any future taxable income.

(4) Represents the write-off of unamortized deferred financing costs and the premiums paid on the redemptions of PRIMEDIA's 10 5/8% Senior Notes.

(5) Includes the premiums paid on the redemptions of PRIMEDIA's $11.625 Series B Exchangeable Preferred Stock and PRIMEDIA's $2.875 Senior Exchangeable Preferred Stock in 1998 and 1997, respectively. In 1997, PRIMEDIA recorded a preferred stock dividend accrual in the amount of $9,517. Of the total dividend accrual recorded in 1997, the amounts that relate to prior periods were not material.

(6) Basic and diluted loss per common share, as well as the basic and diluted common shares outstanding, were computed as described in Note 15 of the notes to the audited consolidated financial statements incorporated by reference in this joint proxy statement-consent solicitation-prospectus.

(7) Represents earnings before interest, taxes, depreciation, amortization and other (credits) and charges including non-cash compensation and non-cash non-recurring charges of $26,900, gain on sale of businesses and other, net of ($26,824) and a provision for severance, closures and integration costs of $19,008 for the nine months ended September 30, 2000, a provision for severance, closures and integration costs of $22,000 for the nine months ended September 30, 1999, an impairment provision for long-lived assets of $275,788, a provision for severance, closures and integration costs of $22,000 and gain on the sales of businesses and other, net of $(235,580) for the year ended December 31, 1999, (gain) loss on the sales of businesses and other, net of $(7,216), $138,640 and $35,447 in 1998, 1997 and 1995,
    respectively, and a provision for non-recurring charges of $14,667 in 1995. EBITDA is not intended to represent cash flow from operating activities and should not be considered as an alternative to net income (loss) (as determined in conformity with generally accepted accounting principles) as an indicator of PRIMEDIA's operating performance or to cash flows as a measure of liquidity. PRIMEDIA believes EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of PRIMEDIA's operating performance relative to other companies in its industry. EBITDA should not be considered in isolation or as a substitute for other measures of financial performance or liquidity. The primary difference between EBITDA and cash flows provided by operating activities relates to changes in working capital requirements and payments made for interest and income taxes. EBITDA as presented may not be comparable to similarly titled measures reported by other companies, since not all companies necessarily calculate EBITDA in identical manners, and therefore, are not necessarily accurate measures of comparisons between companies.

(8) Includes current maturities of long-term debt and net assets held for sale, where applicable. Consolidated working capital reflects certain industry working capital practices and accounting principles, including the expensing of certain editorial and product development costs when incurred and the recording of deferred revenue from subscriptions as a current liability. Advertising costs are expensed when the promotional activities occur except for certain direct-response advertising costs which are capitalized and amortized over the estimated period of future benefit.

(9) Excludes current maturities of long-term debt.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ABOUT

    The selected historical consolidated financial data of About have been derived from the historical consolidated financial statements and related notes of About, which are incorporated by reference in this joint proxy statement-consent solicitation-prospectus. Interim unaudited data as of September 30, 1999 and 2000 and for the nine months ended September 30, 2000 and 1999 reflect, in the opinion of About's management, all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of that data. Results for the nine months ended September 30, 2000 do not necessarily indicate results that may be obtained for any other interim period or for the year as a whole.

                                                                               PERIOD FROM
                                                                                JUNE 27,
                                                     AS OF OR FOR THE NINE        1996
                                                            MONTHS             (INCEPTION)     AS OF OR FOR THE YEAR ENDED
                                                      ENDED SEPTEMBER 30,        THROUGH               DECEMBER 31,
                                                    -----------------------   DECEMBER 31,    ------------------------------
                                                      1999         2000           1996          1997       1998       1999
                                                    ---------   -----------   -------------   --------   --------   --------
                                                          (UNAUDITED)
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..........................................  $  13,958    $ 62,755        $    --      $    391   $  3,722   $ 26,962
Cost of revenues..................................      9,336      23,466             91         1,931      4,189     13,981
Non-cash compensation.............................      3,626       3,049             --            --         27      3,630
                                                    ---------    --------        -------      --------   --------   --------
Gross profit (loss)...............................        996      36,240            (91)       (1,540)      (494)     9,351
Operating expenses:
  Sales and marketing.............................     36,290      34,675            241         1,761      7,890     48,597
  General and administrative......................      5,704      14,021          1,101         1,994      2,944      8,772
  Product development.............................      5,191      13,973            948         3,046      3,113      8,386
  Non-cash compensation...........................        857         665             --            --        451      1,099
  Amortization of goodwill and other intangible
    assets........................................        240      26,326             --            --         --        967
                                                    ---------    --------        -------      --------   --------   --------
Total operating expenses..........................     48,282      89,660          2,290         6,801     14,398     67,821
                                                    ---------    --------        -------      --------   --------   --------
Loss from operations..............................    (47,286)    (53,420)        (2,381)       (8,341)   (14,892)   (58,470)
Other income (expense), net.......................      1,499       6,800            (57)         (299)      (686)     3,375
                                                    ---------    --------        -------      --------   --------   --------
Net loss..........................................    (45,787)    (46,620)        (2,438)       (8,640)   (15,578)   (55,095)
Cumulative dividends and accretion of convertible
  preferred stock to liquidation value............       (660)         --             --            --     (1,230)      (660)
                                                    ---------    --------        -------      --------   --------   --------
Net loss attributable to common stockholders......  $ (46,447)   $(46,620)       $(2,438)     $ (8,640)  $(16,808)  $(55,755)
                                                    =========    ========        =======      ========   ========   ========
Basic and diluted net loss per common share.......  $   (5.08)   $  (2.64)       $ (1.20)     $  (4.94)  $  (9.71)  $  (5.30)
                                                    =========    ========        =======      ========   ========   ========
Weighted average shares outstanding used in basic
  and diluted net loss per common share
  calculation.....................................      9,139      17,676          2,035         1,749      1,732     10,519
                                                    =========    ========        =======      ========   ========   ========
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.........................  $  47,767    $ 53,225        $ 1,647      $    303   $ 10,644   $ 74,780
Working capital (deficit).........................     39,303     118,604          1,195        (3,098)     4,231    157,943
Total assets......................................     65,558     298,556          2,039         1,357     15,658    242,081
Convertible notes payable.........................         --          --             --         4,851         --         --
Notes payable, excluding current portion..........        562         106          3,972         3,630        621        695
Convertible preferred stock.......................         --          --             --            --     32,072         --
Total stockholders' (deficit) equity..............     49,633     279,764         (2,425)      (10,944)   (24,662)   225,160

            SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following selected unaudited pro forma consolidated operating and balance sheet data of PRIMEDIA are derived from the unaudited pro forma consolidated financial statements contained herein. This information should be read in conjunction with the audited consolidated financial statements of PRIMEDIA and About, the unaudited interim consolidated financial statements of PRIMEDIA and About, the selected historical consolidated financial data and the unaudited pro forma consolidated financial information included elsewhere or incorporated by reference herein. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies.

                                                                 NINE MONTHS
                                                                    ENDED              YEAR ENDED
                                                             SEPTEMBER 30, 2000    DECEMBER 31, 1999
                                                             -------------------   ------------------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                             AMOUNTS)
OPERATING DATA (1):
Sales, net.................................................     $  1,294,379           $  1,743,064
Depreciation...............................................           44,145                 50,462
Amortization...............................................          221,130                340,162
Other charges (2)..........................................           39,504                109,772
Operating loss.............................................         (151,750)              (210,252)
Interest expense, net......................................          102,634                161,629
Income tax expense.........................................               --                  6,500
Net loss...................................................         (249,669)              (381,322)
Preferred stock dividends..................................           39,797                 53,722
Loss applicable to common shareholders.....................         (289,466)              (435,044)
Basic and diluted loss applicable to common shareholders
  per common share (3).....................................     $      (1.42)          $      (2.51)
                                                                ------------           ------------
Basic and diluted common shares outstanding (3)............      203,481,644            173,167,564

OTHER DATA:
EBITDA (4).................................................    $    153,029      $    290,144

                                                             AT SEPTEMBER 30,
                                                                   2000
                                                             ----------------
BALANCE SHEET DATA (1):
Cash and cash equivalents..................................    $     85,248
Working capital deficiency (5).............................         (78,386)
Intangible assets, net.....................................       2,111,521
Total assets...............................................       3,342,610
Long-term debt (6).........................................       1,605,217
Exchangeable preferred stock...............................         560,916
                                                               ------------
Shareholders' equity
  Common stock.............................................           2,123
  Additional paid-in capital...............................       2,067,684
  Accumulated deficit......................................      (1,332,522)
  Accumulated other comprehensive loss.....................        (132,619)
  Unearned stock grant compensation........................         (90,433)
  Common stock in treasury, at cost........................          (1,663)
                                                               ------------
Total shareholders' equity.................................    $    512,570
                                                               ============

--------------------------

(1) The 1999 and 2000 pro forma consolidated operating data include the operating results of About as if the merger occurred on January 1, 1999. The 2000 pro forma consolidated balance sheet data include the financial position of About as if the merger occurred on September 30, 2000. See notes to Unaudited Pro Forma Consolidated Financial Statements.

(2) Represents non-cash compensation and non-cash non-recurring charges of $47,320 in 2000, a provision for severance, closures and integration costs of $19,008 in 2000, gain on the sales of businesses and other, net of $26,824 in 2000 and $235,580 in 1999, non-cash compensation of $47,564 in
    1999 and a provision for the impairment of long-lived assets and product-line closures of $297,788 in 1999.

(3) Basic and diluted loss per common share, as well as the basic and diluted common shares outstanding, were computed as described in the notes to the Unaudited Pro Forma Consolidated Financial Statements.

(4) Represents earnings before interest, taxes, depreciation, amortization and other (credits) and charges including non-cash compensation and non-cash non-recurring charges of $47,320, gain on sale of businesses and other, net of $26,824 and a provision for severance, closures and integration costs of $19,008 for the nine months ended September 30, 2000, non-cash compensation of $47,564, an impairment provision for long-lived assets of $275,788, a provision for severance, closures and integration costs of $22,000 and gain on the sales of businesses and other, net of $235,580 for the year ended December 31, 1999. EBITDA is not intended to represent cash flow from operating activities and should not be considered as an alternative to net income (loss) (as determined in conformity with generally accepted accounting principles) as an indicator of PRIMEDIA's operating performance or to cash flows as a measure of liquidity. PRIMEDIA believes EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of PRIMEDIA's operating performance relative to other companies in the media industry. EBITDA should not be considered in isolation or as a substitute for other measures of financial performance or liquidity. The primary difference between EBITDA and cash flows provided by operating activities relates to changes in working capital requirements and payments made for interest and income taxes. EBITDA as presented may not be comparable to similarly titled measures reported by other companies, since not all companies necessarily calculate EBITDA in identical manners, and therefore, are not necessarily accurate measures of comparisons between companies.

(5) Includes current maturities of long-term debt and net assets held for sale.

(6) Excludes current maturities of long-term debt.

                      UNAUDITED COMPARATIVE PER SHARE DATA

    The following table summarizes per share information for PRIMEDIA and About on a historical, pro forma consolidated and equivalent pro forma consolidated basis. The following information should be read in conjunction with the audited consolidated financial statements of PRIMEDIA and About, the unaudited interim consolidated financial statements of PRIMEDIA and About, the selected historical consolidated financial data and the unaudited pro forma consolidated financial information included elsewhere or incorporated by reference herein. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies.

    The historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period. The pro forma consolidated loss per share is computed by dividing the pro forma loss applicable to common shareholders by the pro forma weighted average number of shares outstanding. The pro forma consolidated book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of common shares outstanding at the end of the period which includes 43,218,375 shares to be issued as a result of the merger (using an exchange ratio of 2.3409), based on estimated About shares outstanding of 18,462,290 and assuming the exercise of 72,800 About stock options which are vested or will become vested prior to or as a result of the merger and the issuance of 2,955,450 shares of restricted PRIMEDIA common stock to Messrs. Kurnit and Day. The About equivalent unaudited pro forma consolidated per share amounts are calculated by multiplying the PRIMEDIA pro forma consolidated per share amounts by the exchange ratio of 2.3409 provided under the terms of the merger agreement. You should read the information below in conjunction with the financial statements and accompanying notes that are incorporated by reference in this joint proxy statement-consent solicitation-prospectus and with the unaudited pro forma consolidated financial data included under "Selected Unaudited Pro Forma Consolidated Financial Data."

                                                                  FOR THE
                                                                NINE MONTHS            FOR THE
                                                                   ENDED             YEAR ENDED
                                                             SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                                             ------------------   -----------------
PRIMEDIA COMMON STOCK:

Loss per Share:
  Basic and Diluted:
    Historical.............................................        $(0.81)              $(1.19)
    Pro Forma Consolidated.................................        $(1.42)              $(2.51)

Book Value Per Share at Period End
  Historical...............................................        $(0.78)              $(0.97)
  Pro Forma Consolidated...................................        $ 2.41

ABOUT COMMON STOCK:

Loss per Share:
  Basic and Diluted:
    Historical.............................................        $(2.64)              $(5.30)
    Pro Forma Equivalent(a)................................        $(3.32)              $(5.88)

Book Value Per Share at Period End
  Historical...............................................        $15.15               $13.92
  Pro Forma Equivalent(a)..................................        $ 5.64

--------------------------

(a) The About pro forma equivalent per share amounts are calculated by multiplying the PRIMEDIA pro forma consolidated per share amounts by the exchange rate of 2.3409.

                                  RISK FACTORS

    The merger involves a high degree of risk. By voting in favor of the adoption of the merger agreement, About stockholders will be choosing to invest in PRIMEDIA common stock. An investment in PRIMEDIA common stock involves a high degree of risk. In addition to the other information contained or incorporated by reference in this joint proxy statement-consent solicitation-prospectus, both PRIMEDIA and About stockholders should carefully consider the following risk factors in deciding whether to vote for the merger. In addition, if the merger is not completed, holders of About stock may face additional risks which are specified below under "Risks Related to About's Business." Any of the following risks could seriously harm PRIMEDIA's or About's business and financial results and cause the value of PRIMEDIA's or About's securities to decline which, in turn, could cause you to lose all or part of your investment.

RISKS RELATING TO ABOUT'S PROPOSED MERGER WITH PRIMEDIA

ABOUT STOCKHOLDERS WILL RECEIVE A FIXED RATIO OF 2.3409 SHARES OF PRIMEDIA COMMON STOCK PER SHARE OF ABOUT STOCK.

    There will be no adjustment to this exchange ratio if the market price of either About stock or PRIMEDIA common stock fluctuates. The specific dollar value of PRIMEDIA common stock that About stockholders will receive upon completion of the merger will depend on the market value of PRIMEDIA common stock at the time of the merger. The share prices of both About stock and PRIMEDIA common stock are subject to price fluctuations in the market for publicly-traded equity securities and have each experienced significant volatility. We cannot predict the market prices for either About stock or PRIMEDIA common stock at any time before the completion of the merger or the market price for PRIMEDIA common stock after the completion of the merger. We encourage you to obtain current market quotations of PRIMEDIA common stock and About stock.

PRIMEDIA MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE MERGER.

    The success of the merger will depend, in part, on the ability of PRIMEDIA to realize the anticipated growth opportunities and synergies from combining the businesses of About with the businesses of PRIMEDIA. The integration of PRIMEDIA and About will be a complex, time consuming and expensive process and may disrupt PRIMEDIA's business if not completed in a timely and efficient manner. To realize the anticipated benefits of this combination, members of the management team of PRIMEDIA must develop strategies and implement a business plan that will:

    - effectively combine PRIMEDIA's media delivery systems with About's interactive services, technology and infrastructure;

    - successfully use the anticipated opportunities for cross-promotion and sales of the products and services of PRIMEDIA and About and for increasing revenues from advertising and e-commerce;

    - effectively and efficiently integrate the policies, procedures and operations of PRIMEDIA and About;

    - successfully retain and attract key employees of the combined company, including operating management and key technical personnel, during a period of transition and in light of the competitive employment market; and

    - while integrating the combined company's operations, maintain adequate focus on the core businesses of PRIMEDIA in order to take advantage of competitive opportunities and respond to competitive challenges.

    If members of the management team of PRIMEDIA and About are not able to develop strategies and implement a business plan that achieves these objectives, the anticipated benefits of the merger may not be realized.

OFFICERS AND DIRECTORS OF BOTH COMPANIES HAVE DIFFERENT INTERESTS FROM YOURS.

    Certain officers and directors of PRIMEDIA and About have certain interests in the merger and participate in certain arrangements that are different from, or are in addition to, those of PRIMEDIA and About stockholders generally. These include:

    - Scott P. Kurnit, the Chief Executive Officer and Chairman of the About board of directors, will become a member of the PRIMEDIA board of directors and will be the Chief Internet Officer of PRIMEDIA after the merger;

    - Mr. Kurnit held 1,302,097 shares of About stock as of October 29, 2000, which shares will be converted into an aggregate of 3,048,078 shares of PRIMEDIA common stock in the merger;

    - Mr. Kurnit held options to purchase 476,478 shares of About stock as of October 29, 2000, which will be assumed by PRIMEDIA in the merger;

    - William C. Day, President and Chief Operating Officer of About, held 70,780 shares of About stock as of October 29, 2000, which shares will be converted into an aggregate of 165,688 shares of PRIMEDIA common stock in the merger;

    - Mr. Day held options to purchase 640,282 shares of About stock as of October 29, 2000, which will be assumed by PRIMEDIA in the merger;

    - Messrs. Kurnit and Day have entered into employment agreements with PRIMEDIA, which will take effect only if the merger is completed;

    - Pursuant to their employment agreements, Messrs. Kurnit and Day will be issued additional options to purchase PRIMEDIA common stock and PRIMEDIA restricted share units upon completion of the merger;

    - Messrs. Kurnit and Day have entered into share lock-up agreements with PRIMEDIA, pursuant to which, among other things, PRIMEDIA has guaranteed that, during the first year after the effective date of the merger, they will receive specified proceeds upon the sale of a portion of their shares of PRIMEDIA common stock;

    - The options to purchase shares of About stock held by the About directors (other than Mr. Kurnit) will become immediately vested and exercisable; and

    - About officers and directors have continuing indemnification against certain liabilities.

    These interests may have influenced these officers and directors in supporting the adoption of the merger.

RISKS RELATED TO PRIMEDIA'S BUSINESS

PRIMEDIA HAS SUBSTANTIAL INDEBTEDNESS WHICH CONSUMES A SUBSTANTIAL PORTION OF THE CASH FLOW THAT IT GENERATES.

    PRIMEDIA has substantial indebtedness and expects to incur additional indebtedness under its credit facilities. PRIMEDIA had a ratio of consolidated debt to total equity (including all preferred stock and common stock subject to redemption) of 4.22 to 1 and 3.78 to 1 as of December 31, 1999 and September 30, 2000, respectively. The indebtedness of PRIMEDIA requires a substantial portion of PRIMEDIA's cash flow to be dedicated to the payment of principal and interest on indebtedness, which reduces funds available for capital expenditures and future business opportunities. For the fiscal year ended December 31, 1999, there were $14.3 million of scheduled maturities on outstanding indebtedness and PRIMEDIA made cash interest payments of $165.0 million. For the nine months ended September 30, 2000, there were $58.7 million of scheduled maturities on outstanding indebtedness and PRIMEDIA made cash interest payments of $108.2 million.

    At December 31, 1999 and September 30, 2000, borrowings under PRIMEDIA's credit facilities were approximately $1,050.5 million and $931.8 million, respectively. These borrowings bear interest at floating rates based on the federal funds rate, the prime lending rate or LIBOR. Increases in interest rates on indebtedness under PRIMEDIA's credit facilities would increase PRIMEDIA's interest payment obligations and could have an adverse effect on PRIMEDIA. The weighted average interest rate on PRIMEDIA's credit facilities was 6.92% for the year ended December 31, 1999 and 8.08% for the nine months ended September 30, 2000.

PRIMEDIA'S SUBSTANTIAL INDEBTEDNESS LIMITS ITS BUSINESS FLEXIBILITY BY IMPOSING OPERATING AND FINANCIAL RESTRICTIONS ON ITS OPERATIONS.

    The agreements governing PRIMEDIA's indebtedness impose specific operating and financial restrictions on PRIMEDIA. These restrictions prohibit or limit PRIMEDIA from, among other things:

    - changing the nature of its business;

    - incurring additional indebtedness;

    - creating liens on its assets;

    - selling assets;

    - engaging in mergers, consolidations or transactions with its affiliates;

    - making investments in or loans to specific subsidiaries;

    - making guarantees or specific restricted payments; and

    - declaring or making dividend payments on its common or preferred stock.

    Under PRIMEDIA's most restrictive debt covenants, PRIMEDIA must maintain a minimum interest coverage ratio of 1.8 to 1 and a minimum fixed charge coverage ratio of 1.05 to 1. For the fiscal year ended December 31, 1999, PRIMEDIA's interest coverage ratio and fixed charge coverage ratio was 2.25 to 1 and 1.30 to 1, respectively, and for the last 12 months ended September 30, 2000, PRIMEDIA's interest coverage ratio and fixed charge coverage ratio was 2.27 to 1 and 1.73 to 1, respectively. These restrictions, in combination with the leveraged nature of PRIMEDIA, could limit the ability of PRIMEDIA to effect future acquisitions or financings or otherwise restrict corporate activities. Failure to comply with the terms of these restrictions could result in the acceleration of the indebtedness governed by these agreements.

PRIMEDIA'S EARNINGS HAVE BEEN INSUFFICIENT TO PAY ITS FIXED CHARGES AND PREFERRED STOCK DIVIDENDS.

    PRIMEDIA's earnings were inadequate to cover fixed charges and fixed charges plus preferred stock dividends by $113.6 million and $166.7 million, respectively, for the year ended December 31, 1999 and by $89.5 million and $129.3 million, respectively, for the nine months ended September 30, 2000. Fixed charges consist of interest expense on long-term debt and other non-current obligations (including current maturities on long-term debt) and amortization of deferred financing costs. Such earnings have been reduced by net non-cash and non-recurring charges (including depreciation, amortization, provision for the impairment of long-lived assets, provision for severance, closures and integration costs, non-cash compensation and non-cash non-recurring charges, (gain) loss on the sale of businesses and other, net and non-cash interest expense) of approximately $288.1 million and $160.6 million for the year ended December 31, 1999 and the nine months ended
September 30, 2000, respectively. Adjusted to eliminate these non-cash charges, earnings would have exceeded fixed charges and fixed charges plus cash preferred stock dividends, by approximately $174.5 million and $121.4 million, respectively, for the year ended December 31, 1999 and $71.1 million and $31.3 million, respectively, for the nine months ended September 30, 2000. Based on historical evidence of PRIMEDIA's earnings exceeding fixed charges and fixed charges plus cash preferred dividends after eliminating non-cash charges, PRIMEDIA believes it will continue to generate sufficient cash flow to service its interest and dividend payments.

IT IS UNLIKELY YOU WILL RECEIVE A RETURN ON YOUR PRIMEDIA SHARES THROUGH THE PAYMENT OF CASH DIVIDENDS.

    PRIMEDIA has never declared or paid cash dividends on any of its common stock and has no intention of doing so in the foreseeable future. As a result, it is unlikely that you will receive a return on your shares through the payment of cash dividends.

PRIMEDIA'S INDEBTEDNESS CONTAINS PROVISIONS WHICH MAY REQUIRE PRIMEDIA TO REPURCHASE ALL OF THE INDEBTEDNESS UPON A CHANGE OF CONTROL. PRIMEDIA MAY NOT HAVE SUFFICIENT FINANCIAL RESOURCES TO MAKE THOSE REPURCHASES.

    The agreements governing PRIMEDIA's indebtedness contain change of control provisions which, under specified circumstances, may require PRIMEDIA to repurchase that indebtedness upon a change of control. Because of the substantial indebtedness of PRIMEDIA, we cannot assure you that PRIMEDIA would have sufficient financial resources available to repurchase all of that indebtedness in the event of a change in control.

IF PRIMEDIA IS IN DEFAULT IN THE PAYMENT OR OF OTHER COVENANTS OF ITS INDEBTEDNESS, THE HOLDERS OF THE INDEBTEDNESS MAY CAUSE THE DEBT TO BECOME DUE IMMEDIATELY AND CAUSE A DEFAULT IN OTHER OUTSTANDING INDEBTEDNESS OF PRIMEDIA.

    In the event that PRIMEDIA is unable to generate cash flow sufficient to meet required payments or does not make required payments of principal and interest on its indebtedness under its credit facilities or is otherwise in default with respect to the covenants in its credit facilities or under any other indebtedness of PRIMEDIA, the holders of indebtedness under PRIMEDIA's credit facilities could elect to declare all of the funds borrowed under the credit facilities to be due and payable together with accrued and unpaid interest and to terminate their commitments under the credit facilities. Neither the credit facilities nor the other indebtedness are secured by the pledge of assets, subsidiary securities or any other security. Any default under the documents governing the indebtedness of PRIMEDIA could have a significant adverse effect on the market value of the common stock.

PRIMEDIA MAY HAVE PROBLEMS RAISING MONEY IT NEEDS IN THE FUTURE. PRIMEDIA CANNOT GUARANTEE ITS PAST FINANCING SOURCES WILL BE AVAILABLE IN THE FUTURE.

    In recent years, PRIMEDIA has financed its acquisitions and new media investments in part by issuing preferred stock and refinancing and/or extending maturities on its existing indebtedness and preferred stock. This funding source may not be sufficient in the future, and PRIMEDIA may need to obtain funding from other sources. However, PRIMEDIA may not be able to obtain funding from other sources. PRIMEDIA may also be required to take other actions, which may lessen the value of its common stock, including borrowing money on terms that are not favorable to PRIMEDIA.

KKR HAS CONTROL OF PRIMEDIA'S COMMON STOCK AND HAS THE POWER TO ELECT ALL OF PRIMEDIA'S BOARD OF DIRECTORS AND TO APPROVE ANY ACTION REQUIRING STOCKHOLDER APPROVAL.

    As of November 9, 2000, approximately 74.0% of the shares of PRIMEDIA common stock are held by investment partnerships, of which KKR Associates, L.P., a New York limited partnership and an affiliate of Kohlberg Kravis Roberts & Co. L.P., is the general partner. KKR Associates has sole voting and investment power with respect to these shares. Consequently, KKR Associates and its general partners, four of whom are also directors of PRIMEDIA, control PRIMEDIA and have the power to elect all of its directors and approve any action requiring stockholder approval, including adopting amendments to PRIMEDIA's certificate of incorporation and approving mergers or sales of all or substantially all of PRIMEDIA's assets. KKR Associates will also be able to prevent or cause a change of control of PRIMEDIA at any time. PRIMEDIA cannot assure you that the interest of KKR Associates and its affiliates will not conflict with the interest of the other holders of PRIMEDIA common stock.

INCREASES IN PAPER AND POSTAGE COSTS MAY HAVE AN ADVERSE IMPACT ON PRIMEDIA'S FUTURE FINANCIAL RESULTS.

    The price of paper is a significant expense of PRIMEDIA relating to its print products and direct mail solicitations. Paper price increases may have an adverse effect on PRIMEDIA's future results. Postage for product distribution and direct mail solicitations is also a significant expense of PRIMEDIA. PRIMEDIA uses the U.S. Postal Service for distribution of many of its products and marketing materials. Postage costs increase periodically and can be expected to increase in the future. PRIMEDIA cannot assure you that PRIMEDIA can pass these cost increases through to its customers.

PRIMEDIA DEPENDS ON SOME IMPORTANT EMPLOYEES, AND THE LOSS OF ANY OF THOSE EMPLOYEES MAY HARM ITS BUSINESS.

    PRIMEDIA's performance is substantially dependent on the performance of its executive officers and other key employees. In addition, PRIMEDIA's success is dependent on its ability to attract, train, retain and motivate high quality personnel, especially for its management team. The loss of the services of any of PRIMEDIA's executive officers or key employees may harm its business. PRIMEDIA's success also depends on its continuing ability to attract, train, retain and motivate other highly qualified technical and managerial personnel. Competition for these personnel is intense.

PRIMEDIA'S STRATEGY OF EXPANDING ITS BUSINESS THROUGH ACQUISITIONS OF OTHER BUSINESSES AND TECHNOLOGIES PRESENTS SPECIAL RISKS.

    PRIMEDIA intends to continue to expand through the acquisition of and investment in businesses, technologies, products and services from other businesses. Acquisitions and investments involve a number of special problems, including:

    - difficulty integrating acquired technologies, operations, and personnel with PRIMEDIA's existing businesses;

    - diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;

    - strain on managerial and operational resources as management tries to oversee larger operations;

    - exposure to unforeseen liabilities of acquired companies;

    - potential issuance of securities in connection with an acquisition with rights that are superior to the rights of holders of PRIMEDIA's currently outstanding securities;

    - the need to incur additional debt; and

    - the requirement to record potentially significant additional future operating costs for the amortization of goodwill and other intangible assets.

    PRIMEDIA may not be able to successfully address these problems. Moreover, PRIMEDIA's future operating results will depend to a significant degree on its ability to successfully manage growth and integrate acquisitions. In addition, many of PRIMEDIA's investments are in early-stage companies with limited operating histories and limited or no revenues. PRIMEDIA may not be able to successfully develop these young companies.

PRIMEDIA'S GROWTH PLACES STRAIN ON ITS MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES.

    PRIMEDIA's growth has placed, and is expected to continue to place, a significant strain on its managerial, operational and financial resources. Further, as the number of its customers, advertisers and other business partners grows, PRIMEDIA will be required to manage multiple relationships with various customers, strategic partners and other third parties. PRIMEDIA's further growth or an increase in the number of its strategic relationships will increase this strain on its managerial, operational and financial resources, inhibiting its ability to achieve the rapid execution necessary to successfully implement its business plan.

PRIMEDIA MUST DEVELOP AND MAINTAIN POSITIVE BRAND NAME AWARENESS FOR ITS NEW MEDIA VENTURES.

    PRIMEDIA believes that establishing and maintaining its brand names is essential to expanding its new media business and attracting new customers. PRIMEDIA also believes that the importance of brand name recognition will increase in the future because of the growing number of Internet companies that will need to differentiate themselves. Promotion and enhancement of PRIMEDIA's brand names will depend largely on its ability to provide consistently high-quality products and services. If PRIMEDIA is unable to provide high-quality products and services, the value of its brand names may suffer.

PRIMEDIA'S TRADITIONAL BUSINESS IS SUBJECT TO COMPETITION FROM THE RAPIDLY INCREASING AND COMPETITIVE MARKET FOR NEW MEDIA PRODUCTS AND SERVICES.

    PRIMEDIA derives a substantial portion of its revenues from its traditional businesses. The increased availability of information on the Internet subjects PRIMEDIA's traditional business to additional competition, which may adversely affect PRIMEDIA's future operating results. PRIMEDIA cannot assure you that its strategies for obtaining sustained revenue growth and profitability in the market for new media products and services will be sufficient to compensate for any losses of revenue in its traditional businesses resulting from competition with new media.

    Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with the products and services of PRIMEDIA. Competition in the market for Internet products and services may intensify in the future. In addition, current and potential competitors of PRIMEDIA may have greater financial, technical, operational and marketing resources. Competitive pressures may also force prices for Internet goods and services down and such price reductions may adversely affect PRIMEDIA.

IF THE UNITED STATES OR OTHER GOVERNMENTS REGULATE THE INTERNET MORE CLOSELY, THE NEW MEDIA BUSINESSES OF PRIMEDIA MAY BE HARMED.

    Because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as privacy, pricing, taxation and content. The enactment of any additional laws or regulations may impede the growth of the new media businesses of PRIMEDIA and could place additional financial burdens on those businesses.

IN ORDER FOR ITS NEW MEDIA BUSINESSES TO SUCCEED, PRIMEDIA MUST RESPOND TO THE RAPID CHANGES IN TECHNOLOGY AND DISTRIBUTION CHANNELS RELATED TO THE INTERNET.

    The markets for Internet products and services are characterized by:

    - rapidly changing technology;

    - evolving industry standards;

    - frequent new product and service introductions;

    - shifting distribution channels; and

    - changing customer demands.

    The success of the new media businesses of PRIMEDIA will depend on PRIMEDIA's ability to adapt to this rapidly evolving marketplace. PRIMEDIA may not be able to adequately adapt its products and services or to acquire new products and services that can compete successfully. In addition, PRIMEDIA may not be able to establish and maintain effective distribution channels.

THE SUCCESS OF PRIMEDIA'S NEW MEDIA BUSINESSES DEPENDS ON INCREASED USE OF THE INTERNET BY BUSINESSES AND INDIVIDUALS.

    The success of PRIMEDIA's new media businesses depends on increased use of the Internet for advertising, marketing, providing services and conducting business. Commercial use of the Internet is currently at an early stage of development and the future of the Internet is not clear. In addition, it is not clear how effective advertising on the Internet is in generating business as compared to more traditional types of advertising such as print, television and radio. PRIMEDIA's new media businesses may suffer if commercial use of the Internet fails to grow in the future.

PRIMEDIA FACES SPECIFIC SECURITY RISKS REGARDING THE TRANSMISSION OF CONFIDENTIAL INFORMATION.

    Consumer concerns about the security of transmissions of confidential information over public telecommunications facilities is a significant barrier to electronic commerce and communications. Many factors may cause compromises or breaches of PRIMEDIA's security systems or other Internet sites used to protect proprietary information, including advances in computer and software functionality or new discoveries in the field of cryptography. A compromise of security on the Internet would have a negative effect on the use of the Internet for commerce and communications and negatively impact PRIMEDIA's businesses. Security breaches of its activities or the activities of its customers and sponsors involving the storage and transmission of proprietary information, such as credit card numbers, may expose PRIMEDIA to a risk of loss or litigation and possible liability. PRIMEDIA cannot assure that the security measures of PRIMEDIA will prevent security breaches or that insurance programs obtained by PRIMEDIA intended to address the potential loses or liabilities will be sufficient to cover any such losses or liabilities.

PRIMEDIA MAY HAVE LIABILITY FOR INFORMATION RETRIEVED FROM THE INTERNET.

    Because materials may be downloaded from the Internet and subsequently distributed to others, PRIMEDIA may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature, content, publication and distribution of those materials.

THE PRICE OF PRIMEDIA'S COMMON STOCK HAS FLUCTUATED.

    The market price of PRIMEDIA's common stock has been, and is likely to continue to be, variable, experiencing fluctuations. In recent years, the stock market has experienced significant price and volume fluctuations. Future market movements may adversely affect the market price of PRIMEDIA common stock. The market price of PRIMEDIA's common stock may continue to fluctuate significantly in response to various factors, including:

    - actual and anticipated operating results;

    - the introduction of new products;

    - changes in estimates by securities analysts;

    - market conditions in the industry;

    - announcements of mergers, acquisitions, alliances and joint ventures by PRIMEDIA;

    - announcements of mergers and acquisitions and other actions by competitors;

    - regulatory and judicial actions; and

    - general economic conditions.

FUTURE SALES OF PRIMEDIA COMMON STOCK THAT ARE CURRENTLY RESTRICTED MAY ADVERSELY AFFECT THE MARKET PRICE OF PRIMEDIA'S COMMON STOCK.

    140,352,932 shares of PRIMEDIA common stock held by some investment partnerships, of which KKR Associates is general partner, and others, including CMGI, Inc., Liberty Digital, Inc., Liberty Prime, Inc., Paul Kagan Associates and certain of its affiliates, may not be resold in the absence of registration under the Securities Act, or pursuant to exemptions from that registration. KKR Associates has demand registration rights with respect to all of the 123,552,932 shares owned by them, and management has been granted incidental registration rights, which in the case of senior management may only be exercised without PRIMEDIA's consent if KKR Associates registers any of their shares or at least 40% of the PRIMEDIA common stock is held by the public. Liberty Digital and Liberty Media each have two demand registration rights as well as incidental registration rights, and the Kagan stockholders have incidental registration rights.

    Approximately 8,481,000 shares issuable upon the exercise of stock options and approximately 27,380,670 shares of PRIMEDIA common stock outstanding as of November 9, 2000 are eligible for sale by holders without restrictions under the Securities Act.

    PRIMEDIA cannot predict the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of PRIMEDIA common stock prevailing from time to time. Sales of substantial amounts of PRIMEDIA common stock (including shares issued upon the exercise of stock options), or the perception that sales could occur, could adversely affect prevailing market prices for the common stock. If these sales reduce the market price of the PRIMEDIA common stock, PRIMEDIA's ability to raise additional capital in equity markets could be adversely affected.

RISKS RELATED TO ABOUT'S BUSINESS

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT ABOUT'S STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS.

    If the merger is not completed for any reason, About may be subject to the following risks:

    - About may be required to pay PRIMEDIA a termination fee of $23.5 million, depending on the reason why the merger was not completed;

    - About's stock price may decline if its current market price reflects a market assumption that the merger will be completed; and

    - About must pay various costs related to the merger, such as legal and accounting fees and the expenses and fairness opinion fee of About's financial advisor, even if the merger is not completed.

    If the merger is terminated and About's board of directors determines to seek another merger or business combination, About may not be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the proposed merger with PRIMEDIA.

    Further, simultaneously with the execution of the merger agreement, About also entered into several commercial transactions with PRIMEDIA relating to the purchase of advertising from PRIMEDIA, the use of PRIMEDIA's sales representatives and the possible provision by PRIMEDIA of certain content as more fully described in "Certain Relationships and Related Transactions." If the merger is not completed, these transactions may have a negative impact on our future business and operations.

BECAUSE ABOUT HAS ONLY BEEN IN BUSINESS FOR A SHORT PERIOD OF TIME, THERE IS LIMITED INFORMATION UPON WHICH YOU CAN EVALUATE ITS BUSINESS.

    About was incorporated in June 1996 and launched its About.com web site network in April 1997. Accordingly, you can only evaluate About's business based on its limited operating history. As a young company, About faces risks and uncertainties relating to its ability to successfully implement its business plan. If About is unsuccessful in addressing these risks and uncertainties, its business, results of operations and financial condition will be materially adversely affected.

ABOUT HAS LOST MONEY EVERY QUARTER AND EVERY YEAR, AND ABOUT EXPECTS TO LOSE MONEY IN THE FUTURE.

    If About's revenues do not increase substantially, About may never become profitable as an independent company. About has not generated enough revenues to exceed the substantial amounts it has spent to create, launch and enhance About.com and to grow its business. Even if About does achieve profitability, it may not sustain or increase profitability on a quarterly or annual basis in the future.

    A portion of the historical revenues of About have been derived from barter agreements. Since inception, less than 10% of About's revenues have been derived from agreements where About traded advertisements on About.com in exchange for advertisements on other web sites without receiving any cash payments. The corresponding expenses from these barter arrangements, which equal the amount of the barter revenues from these arrangements, are included as a component of cost of revenues. About expects that these barter revenues will account for less than 10% of the total annual revenues for About in the future.

    The costs of revenues of About combined with its operating expenses have exceeded About's revenues for all quarters. About has historically funded its operations by selling its stock and not by generating income from its business. As of September 30, 2000, the accumulated deficit for About was $128.4 million. About expects to continue to lose money in this fiscal year, although About expects to reach positive operating cash flow within the foreseeable future.

FLUCTUATIONS IN THE OPERATING RESULTS OF ABOUT MAY NEGATIVELY IMPACT ITS QUARTERLY RESULTS.

    The quarterly operating results of About may fluctuate significantly in the future due to a variety of factors that could affect its revenues or expenses in any particular quarter. It is possible that in some future periods About's results of operations may be below the expectations of public market analysts and investors. In this event, the price of About stock is likely to fall.

    You should not rely on About's results of operations during any particular quarter as an indication of its results for a full year or any other quarter. Factors that may affect About's quarterly results include:

    - the demand for advertising on About.com;

    - the number of Internet users on, and the frequency of their use of, About, because the advertising revenues of About are typically based on user traffic;

    - the ability of About to attract and retain advertisers and electronic commerce partners;

    - fees About may pay for distribution or content or other costs that About may incur as it expands its operations;

    - the ability of About to meet the minimum number of advertisements that it is required to deliver to users under many of its advertising contracts, because About's failure to do this would result in deferring recognition of the related revenues and would reduce the company's available advertising inventory in subsequent periods;

    - changes in rates paid for advertising on About.com; and

    - the timing and amount of costs related to advertising sales and marketing efforts.

    The operating expenses of About are based in part on About's expectations of its future revenues and are relatively fixed in the short term. Given About's limited operating history and difficulties in accurately estimating the user traffic historically experienced on the About.com web site, user traffic and page views on its web site are difficult to forecast accurately. Consequently, since revenues from Internet advertising will make up substantially all of About's revenues for the foreseeable future, its revenues are difficult to forecast accurately. In particular, About intends to continue to expend significant amounts to expand its internal advertising sales force and to build and enhance brand awareness of the About.com web site. About may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If About has a shortfall in revenues in relation to its expenses, or if its expenses precede increased revenues, then About's results of operations and financial condition would be materially adversely affected.

ABOUT WILL ONLY BE ABLE TO EXECUTE ITS BUSINESS PLAN IF INTERNET USAGE GROWS.

    About's business would be adversely affected if Internet usage does not grow. Internet usage may be inhibited for any of the following reasons:

    - the Internet infrastructure may not be able to support the demands placed on it, and its performance and reliability may decline as usage grows;

    - security and authentication concerns with respect to the transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users (so-called "hackers") to penetrate online security systems; and

    - privacy concerns, including those related to the ability of web sites to gather user information without the user's knowledge or consent.

ABOUT WILL ONLY BE ABLE TO EXECUTE ITS BUSINESS PLAN IF INTERNET ADVERTISING INCREASES.

    About's business, results of operations and financial condition would be materially adversely affected if the Internet advertising market develops more slowly than About expects or if About is unsuccessful in increasing its advertising revenues. Revenues from Internet advertising will make up a significant amount of About's revenues for the foreseeable future. Since the Internet advertising market is new and rapidly evolving, About cannot yet gauge its effectiveness as compared to traditional advertising media.

    The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. These businesses may find Internet advertising to be less effective than traditional advertising media for promoting their products and services. Many potential advertising and electronic commerce partners have little or no experience using the Internet for advertising purposes. Consequently, they may allocate only limited portions of their advertising budgets to Internet advertising.

    Advertisers and electronic commerce marketers may not advertise on About.com or may pay less for advertising on About.com if they do not believe that they can reliably measure the effectiveness of Internet advertising or the demographics of the user viewing their advertisements. About uses both internal measurements and measurements provided to About by third parties. If these third parties are unable to continue to provide these services, About would have to perform them itself or obtain them from another provider. This could cause About to incur additional costs or cause interruptions in its business while the company is replacing these services. In addition, About is implementing additional systems designed to record demographic data on its customers. If About does not implement these systems successfully, it may not be able to accurately evaluate the demographic characteristics of its customers. Moreover, "filter" software programs that limit or prevent advertising from being delivered to an Internet user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising.

    To the extent that minimum guaranteed impression levels are not met over the contract period, About defers recognition of the corresponding PRO RATA portion of the revenues related to such unfulfilled obligations until the guaranteed impression levels are achieved. Advertising based on impressions, or the number of times an advertisement is delivered to users, represents substantially all of About's current revenues. To the extent that minimum impression levels are not achieved for any reason, About may be required to provide additional impressions after the contract term, which would reduce its advertising inventory.

    The revenues of About could be adversely affected if it is unable to adapt to other Internet advertising pricing models if they are adopted. It is difficult to predict which, if any, pricing models for Internet advertising will emerge as industry standards. This makes it difficult to project the future advertising rates and revenues of About.

ABOUT MAY NOT BE ABLE TO ADAPT AS INTERNET TECHNOLOGIES AND CUSTOMER DEMANDS CONTINUE TO EVOLVE.

    To be successful, About must adapt to rapidly changing Internet technologies by continually enhancing About.com and introducing new services to address its users' changing demands. About could incur substantial costs if it needs to modify its services or infrastructure in order to adapt to changes affecting providers of Internet services. About's business, results of operations and financial condition could be materially adversely affected if it incurred significant costs to adapt, or cannot adapt, to these changes.

THE DEVELOPMENT OF ABOUT'S BRAND IS ESSENTIAL TO ITS FUTURE SUCCESS.

    If About's brand marketing efforts are unsuccessful, its business, financial condition and results of operations would be materially adversely affected. In order to build About's brand awareness, About must succeed in its brand marketing efforts, provide high-quality services and increase user traffic on About.com. These efforts have required, and will continue to require, significant expenses.

ABOUT MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

    Competition could result in less user traffic to About.com, price reductions for About's advertising inventory, reduced margins or loss of market share, any of which would have a material adverse effect on About's business, results of operations and financial condition. About faces intense competition for users, advertisers and electronic commerce marketers. About expects this competition to increase because there are no substantial barriers to entry in its market. Competition may also increase as a result of industry consolidation. About may not be able to compete successfully.

    About believes that many of its existing competitors, as well as potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than it does. This may allow them to devote greater resources than About can to the development and promotion of their services. These competitors may also engage in more extensive research and development, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, guides, distribution partners and advertisers. About's competitors may develop services that are equal or superior to About.com or that achieve greater market acceptance than About.com.

    In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their services to address the needs of advertisers and electronic commerce marketers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share.

ABOUT DEPENDS ON RELATIONSHIPS WITH THIRD PARTIES.

    About has entered into, and may continue to enter into, agreements with advertisers or other third-party web sites that require About to exclusively feature these parties for certain aspects of About.com. These exclusivity agreements may limit About's ability to enter into other advertising or sponsorship agreements or other strategic relationships. Many companies that About may pursue for strategic relationships also offer competing services. As a result, these competitors may be reluctant to enter into strategic relationships with About.

ABOUT MAY NOT EFFECTIVELY MANAGE ITS GROWTH.

    In order to execute its business plan, About must grow significantly. This growth will place a significant strain on About's personnel, management systems and resources. If About does not manage growth effectively, its business, results of operations and financial condition would be materially adversely affected. About expects that the number of its employees, including management-level employees, will continue to increase for the foreseeable future. Some of About's key employees have recently been hired. These individuals do not have significant experience working with About or its management team. In addition, About expects that the number of guides will continue to increase as new topic-specific sites are established. About must continue to improve its operational and financial systems and managerial controls and procedures, and it will need to continue to expand, train and manage its workforce. About must also maintain close coordination among its technical, accounting, finance, marketing, sales and editorial organizations.

REGULATORY AND LEGAL UNCERTAINTIES COULD HARM ABOUT'S BUSINESS.

    Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for the About.com network, increase About's cost of doing business or otherwise have a material adverse effect on its business, results of operations and financial condition. There are, and will be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing.

ABOUT MAY BE LIABLE FOR THE CONTENT IT MAKES AVAILABLE ON THE INTERNET.

    About makes content available on About.com and on the web sites of its advertisers and distribution and syndication partners. The availability of this content could result in claims against About based on a variety of theories, including defamation, obscenity, negligence, copyright or trademark infringement. Other claims may be brought based on the nature, publication and distribution of the content of the About.com web site, or based on errors or false or misleading information provided on About.com, including information deemed to constitute professional advice such as legal, medical, financial or investment advice. About could also be exposed to liability for third-party content accessed through About.com's links to other web sites or posted by users in chat rooms or bulletin boards offered on its topic-specific sites. About's financial condition could be materially adversely affected if it were found liable for information that it makes available. Implementing measures to reduce the exposure of the company to this liability may require About to spend substantial resources and limit the attractiveness of its services to customers.

IF ABOUT IS UNABLE TO SUCCESSFULLY INTEGRATE ACQUISITIONS INTO ITS OPERATION, THERE COULD BE AN ADVERSE EFFECT ON ITS BUSINESS AND RESULTS OF OPERATIONS.

    About has acquired, and, if the merger with PRIMEDIA is not completed, may continue to acquire, complementary businesses, products and technologies in the future. Some of the risks attendant to these acquisitions are:

    - difficulties and expenses of integrating the operations and personnel of acquired companies into About's operations while preserving the goodwill of the acquired entity;

    - the additional financial resources that may be needed to fund the operations of acquired companies;

    - the potential disruption of About's business;

    - the ability of the management of About to maximize About's financial and strategic position by incorporating acquired technology or businesses;

    - the difficulty of maintaining uniform standards, controls, procedures and policies;

    - the potential loss of the key employees of the acquired companies;

    - the impairment of relationships with employees and customers as a result of changes in management of the acquired companies; and

    - increasing competition with other entities for desirable acquisition targets.

    Any of the above risks could prevent About from realizing significant benefits, or any benefits at all, from its acquisitions. In addition, the issuance of About stock in acquisitions will dilute the interests of About stockholders, while the use of cash will deplete its cash reserves. Finally, if About is unable to account for its acquisitions under the "pooling of interests" method of accounting, About may incur significant one-time write-offs and amortization charges. These write-offs and charges could decrease About's future earnings or increase About's future losses.

ABOUT DEPENDS ON ITS KEY EXECUTIVES AND WILL NEED ADDITIONAL PERSONNEL TO GROW ITS BUSINESS.

    About's future success depends, in part, on the continued service of its key management personnel, particularly Scott P. Kurnit, Chairman and Chief Executive Officer of About, and William C. Day, the President and Chief Operating Officer of About. Although About is the beneficiary of a key person life insurance policy on Mr. Kurnit's life, the loss of his services, or the services of other key employees, would have a material adverse effect on its business, results of operations and financial condition. About's future success also depends on its ability to attract, retain and motivate highly skilled employees, including advertising sales personnel. Competition for employees in About's industry is intense. About may be unable to attract, assimilate or retain other highly qualified employees in the future. About has, from time to time in the past, experienced, and it expects to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

THE PERFORMANCE OF ABOUT.COM IS CRITICAL TO ABOUT'S BUSINESS AND TO ITS REPUTATION.

    Any system failure, including network, software or hardware failure, that causes an interruption in the About.com network or a decrease in responsiveness of About.com could result in reduced user traffic on About.com and reduced revenue. About.com has in the past experienced slower response times and interruptions in service for a variety of reasons. About.com could also be affected by computer viruses, electronic break-ins or other similar disruptions. About's insurance policies have low coverage limits and therefore its insurance may not adequately compensate us for any losses that may occur due to any interruptions to the About.com network.

    In January 1998, About entered into an Internet-hosting agreement with GlobalCenter, Inc. to maintain all of About's production servers at GlobalCenter's Manhattan Data Center. This agreement was extended in
August 2000 and is terminable by either party upon 90 days' notice. In addition, in September 2000, Exodus Communications, Inc. announced that it would acquire GlobalCenter in a transaction expected to be completed in the first quarter of 2001. About's operations depend on GlobalCenter's ability to protect its and About's systems against damage from fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. Any disruption in the Internet access provided by GlobalCenter could have a material adverse effect on About's business, results of operations and financial condition.

    About.com users and About's guides depend on Internet service providers, online service providers and other web site operators for access to About.com. Each of these providers has experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to About's systems.

ABOUT MAY BE UNABLE TO PROTECT ITS INTELLECTUAL PROPERTY AND IT MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

    Third parties may infringe or misappropriate About's patents, trademarks or other intellectual property, which could have a material adverse effect on its business, results of operations or financial condition. While About enters into confidentiality agreements with its material employees, guides, consultants and strategic partners, and generally controls access to and distribution of its proprietary information, the steps About has taken to protect its intellectual property may not prevent misappropriation. In addition, About does not know whether it will be able to defend its proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is still evolving.

    Third parties may assert infringement claims against About. From time to time in the ordinary course of business About has been, and it expects to continue to be, subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties. These claims and any resultant litigation, should it occur, could subject About to significant liability for damages. In addition, even if About prevails, litigation could be time-consuming and expensive to defend, and could result in the diversion of About's time and attention. Any claims from third parties may also result in limitations on About's ability to use the intellectual property subject to these claims unless it is able to enter into agreements with the third parties making these claims.

SEASONAL FACTORS MAY AFFECT ABOUT'S QUARTERLY OPERATING RESULTS.

    Seasonality of user traffic on About.com and About's advertising revenues may cause its total revenues to fluctuate. User traffic on web sites has typically declined during the summer and year-end vacation and holiday periods. About believes that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. Similar seasonal or other patterns may develop in About's business.

ABOUT CANNOT PREDICT ITS FUTURE CAPITAL NEEDS AND IT MAY NOT BE ABLE TO SECURE ADDITIONAL FINANCING.

    If the merger with PRIMEDIA is not completed, About may need to raise additional funds in the future in order to fund more aggressive brand promotion or more rapid expansion, to develop new or enhanced services, to respond to competitive pressures or to make acquisitions. Any required additional financing may not be available on terms favorable to About, or at all. If adequate funds are not available on acceptable terms, About may be unable to fund its expansion, successfully promote its brand, develop or enhance its services, respond to competitive pressures or take advantage of acquisition opportunities, any of which could have a material adverse effect on its business, results of operations and financial condition. If additional funds are raised by the issuance of equity securities of About, stockholders may experience dilution of their ownership interest and the newly issued securities may have rights superior to those of the common stock. If additional funds are raised by the issuance of debt, About may be subject to limitations on its operations, including limitations on the payment of dividends.

ABOUT'S STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

    The market price of About's stock has fluctuated in the past and is likely to continue to be highly volatile and could be subject to wide fluctuations. In addition, the Nasdaq National Market, where most publicly held Internet companies are traded, has experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may materially adversely affect the market price of About stock, regardless of About's actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation often has been instituted against that company. Litigation like this, if instituted, could result in substantial costs and a diversion of About's management's attention and resources.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

    This joint proxy statement-consent solicitation-prospectus contains or incorporates by reference some forward-looking statements within the meaning of federal securities laws concerning PRIMEDIA's and About's operations, economic performance, and financial condition. These statements are based upon a number of assumptions and estimates which are inherently subject to uncertainties and contingencies, many of which are beyond PRIMEDIA's or About's control, and reflect future business decisions which are subject to change. Some of these assumptions may not materialize and unanticipated events may occur which can affect PRIMEDIA's or About's results. Important factors that could cause PRIMEDIA's or About's actual results to differ from PRIMEDIA's or About's expectations are discussed in more detail in this prospectus under the caption "Risk Factors" and in the documents incorporated by reference in this prospectus. When considering these forward-looking statements you should keep in mind the risk factors and other cautionary statements contained or incorporated by reference in this prospectus. These forward-looking statements are made as of the date of this joint proxy statement-consent solicitation-prospectus or the documents incorporated by reference in this joint proxy statement-consent solicitation-prospectus and PRIMEDIA and About assume no obligation to update them.

                       THE PRIMEDIA CONSENT SOLICITATION

    As permitted under Delaware law, PRIMEDIA is soliciting consents to the issuance of PRIMEDIA common stock in connection with the merger agreement in lieu of calling a special stockholders meeting. The issuance of PRIMEDIA common stock in connection with the merger agreement requires the approval of the holders of a majority in voting power of the outstanding common stock of PRIMEDIA. PRIMEDIA established a record date of November 9, 2000, and, on November 9, 2000, investment partnerships of which KKR Associates, L.P., a New York limited partnership and an affiliate of Kohlberg Kravis Roberts & Co., L.P., is the general partner, holders of an aggregate of 123,552,932 shares of common stock of PRIMEDIA (representing approximately 74.0% of the outstanding common stock of PRIMEDIA), executed and delivered to PRIMEDIA an irrevocable written consent in favor of the issuance of PRIMEDIA common stock in connection with the merger agreement. Accordingly, under Delaware law, PRIMEDIA has received sufficient consents to the issuance of PRIMEDIA common stock in connection with the merger agreement and does not require the affirmative vote or consent of any other stockholder. Although according to Delaware law no further consents are required, the NYSE has required PRIMEDIA to solicit written consents from the other stockholders of PRIMEDIA.

    In accordance with the rules of the NYSE and the Securities Exchange Act, PRIMEDIA will solicit additional consents to the issuance of PRIMEDIA common stock in connection with the merger agreement for 20 business days following the date of this joint proxy statement-consent solicitation-prospectus. Stockholders of record of PRIMEDIA common stock at the close of business on November 9, 2000 are entitled to receive the consent materials.

    Stockholders may respond to the consent solicitation by completing, signing and returning the consent card in the enclosed return envelope. A stockholder may revoke its consent at any time by sending a written notice of revocation to
PRIMEDIA to the attention of             or by sending a later dated consent
card by the close of business on            , 2000.

    This joint proxy statement-consent solicitation-prospectus is first being
furnished to stockholders of PRIMEDIA on or about   -  , 2001.

                           THE ABOUT SPECIAL MEETING

JOINT PROXY STATEMENT-CONSENT SOLICITATION-PROSPECTUS

    This joint proxy statement-consent solicitation-prospectus is being furnished to you in connection with the solicitation of proxies by About's board of directors in connection with About's special meeting of its stockholders.

    This joint proxy statement-consent solicitation-prospectus is first being
furnished to stockholders of About on or about   -  , 2000.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

    The About special meeting is scheduled to be held as follows:

                                    -  , 2001
                             10:00 a.m., local time
                                    [      ]
                                   [Address]
                               New York, New York

PURPOSE OF THE SPECIAL MEETING

    At the About special meeting, About's stockholders will be asked to:

    - consider and vote upon a proposal to adopt the merger agreement; and

    - transact any other business that properly comes before the About special meeting or any adjournment or postponement of the About special meeting.

RECORD DATE FOR THE SPECIAL MEETING

    The board of directors of About has fixed the close of business on   -  ,
2000 as the record date for determination of stockholders entitled to notice of and to vote at the special meeting of stockholders. On the record date, there
were   -  shares of About stock outstanding, held by approximately   -  holders
of record.

VOTE REQUIRED

    A majority of the outstanding shares of About stock must be represented, either in person or by proxy, to constitute a quorum at the About special meeting. The affirmative vote of the holders of a majority of the outstanding shares of About stock outstanding as of the record date is required to adopt the merger agreement. At the About special meeting each share of About stock is entitled to one vote on all matters properly submitted to the About stockholders.

    As of the record date, About directors and executive officers and their
affiliates owned and were entitled to vote less than   % of the outstanding
shares of About stock. In addition, holders of approximately 7.7% of the outstanding shares of About stock have already agreed to vote in favor of adopting the merger agreement.

    For information regarding stock ownership of certain beneficial owners of About stock, see About's proxy statement for its 2000 annual meeting of stockholders, which is incorporated by reference.

    ADJOURNMENT OR POSTPONEMENT. The About special meeting may be adjourned or postponed, including by About's chairman, in order to permit further solicitation of proxies.

PROXIES

    All shares of About stock represented by properly executed proxies or voting instructions (including those given through electronic voting through the Internet or by telephone) received before or at About's special meeting will, unless the proxies or voting instructions are revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If no instructions are indicated on a properly executed proxy card or voting instruction, the shares will be voted FOR the adoption of the merger agreement. We urge you to mark each applicable box on the proxy card or voting instruction to indicate how to vote your shares.

    If you return a properly executed proxy card or voting instruction and have abstained from voting on a particular matter, your About stock represented by the proxy or voting instruction will be considered present at the applicable special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of that matter. If your shares are held in an account at a brokerage firm or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have discretionary authority to vote on a particular matter, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of that matter. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

    Because approval of the matters expected to be voted on at the special meeting requires the affirmative vote of a majority of the outstanding shares of About stock, abstentions, failures to vote and broker non-votes will have the same effect as a vote against the particular matter.

    About does not expect that any matter other than the adoption of the merger agreement will be brought before its special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless you withhold authority to do so on the proxy card.

    The persons named as proxies may vote for one or more adjournments of the About special meeting to permit further solicitations in favor of the proposals to be submitted at those meetings. However, no proxy that is voted against the proposal described in this joint proxy statement-consent solicitation-prospectus will be voted in favor of an adjournment.

    You may revoke your proxy at any time before it is voted by:

    - filing a revocation of proxy with the Secretary of About, 1440 Broadway, 19th Floor, New York, New York 10018;

    - granting a subsequently dated proxy; or

    - appearing in person and voting at the special meeting if you are a holder of record.

    Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

VOTING ELECTRONICALLY OR BY TELEPHONE

    Because Delaware, the state in which About is incorporated, permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card or voting instructions, stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in About's stock records in your name or in the name of a brokerage firm or bank. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available.

    About stockholders of record may submit their proxies:

    - through the Internet by visiting a website established for that purpose at
        -  and following the instructions; or

    - by telephone by calling the toll-free number   -  in the United States on
      a touch-tone phone and following the recorded instructions. Stockholders residing outside the United States can call collect on a touch-tone phone
        -  and follow the recorded instructions.

SOLICITATION OF PROXIES

    PRIMEDIA and About will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement-consent solicitation-prospectus. About has retained Beacon Hill Partners, Inc., for a fee of $7,500 plus reimbursement of expenses, to assist in the solicitation of proxies. About and Beacon Hill Partners will also request banks, brokers and other intermediaries holding shares of About stock beneficially owned by others to send this joint proxy statement-consent solicitation-prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of PRIMEDIA and About. No additional compensation will be paid to directors, officers or employees for solicitation.

    YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. A TRANSMITTAL LETTER WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES WILL BE MAILED TO ABOUT STOCKHOLDERS AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

                                   THE MERGER

    THIS SECTION OF THE JOINT PROXY STATEMENT-CONSENT SOLICITATION-PROSPECTUS DESCRIBES MATERIAL ASPECTS OF THE PROPOSED MERGER, INCLUDING THE MERGER AGREEMENT. WHILE WE BELIEVE THAT THE DESCRIPTION COVERS THE MATERIAL TERMS OF THE MERGER, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE JOINT PROXY STATEMENT-CONSENT SOLICITATION-PROSPECTUS AND THE OTHER DOCUMENTS WE REFER YOU TO FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER. IN ADDITION, WE INCORPORATE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT EACH OF US INTO THIS JOINT PROXY STATEMENT-CONSENT SOLICITATION-PROSPECTUS BY REFERENCE. YOU MAY OBTAIN THE INFORMATION INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT-CONSENT SOLICITATION-PROSPECTUS WITHOUT CHARGE BY FOLLOWING THE INSTRUCTIONS IN THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" THAT BEGINS ON PAGE 98 OF THIS JOINT PROXY STATEMENT-CONSENT SOLICITATION-PROSPECTUS.

WHAT YOU WILL RECEIVE IN THE MERGER

    At the effective time of the merger, a newly-formed, wholly-owned subsidiary of PRIMEDIA will merge with About, with About surviving as a wholly-owned subsidiary of PRIMEDIA.

    In the merger, each outstanding share of About stock will be converted into
2.3409 shares of common stock of PRIMEDIA. No fractional PRIMEDIA shares will be issued and cash (without interest) will be paid instead of fractional shares.

BACKGROUND OF THE MERGER

    In February 2000, Scott P. Kurnit, Chairman and Chief Executive Officer of About, and Thomas S. Rogers, Chairman and Chief Executive Officer of PRIMEDIA, met to discuss a possible strategic commercial alliance between the companies in the business-to-business arena. No agreement was reached as a result of this meeting and there was no discussion of a merger or acquisition during this conversation.

    Between April and July 2000, representatives of About met or spoke with numerous parties about the possibility of various strategic transactions with About. Some of these meetings and conversations remained at a general level while others involved more detailed discussion and limited business due diligence. During this period, About began consulting with Donaldson, Lufkin & Jenrette Securities Corporation, its financial advisor, and Brobeck, Phleger & Harrison LLP, its legal advisor, about issues raised in these discussions and worked with its advisors to analyze possible transactions with a number of these parties. In addition, PRIMEDIA began consulting with Wit SoundView Corporation and Merrill Lynch & Co., its financial advisors, and Simpson Thacher & Bartlett, its legal advisor, about issues raised in discussions with About, began conducting its due diligence investigation of About, and worked with its advisors to analyze a potential strategic transaction with About. No agreement was reached as a result of these meetings and conversations.

    On June 23, 2000, Mr. Kurnit met with Mr. Rogers and representatives of PRIMEDIA. At this time, Mr. Kurnit discussed in detail the business of About and Messrs. Kurnit and Rogers agreed to focus on what type of relationship might present an attractive opportunity for both companies. In late June and early July, Messrs. Kurnit and Rogers had additional conversations to discuss further the matters raised at the June 23 meeting.

    On July 24, 2000, Messrs. Kurnit and Rogers and Alan P. Blaustein, President, Worldwide Corporate Development of About, had a telephone conversation about the possible structures and benefits of a strategic alliance between the companies. The conversation ended with an intention to pursue discussions further and on July 27, 2000, About and PRIMEDIA entered into a confidentiality agreement governing the exchange of information between them.

    On July 28, 2000 and August 2, 2000, Messrs. Kurnit, Blaustein, Rogers, Charles McCurdy, President of PRIMEDIA, and Mark Colodny, Senior Vice President of Business Development of PRIMEDIA, met at the offices of PRIMEDIA to hold further discussions on the strategic rationale for an alliance between the companies. After these meetings, About began conducting its due diligence investigation of PRIMEDIA and consulting with its legal and financial advisors about issues raised at the meeting. These consultations continued throughout the remaining discussions between PRIMEDIA and About.

    On August 9, 2000, Messrs. Kurnit and Blaustein and certain members of About's corporate development team and representatives of Donaldson, Lufkin & Jenrette met with Mr. McCurdy and members of PRIMEDIA's corporate development team to further discuss strategic benefits of an alliance and to conduct due diligence. Over the next two weeks, Messrs. Kurnit and Rogers and other representatives of PRIMEDIA and About held several discussions focusing specifically on due diligence and the advantages and disadvantages of an alliance between the companies. No specific agreements were reached as a result of these discussions.

    Throughout late August 2000 and the month of September 2000, About continued to meet or speak with several parties to explore potential strategic transactions. Some of these meetings and conversations remained at a general level, while others involved more detailed discussion and business due diligence. During this period, About held discussions, internally and with their legal and financial advisors, concerning potential alternatives for a strategic transaction involving About. No agreement was reached with any of these parties as a result of these meetings and conversations other than to continue discussions in the future.

    On September 5, 2000, representatives of About's and PRIMEDIA's corporate development teams met to conduct additional diligence.

    On September 22, 2000, Messrs. Kurnit and Rogers held extensive discussions regarding the terms, financial and otherwise, of an alliance between the companies, including a possible combination. The conversations concluded with no agreement on the financial terms but additional meetings and discussions were scheduled. On September 28, 2000, Messrs. Kurnit and Rogers met again to discuss a possible strategic transaction between the companies as well as the progress of due diligence between the companies.

    On September 30, 2000, Messrs. Blaustein and Colodny met to continue the September 22 conversations between Messrs. Kurnit and Rogers. This meeting did not result in any agreement on any terms.

    On October 2, 2000, Mr. Blaustein and other members of About's corporate development team had additional conversations with several parties that had earlier expressed an interest in a strategic transaction with About. On that same day, Messrs. Kurnit and Blaustein met with representatives of Donaldson, Lufkin & Jenrette to consider the possible alternatives for a strategic transaction involving About and to evaluate the proposed arrangements with various parties.

    On October 3, 2000, representatives of About, PRIMEDIA and each of their respective legal and financial advisors met at the offices of Brobeck, Phleger & Harrison to conduct due diligence for a possible combination between PRIMEDIA and About.

    On October 3 and 4, 2000, Messrs. Kurnit and Blaustein held additional discussions with several other parties with which About had been exploring a possible strategic transaction. These discussions continued on a daily basis through mid-October.

    On October 4 and 5, 2000, representatives of About and PRIMEDIA, including each of their legal and financial advisors, met at the offices of Brobeck, Phleger & Harrison to discuss preliminary terms for a potential combination, coordinate the due diligence process, discuss a schedule for additional discussions between the parties and begin preparing documentation. During the meeting, Messrs. Kurnit and Rogers, and other representatives of both About and PRIMEDIA, discussed their businesses and operations in greater detail, and Messrs. Kurnit and Rogers and representatives of Donaldson, Lufkin & Jenrette discussed, but did not agree to, financial terms and a governance and management structure for the combined entity.

    On October 6, 2000, About's board of directors held a telephonic meeting to discuss, among other things, potential alternative transactions involving About. At this meeting, Mr. Kurnit informed the board of the status of discussions with all the parties that had expressed interest in a possible strategic alliance with About. The board held an extensive discussion regarding the relative merits and risks of a transaction with any of the parties, including the valuation and risks associated with each party. No resolution was reached at this meeting, but the board authorized Mr. Kurnit to continue discussions with the various parties about a possible alliance with About.

    On October 9, 10 and 11, 2000, representatives of About and PRIMEDIA continued to meet and conduct due diligence and to negotiate documentation for a combination between PRIMEDIA and About.

    On October 12, 2000, About's board of directors held its quarterly meeting at the offices of About. At this meeting, among other things, Mr. Kurnit updated the board on the status of discussions with all parties concerning a possible strategic alliance with About. The board again held further discussions regarding the relative merits and risks of a transaction with any of the parties, including the valuation and risks associated with each party. No resolution was reached at this meeting but the board authorized Mr. Kurnit to continue discussions with the various parties about a possible alliance with About.

    On October 13, 2000, Messrs. Kurnit, Blaustein, Rogers, McCurdy and Colodny, representatives of Donaldson, Lufkin & Jenrette and other representatives of About and PRIMEDIA met at the offices of Wit SoundView to generally discuss the proposed combination of PRIMEDIA and About. The parties did not discuss any specific terms of the combination at this meeting.

    On October 16, 2000, Messrs. Kurnit and Rogers met to further discuss the potential combination, its strategic rationale, presentation to the public and other specific terms of the combination. They also discussed, but did not agree upon, an appropriate exchange ratio.

    Between October 16, 2000 and October 25, 2000, representatives of About and Donaldson, Lufkin & Jenrette met with representatives of several other parties to further discuss a potential strategic transaction with About. Some of these meetings and conversations remained at a general level while others involved more detailed discussion and business due diligence. In addition, Mr. Kurnit held several informal discussions with members of the board of directors of About to update them on the status of discussions with all parties.

    On October 26 and 27, 2000, Mr. Kurnit had additional conversations with representatives of several parties he had earlier met or spoke with about strategic transactions with About. No agreement was reached as a result of these discussions.

    Beginning on October 27, 2000, About, PRIMEDIA and their respective advisors intensified due diligence activities, communications coordination and preparation of definitive documentation. On October 28, 2000, PRIMEDIA retained Goldman, Sachs & Co. as an additional financial advisor. On October 28, 2000, representatives of About, PRIMEDIA and their respective advisors met to conduct final due diligence, negotiate the merger agreement and related agreements and plan and prepare the announcement of the merger. Mr. Kurnit held several informal conversations with the board of directors of About to specifically update them on the status of negotiations with PRIMEDIA.

    These activities continued throughout the weekend, with negotiations on the merger agreement and related agreements, including various commercial arrangements between the companies, continuing through the afternoon of October 29, 2000, at which time Messrs. Kurnit and Rogers agreed that About would become a subsidiary of PRIMEDIA and the exchange ratio for exchanging shares of About stock for shares of PRIMEDIA common stock would be 2.3409. They also agreed in principle on the principal terms of the merger, subject to the approval of each company's board of directors and negotiation of definitive agreements.

    On October 29, 2000, the board of directors of PRIMEDIA met beginning at 3:30 p.m. All of the members of the board were present in person or by telephone. At this meeting, Mr. Rogers and other members of PRIMEDIA management reviewed the transaction with the board. Presentations regarding certain financial analyses related to the transaction were made by representatives from Merrill Lynch & Co. and Wit SoundView Corporation. Representatives from Goldman, Sachs & Co. joined the meeting and explained their views on the impact the transaction would have on the stock of PRIMEDIA and About. At the conclusion of this meeting, the board of directors unanimously approved the merger agreement, the related agreements and the transactions contemplated by those agreements.

    Also on October 29, 2000, About's board of directors held a telephonic board meeting beginning at 9:00 p.m. One of the directors, Daphne Kis, was unable to join the telephonic board meeting due to a transatlantic flight, although
Mr. Kurnit spoke with Ms. Kis at length about the proposed transaction earlier in the day. At this meeting, Mr. Kurnit and other members of management reviewed the transaction with the board, including the results of discussions with parties other than PRIMEDIA, the strategic reasons for the combination with PRIMEDIA, the principal terms of the proposed transaction, a financial review of the combination, a review of PRIMEDIA's financial conditions and business operations and the results of About's due diligence review.

    Representatives of Brobeck, Phleger & Harrison discussed the board's fiduciary duties in considering a strategic business combination and further discussed the terms of the merger agreement and related documents. Representatives of Donaldson, Lufkin & Jenrette presented to About's board of directors financial analyses related to the proposed transaction. In addition, Donaldson, Lufkin & Jenrette delivered its opinion that, as of October 29, 2000, and based on and subject to the assumptions, limitations and qualifications set forth in its opinion, the consideration to be received by holders of About stock pursuant to the merger agreement was fair to such stockholders from a financial point of view. Representatives of Donaldson, Lufkin & Jenrette and Brobeck, Phleger & Harrison also discussed and answered questions concerning the terms and conditions of various commercial transactions to be entered into with PRIMEDIA simultaneously with the execution of the merger agreement, as well as the terms and conditions of the employment agreements and share lock-up agreements between PRIMEDIA and each of Mr. Kurnit and William C. Day, President and Chief Operating Officer of About. Upon completing its deliberations, the board of directors of About (other than Ms. Kis) unanimously approved the merger agreement and the related agreements and the transactions contemplated by those agreements, declared them advisable and resolved to recommend that About stockholders adopt the merger agreement. Subsequent to the meeting, all the directors of About, including Ms. Kis, ratified the actions of the About board of directors taken at the October 29 meeting.

    After the meeting, Donaldson, Lufkin & Jenrette informed its publishing and internet research analysts about the proposed merger.

    After negotiating the final terms of the merger agreement and related agreements, representatives of About and representatives of PRIMEDIA executed the agreements. In addition, Messrs. Kurnit and Day, members of the About board of directors and certain substantial stockholders of PRIMEDIA entered into voting agreements pursuant to which they each agreed to vote the shares of their companies held by them in favor of adoption of the merger agreement and issuance of the PRIMEDIA common stock in the merger, respectively.

    On October 30, 2000, About and PRIMEDIA issued a joint press release announcing the proposed merger of PRIMEDIA and About.

PRIMEDIA'S REASONS FOR THE MERGER; RECOMMENDATION OF PRIMEDIA'S BOARD OF
  DIRECTORS

    At a meeting held on October 29, 2000, the board of directors of PRIMEDIA concluded that the merger, the merger agreement and each of the transactions contemplated in the merger agreement were in the best interests of PRIMEDIA and its stockholders and determined to recommend that the stockholders consent to the issuance of PRIMEDIA common stock in connection with the merger agreement.

    The decision of the board of directors of PRIMEDIA was based upon several potential benefits of the merger, including the following:

    - PRIMEDIA believes that the merger will position it to obtain new subscribers for its magazines by leveraging About's user base through, among other things, a direct marketing campaign targeted at About's registered users;

    - PRIMEDIA believes that the merger will enable it to become a competitive participant in the Internet market. PRIMEDIA believes that the merger will provide it the opportunity to offer Internet users a quality Internet experience through the combination of PRIMEDIA's and About's content offerings;

    - The merger will provide PRIMEDIA with access to important features and applications including integrated on-line communities;

    - PRIMEDIA believes that the combination of PRIMEDIA's and About's sales forces will enable PRIMEDIA to better service advertisers due to its ability to offer promotional packages that include both traditional and on-line components;

    - The merger will provide PRIMEDIA with improved advertising tools and technologies to assist advertisers in efficiently spending their advertising dollars; and

    - PRIMEDIA believes that the merger will provide it the opportunity to increase the number of its relationships with strategic e-commerce and content partners.

    In its evaluation of the merger, PRIMEDIA's board of directors reviewed several factors, including, but not limited to, the following:

    - historical information concerning PRIMEDIA's and About's respective businesses, financial performance and condition, operations, technology and management, including reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the SEC;

    - PRIMEDIA management's view of the financial condition, results of operations and businesses of PRIMEDIA and About before and after giving effect to the merger and the PRIMEDIA board's determination of the merger's effect on stockholder value;

    - current financial market conditions and historical market prices, volatility and trading information;

    - the consideration About stockholders will receive in the merger in light of comparable merger transactions;

    - the opinion of Wit SoundView Corporation, as more fully described in "Opinion of Wit SoundView Corporation," that, as of the date of such opinion and subject to the considerations described therein, the exchange ratio in the merger is fair from a financial point of view to PRIMEDIA and PRIMEDIA's common stockholders;

    - the opinion of Merrill Lynch & Co., as more fully described in "Opinion of Merrill Lynch & Co.," that, as of the date of such opinion, and based upon the assumptions made, matters considered and limits of review described therein, the exchange ratio was fair from a financial point of view to PRIMEDIA;

    - the belief that the terms of the merger agreement are reasonable;

    - the impact of the merger on PRIMEDIA's customers and employees;

    - reports from management, legal, financial and accounting advisors as to the results of the due diligence investigation of About; and

    - the expectation that the merger will be accounted for as a purchase.

    The PRIMEDIA board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

    - the risk that the potential benefits of the merger may not be realized;

    - the possibility that the merger may not be consummated, even if approved by PRIMEDIA's and About's stockholders;

    - the effect of the public announcement of the merger on About's and PRIMEDIA's stock prices;

    - the risk of management and employee disruption associated with the merger, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company;

    - the risk that the merger could adversely affect PRIMEDIA's relationship with certain of its customers and strategic partners; and

    - other applicable risks described in this joint proxy statement-consent solicitation-prospectus under "Risk Factors."

    The board concluded however, that, on balance, the potential benefits to PRIMEDIA and its stockholders of the merger outweighed the risks associated with the merger.

    The discussion of the information and factors considered by the PRIMEDIA board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the PRIMEDIA board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

    After careful consideration, the PRIMEDIA board of directors has determined the merger agreement and the merger to be fair to and in the best interests of the PRIMEDIA stockholders. IN CONNECTION WITH THE MERGER, PRIMEDIA'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PRIMEDIA STOCKHOLDERS CONSENT TO THE ISSUANCE OF SHARES OF PRIMEDIA COMMON STOCK IN CONNECTION WITH THE MERGER AGREEMENT.

ABOUT'S REASONS FOR THE MERGER; RECOMMENDATION OF ABOUT'S BOARD OF DIRECTORS

    The About board of directors has determined that the merger, the merger agreement and each of the transactions contemplated in the merger agreement are fair to and in the best interests of About and its stockholders.

    At a meeting held on October 29, 2000, the About board of directors, with the assistance of outside financial and legal advisors, considered the financial, legal and other terms of the merger. The decision of the About board of directors to adopt the merger agreement and to approve the merger and each of the transactions contemplated in the merger agreement, and its conclusion that the merger, the merger agreement and each of the transactions contemplated in the merger agreement are fair to and in the best interest of About and its stockholders, was based on several potential benefits of the merger and involved the consideration of a number of factors, including the following:

    - the opportunity to create a leading online and offline company in the targeted media marketing industry upon consummation of the merger;

    - the opportunity to dramatically broaden relationships between About and its advertisers and to provide integrated marketing solutions for transaction-based advertisers;

    - the potential for About to offer advertisers promotional packages which integrate on-line and traditional components;

    - the opportunity to allow About to become part of a significantly larger organization with greater resources, scope of operation and access to capital on attractive terms;

    - the opportunity for About's stockholders to participate in the potential growth of the surviving corporation after the merger;

    - the exchange ratio in the merger and the implied per share price, which compared favorably to transactions comparable to the merger and a discounted cash flow, according to a number of applicable valuation methodologies, including an analysis of companies comparable to About;

    - the About board's belief that the analysis of Donaldson, Lufkin & Jenrette Securities Corporation supported the board's conclusion that the consideration to be received by the holders of About stock pursuant to merger agreement was fair to the holders of About stock from a financial point of view;

    - the view of About's management of the financial condition, the competitive position and prospects, the results of operations and the businesses of PRIMEDIA and About before and after giving effect to the merger, and the determination of About's board of directors of the merger's effect on stockholder value;

    - the relative trading prices and volumes (as well as prospects for future growth in value) of About's common stock as compared with PRIMEDIA's common stock;

    - the current financial market conditions and the historical stock market prices, the volatility and the trading information associated with the common stock of PRIMEDIA and About;

    - the belief that the terms of the merger agreement were reasonable;

    - the impact of the merger on About's customers and employees;

    - the results of due diligence investigations of PRIMEDIA conducted by About's outside financial and legal advisors; and

    - the structure of the merger, which permits About stockholders to exchange their About stock for PRIMEDIA common stock on a tax-free basis.

    The decision of About's board of directors was the result of its careful consideration of a range of strategic alternatives in the pursuit of a long-term business strategy for About. The board's primary consideration was to identify and secure the alternative that would provide the best strategic fit for About and to provide long-term value to About's stockholders. The About board also reviewed with its financial and legal advisors:

    - historical information concerning PRIMEDIA's and About's respective businesses, financial performance and condition, operations, technology and management;

    - the terms and conditions of the merger agreement;

    - the terms and conditions of the advertising agreements executed simultaneously with the execution of the merger agreement, pursuant to which About agreed to issue shares of its common stock in exchange for advertising and promotional services by PRIMEDIA;

    - the terms and conditions of the sales representation agreement executed simultaneously with the execution of the merger agreement, pursuant to which About engaged PRIMEDIA as About's advertising sales representative for specified types of advertising;

    - the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, more fully described in "Opinion of Donaldson, Lufkin & Jenrette Securities Corporation," that, as of October 29, 2000, and based on and subject to the assumptions, limitations and qualifications set forth in its opinion, the consideration to be received by the holders of About stock pursuant to the merger agreement was fair to the holders of About stock from a financial point of view;

    - the terms and conditions of the right of first offer agreement executed simultaneously with the execution of the merger agreement, pursuant to which About granted to PRIMEDIA a right of first offer to provide various content;

    - the terms and conditions of the employment agreements and share lock-up agreements of Scott P. Kurnit, About's Chairman and Chief Executive Officer, and William C. Day, About's President and Chief Operating Officer, particularly in light of the fact that, as a result of these agreements, Messrs. Kurnit and Day may have interests in the merger that are different from or are in addition to the interests of the other About stockholders;

    - the amount of the termination fee and the events triggering the payment of such fee; and

    - the limitation on the ability of About to negotiate with other companies regarding an alternative transaction, and the potential effects that this limitation would have on About's receipt of alternative proposals that could be superior to the merger with PRIMEDIA.

    The About board also considered a number of potentially negative factors in its deliberations concerning the merger, including:

    - the volatility of the market value of PRIMEDIA common stock, including the risk that the announcement of the merger would have an adverse effect on the market price of PRIMEDIA common stock;

    - the risk that, because the share exchange ratio would not be adjusted for changes in the market price of the common stock of either PRIMEDIA or About, the per share value of the consideration to be receive by About stockholders might be significantly less than the price per share implied by the exchange ratio immediately prior to the announcement of the merger to the public;

    - the risk that the merger might not be consummated;

    - the potential loss of revenues and business opportunities for About as a result of confusion in the marketplace arising out of the announcement of the merger to the public, and the possible exploitation of such confusion by the competitors of PRIMEDIA and About;

    - the possibility of management disruption associated with the merger and with the integration of the companies operations;

    - the risk that, despite the efforts of the surviving corporation, key management and technical personnel of About might not continue with the surviving corporation;

    - the risk that the benefits sought to be achieved by the merger would not be realized; and

    - the other applicable risks described in this joint proxy statement-consent solicitation-prospectus under "Risk Factors."

    The About board of directors, however, concluded that, on balance, the merger's potential benefits to About and its stockholders outweighed the associated risks. The above discussion of the information and facts considered by About's board of directors is not intended to be exhaustive. In view of the variety of factors to be considered in connection with its evaluation of the merger, the About board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific facts considering in reaching its decision.

    Following careful and thorough consideration, the About board of directors determined that the merger agreement and the merger are fair to and in the best interests of About and its stockholders. THE ABOUT BOARD OF DIRECTORS RECOMMENDS THAT THE ABOUT STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

OPINION OF WIT SOUNDVIEW CORPORATION

    Under an engagement letter dated August 30, 2000, PRIMEDIA retained Wit SoundView Corporation to provide financial advisory services and a financial fairness opinion in connection with the merger. PRIMEDIA's board of directors selected Wit SoundView to act as PRIMEDIA's financial advisor based on Wit SoundView's qualifications, expertise and reputation and its knowledge of Internet and Internet content industries. At a meeting of PRIMEDIA's board of directors on October 29, 2000, Wit SoundView rendered its oral opinion, subsequently confirmed in writing, that, as of October 29, 2000 and based upon and subject to the various considerations set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair to PRIMEDIA and to PRIMEDIA's stockholders from a financial point of view.

    The full text of the written opinion of Wit SoundView, dated October 29, 2000, is attached as Annex A to this joint proxy statement-consent solicitation-prospectus and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations of the review undertaken by Wit SoundView in rendering its opinion. PRIMEDIA stockholders are urged to, and should, read the opinion carefully and in its entirety. Wit SoundView's opinion is directed to PRIMEDIA's board of directors and addresses only the fairness to PRIMEDIA and PRIMEDIA's common stockholders from a financial point of view of the exchange ratio pursuant to the merger agreement as of the date of the opinion. It does not address any other aspect of the merger and does not constitute a recommendation to any holder of PRIMEDIA common stock or About stock as to how to vote in either the PRIMEDIA consent solicitation or at the About special meeting.

    The summary of the opinion of Wit SoundView set forth in this document is qualified in its entirety by reference to the full text of the written opinion.

    In connection with its opinion, Wit SoundView, among other things:

    - reviewed certain publicly available financial statements and other information relating to PRIMEDIA and About;

    - reviewed certain internal financial statements and other data relating to the business and financial prospects of PRIMEDIA, including estimates and financial forecasts prepared by the management of PRIMEDIA, that were provided to Wit SoundView and not publicly available;

    - reviewed certain internal financial statements and other data relating to the business and financial prospects of About, including estimates and financial forecasts prepared by the managements of PRIMEDIA and About and not publicly available;

    - conducted discussions with members of the senior managements of PRIMEDIA and About;

    - reviewed publicly available financial and stock market data with respect to certain other companies in lines of business which Wit SoundView believed to be generally relevant;

    - compared the financial terms of the transaction with the publicly available financial terms of certain other transactions which Wit SoundView believed to be generally relevant;

    - considered certain pro forma effects of the transaction on PRIMEDIA's financial statements and reviewed certain estimates of synergies prepared by PRIMEDIA management;

    - reviewed drafts of the merger agreement dated as of October 29, 2000; and

    - conducted such other financial studies, analyses, and investigations, and considered such other information as Wit SoundView deemed necessary or appropriate.

    Wit SoundView assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. Wit SoundView did not make any independent valuation or appraisal of the assets or liabilities of About or PRIMEDIA, nor was Wit SoundView furnished with any such appraisals. With respect to the financial forecasts, estimates, pro forma effects and calculations of synergies referred to above, Wit SoundView assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of PRIMEDIA and About as to the future financial performance of their respective companies. Wit SoundView's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Wit SoundView as of, the date of its opinion.

    The following is a brief summary of certain of the analyses performed by Wit SoundView in connection with its oral opinion and the preparation of its written opinion dated October 29, 2000. Certain of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Wit SoundView, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

    EXCHANGE RATIO ANALYSIS. Wit SoundView reviewed the implied exchange ratios of the closing prices of About stock to the corresponding closing prices of PRIMEDIA common stock over various periods from April 27, 2000 through October 27, 2000. Wit SoundView examined the premiums represented by the transaction exchange ratio of 2.3409x over the averages of these daily implied exchange ratios over various periods:

                                               PERIOD AVERAGE
PERIOD ENDED                                      EXCHANGE      TRANSACTION EXCHANGE
OCTOBER 27, 2000                                   RATIO           RATIO PREMIUM
----------------                               --------------   --------------------
October 27, 2000.............................       1.566x              49.5%
Last 10 Trading Days.........................       1.438               62.8%
Last 30 Trading Days.........................       1.740               34.5%
Last 2 Months................................       1.880               24.5%
Last 3 Months................................       1.785               31.1%
Last 6 Months................................       1.776               31.8%

    ABOUT TRADING RANGE. Wit SoundView reviewed the range of closing prices of About stock prior to and including October 27, 2000. Wit SoundView observed the following:

                                       PERIOD INTRADAY LOW        PERIOD INTRADAY HIGH
                                     ------------------------   ------------------------
                                                IMPLIED OFFER              IMPLIED OFFER
PERIOD ENDED                                      PREMIUM /                  PREMIUM /
10/27/00                              PRICE      (DISCOUNT)      PRICE      (DISCOUNT)
------------                         --------   -------------   --------   -------------
Last 10 Trading Days...............   $16.00        123.1%      $ 27.75         28.6 %
Last 30 Trading Days...............   $16.00        123.1%      $ 39.88        (10.5)%
Last 2 Months......................   $16.00        123.1%      $ 45.88        (22.2)%
Last 3 Months......................   $16.00        123.1%      $ 45.88        (22.2)%
Last 6 Months......................   $16.00        123.1%      $ 52.00        (31.3)%
Last 12 Months.....................   $16.00        123.1%      $105.81        (66.3)%

High...............................                 123.1%                      28.6 %
Low................................                 123.1%                     (66.3)%

    COMPARABLE COMPANY TRADING ANALYSIS. Wit SoundView compared certain publicly available financial information of About with publicly available information for selected companies comparable to the business or businesses of About. The following table lists the relevant comparable companies analyzed by Wit SoundView:

    - Ask Jeeves, Inc.

    - Excite@Home Corporation

    - GoTo.com, Inc.

    - LookSmart Ltd.

    - NBC Internet, Inc.

    - Lycos, Inc.

    - CNET Networks, Inc.

    - Lifeminders, Inc.

    Wit SoundView used publicly available financial projections by equity analysts covering each comparable company to determine the ratio of enterprise value to projected revenues and the ratio of enterprise value to projected gross profit for the 2001 calendar year for each company. The enterprise value of a company is equal to the value of its fully-diluted common equity plus debt, the liquidation value of outstanding preferred stock, if any, plus minority interests, if any, minus cash and the value of certain other assets, including equity investments in affiliates. In conducting its analysis, Wit SoundView applied the relevant enterprise value multiples of the comparable companies to PRIMEDIA management's estimates of various financial statistics for About. Wit SoundView then estimated the implied value per share of About as of October 27, 2000. Wit SoundView estimated the following:

                                                      COMPARABLE        IMPLIED VALUE
CALENDAR YEAR FINANCIAL STATISTIC                  COMPANY MULTIPLE   PER SHARE OF ABOUT
---------------------------------                  ----------------   ------------------
2001 Estimated Revenues.........................       2.0x - 6.0x         $20 - $43
2001 Estimated Gross Profit.....................       3.0x - 8.0x         $20 - $40

    Based on the comparable company analysis, Wit SoundView estimated an implied value range per share of About of $20 to $43.

    No company utilized in the comparable company analysis is identical to About or PRIMEDIA. In evaluating the comparable companies, Wit SoundView made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of About and PRIMEDIA, such as the impact of competition on the businesses of About or PRIMEDIA and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of About or PRIMEDIA or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

    PRECEDENT TRANSACTIONS ANALYSIS. Based on publicly available information as of October 27, 2000, Wit SoundView compared the premiums paid in selected precedent merger and acquisition transactions to the relevant financial statistics for About implied by the exchange ratio and the share price of PRIMEDIA common stock as of October 27, 2000. The following table presents the precedent transactions analyzed by Wit SoundView:

    TARGET/ACQUIROR:

    - Go2Net, Inc./InfoSpace, Inc.

    - Ziff-Davis Inc.--ZDNET/CNET Networks, Inc.

    - Lycos, Inc./Terra Networks S.A.

    - Broadcast.com, Inc./Yahoo! Inc.

    - GeoCities.com, Inc./Yahoo! Inc.

    - Excite Inc./@Home Corporation

    Based on its analysis of the precedent transactions, Wit SoundView considered the following premiums, represented by the transaction exchange ratio to the average historical implied exchange ratio, in evaluating the transaction exchange ratio premium to the About/PRIMEDIA average historical implied exchange ratio:

                                                                ABOUT TRANSACTION
                                         TRANSACTION EXCHANGE     EXCHANGE RATIO
                                           RATIO PREMIUM TO      PREMIUM TO ABOUT
                                          HISTORICAL IMPLIED    HISTORICAL IMPLIED
TRADING PERFORMANCE STATISTIC               EXCHANGE RATIO        EXCHANGE RATIO
-----------------------------            --------------------   ------------------
About Current Price (As of Oct. 27,
  2000)................................       10% -  70%                50%
10 Trading Day Average Exchange
  Ratio................................       15% - 100%                65%
30 Trading Day Average Exchange
  Ratio................................       35% - 135%                35%
2 Month Average Exchange Ratio.........       40% - 135%                25%
3 Month Average Exchange Ratio.........       30% - 155%                30%
6 Month Average Exchange Ratio.........        25% - 95%                30%

    No transaction utilized in the precedent transactions analysis is identical to the merger. In evaluating the transactions listed above, Wit SoundView made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PRIMEDIA and About, such as the impact of competition on the businesses of About or PRIMEDIA and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of PRIMEDIA or About or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

    DISCOUNTED CASH FLOW ANALYSIS. Wit SoundView performed a discounted cash flow analysis, without giving effect for the merger, for the years 2001 through 2005 to estimate the present value per share of About. The projections of financial performance were made by PRIMEDIA's management, based on the guidance provided by About's senior management. Wit SoundView calculated a range of equity values per share for About based upon the sum of the discounted net present value of About's five-year stream of projected unlevered free cash flows plus the discounted net present value of the terminal value based on a range of multiples of its projected 2005 EBITDA.

    Using discount rates ranging from 16% to 20% and terminal value multiples of estimated 2005 EBITDA ranging from 16.0x to 18.0x, Wit SoundView calculated the following range of implied equity values per share for About stock:

                                                             LOW ($)    HIGH ($)
                                                             --------   --------
Implied Equity Value Per Share of About Stock..............    $ 41       $ 51
Implied Offer Price Premium/(Discount).....................     (13)%      (30)%

    Wit SoundView compared the implied valuation range from the About discounted cash flow analysis to the implied valuation range from the PRIMEDIA discounted cash flow analysis, as summarized below.

    PRIMEDIA TRADING RANGE. Wit SoundView reviewed the range of closing prices of PRIMEDIA common stock prior to October 27, 2000. Wit SoundView observed the following:

PERIOD PRIOR TO OCTOBER 27, 2000                                VALUE PER SHARE
--------------------------------                               -----------------
52 Week Range...............................................   $10.94 - $34.88
1 Week Average..............................................        $15.83
1 Month Average.............................................        $15.78
3 Month Average.............................................        $17.74
6 Month Average.............................................        $19.30

    DISCOUNTED CASH FLOW ANALYSIS. Wit SoundView performed a discounted cash flow analysis of PRIMEDIA, without giving effect to the merger, for the years 2001 through 2005. The projections of financial performance were made by PRIMEDIA's management. Wit SoundView calculated a range of equity values per share for PRIMEDIA based upon the sum of the discounted net present value of PRIMEDIA's five-year stream of projected unlevered free cash flows plus the discounted net present value of the terminal value based on a range of multiples of its projected 2005 EBITDA.

    Using discount rates ranging from 10.0% to 14.0% and terminal value multiples of estimated 2005 EBITDA ranging from 12.0x to 14.0x, Wit SoundView calculated the following range of implied equity values per share for PRIMEDIA common stock:

                                                             LOW ($)    HIGH ($)
                                                             --------   --------
Implied Equity Value Per Share of PRIMEDIA Common Stock....    $15        $24

    Wit SoundView compared the implied valuation range from the PRIMEDIA discounted cash flow analysis to the implied valuation range from the About discounted cash flow analysis, as summarized above.

    RELATIVE DISCOUNTED CASH FLOW ANALYSIS. Wit SoundView, utilizing the stand-alone discounted cash flow analyses (as described in this section) calculated the implied exchange ratio, by the division of the discounted cash flow equity value per share of About by the discounted equity value per share of PRIMEDIA. Based upon this analysis, Wit SoundView calculated the following implied exchange ratio range:

                                                            LOW ($)    HIGH ($)
                                                            --------   --------
Implied Discounted Cash Flow Analysis Exchange Ratio......  2.1229x    2.6534x

    Wit SoundView observed that the transaction exchange ratio was in the range of the implied discounted cash flow exchange ratio.

    PRO FORMA MERGER ANALYSIS. Wit SoundView analyzed the pro forma impact of the merger on PRIMEDIA's combined projected EBTDA per share for the calendar years 2001, 2002 and 2003. EBTDA is defined as earnings before taxes, depreciation, amortization, non-cash compensation and deferred financing costs (and after preferred dividends). Such analysis was based on projections of PRIMEDIA made by PRIMEDIA's management and projections of About made by PRIMEDIA's management, based on the guidance provided by About's senior management. Using the projections and expected synergies provided by the management of PRIMEDIA, Wit SoundView observed the following:

                                                             ACCRETION/(DILUTION)
PERIOD OF TIME                                                 EBTDA PER SHARE
--------------                                               --------------------
Calendar Year 2001.........................................          (8.2)%
Calendar Year 2002.........................................           9.9%
Calendar Year 2003.........................................           7.2%

    In arriving at its opinion, Wit SoundView considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Wit SoundView believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Wit SoundView may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Wit SoundView's view of the actual value of PRIMEDIA or About. In performing its analyses, Wit SoundView made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PRIMEDIA or About. Any estimates contained in Wit SoundView's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

    The analyses performed were prepared solely as part of Wit SoundView's analysis of the fairness from a financial point of view to PRIMEDIA and PRIMEDIA's stockholders of the exchange ratio pursuant to the merger agreement and were conducted in connection with the delivery of Wit SoundView's opinion. The analyses do not purport to be appraisals or to reflect the prices at which PRIMEDIA or About might actually be sold.

    The exchange ratio pursuant to the merger agreement was determined through arm's-length negotiations between PRIMEDIA and About and was approved by the PRIMEDIA board of directors. Wit SoundView provided advice to PRIMEDIA during such negotiations.

    In addition, Wit SoundView's opinion and presentation to the PRIMEDIA board of directors was one of many factors taken into consideration by PRIMEDIA's board of directors in making its decision to approve the merger. Consequently, the Wit SoundView analyses as described above should not be viewed as determinative of the opinion of the PRIMEDIA board of directors with respect to the merger or of whether the PRIMEDIA board of directors would have been willing to agree to a transaction with a different form or amount of consideration.

    The PRIMEDIA board of directors retained Wit SoundView based upon Wit SoundView's qualifications, experience and expertise in Internet and Internet content. Wit SoundView is an internationally recognized investment banking and advisory firm. Wit SoundView, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Wit SoundView's trading and brokerage activities, Wit SoundView or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the securities of PRIMEDIA, About or their respective affiliates.

    Under the engagement letter, Wit SoundView provided financial advisory services and the financial fairness opinion in connection with the merger, and PRIMEDIA agreed to pay Wit SoundView a customary fee. A substantial portion of Wit SoundView's fee will be paid upon consummation of the merger. In addition, PRIMEDIA has agreed to reimburse Wit SoundView for any out-of-pocket expenses incurred by Wit SoundView in connection with its engagement and to indemnify Wit SoundView and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Wit SoundView or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Wit SoundView's engagement.

OPINION OF MERRILL LYNCH & CO.

    PRIMEDIA retained Merrill Lynch & Co. to act as financial advisor with respect to the merger. As part of the engagement, PRIMEDIA requested that Merrill Lynch deliver an opinion as to whether the exchange ratio in the merger was fair from a financial point of view to PRIMEDIA. At the meeting of the board of directors of PRIMEDIA on October 29, 2000, Merrill Lynch rendered its oral opinion to the board of directors of PRIMEDIA (subsequently confirmed in writing) that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the exchange ratio in the merger was fair from a financial point of view to PRIMEDIA.

    The full text of Merrill Lynch's opinion, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by Merrill Lynch in rendering its opinion, is included as Annex B and is incorporated by reference into this joint proxy statement-consent solicitation-prospectus. This description of Merrill Lynch's opinion is qualified in its entirety by reference to the full text of the opinion, and you are urged to read the opinion and consider it carefully. Merrill Lynch's opinion is addressed to PRIMEDIA's board of directors and evaluates only the fairness from a financial point of view to PRIMEDIA of the exchange ratio in the merger. Merrill Lynch's opinion does not address the merits of the underlying decision by PRIMEDIA to engage in the merger and does not constitute a recommendation to any shareholder of PRIMEDIA as to how to vote on the proposed issuance of shares of PRIMEDIA common stock in the merger or any related matter.

    In arriving at its opinion, Merrill Lynch, among other things:

    - reviewed certain publicly available business and financial information relating to PRIMEDIA and About that Merrill Lynch deemed to be relevant;

    - reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of PRIMEDIA and About, as well as the amount and timing of any cost savings and synergies expected to result from the merger (which are referred to as the "Expected Synergies"), furnished to Merrill Lynch by PRIMEDIA and About;

    - conducted discussions with members of senior management of PRIMEDIA and About concerning their respective businesses and prospects before and after giving effect to the merger and the Expected Synergies;

    - reviewed the historical market prices and trading activity for shares of PRIMEDIA common stock and shares of About stock and compared them with that of certain publicly traded companies that Merrill Lynch deemed to be reasonably similar to PRIMEDIA and About, respectively;

    - compared the results of operations of PRIMEDIA and About with that of certain companies that Merrill Lynch deemed to be reasonably similar to PRIMEDIA and About, respectively;

    - compared the proposed financial terms of the transactions contemplated by the merger agreement with the financial terms of certain other mergers and acquisitions that Merrill Lynch deemed to be relevant;

    - considered the pro forma effect of the merger on PRIMEDIA;

    - reviewed the merger agreement; and

    - reviewed such other financial studies, analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

    In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of the assets or liabilities of PRIMEDIA or About, nor was Merrill Lynch furnished with any such evaluation or appraisal. With respect to the financial forecasts and Expected Synergies furnished by PRIMEDIA and About, Merrill Lynch assumed that this information had been reasonably prepared and reflected the best currently available estimates and judgment of PRIMEDIA's or About's management as to the expected future financial performance of PRIMEDIA or About, as the case may be, and the Expected Synergies. Merrill Lynch further assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

    Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the merger. Merrill Lynch also assumed that the merger would be consummated in accordance with the terms of the merger agreement without waiver of any material condition.

    At the meeting of PRIMEDIA's board of directors held on October 29, 2000, Merrill Lynch presented certain financial analyses accompanied by written materials in connection with the delivery of its oral opinion at that meeting and its written opinion as of October 29, 2000.

    The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its opinion. Some of the summaries of financial analyses include information presented in tables. In order to fully understand the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

    TRADING HISTORY ANALYSIS. Merrill Lynch reviewed the per share closing price trading data of shares of About stock for the 52-week period prior to and including the final trading day prior to October 29, 2000. This analysis indicated the following range:

PERIOD                                                       LOW ($)    HIGH ($)
------                                                       --------   --------
52 Week....................................................   $16.00    $105.81

    Merrill Lynch observed that the implied offer price per share of About stock was within the range implied by this analysis.

    COMPARABLE PUBLIC COMPANY ANALYSIS. Using publicly available information, Merrill Lynch compared selected financial data of About, based on projections provided by the management of PRIMEDIA, with corresponding data for selected publicly traded companies that Merrill Lynch deemed to be reasonably similar to About. These companies were:

    - Yahoo! Inc.

    - Excite@Home Corporation

    - NBC Internet, Inc.

    - CNET Networks, Inc.

    - Sportsline.com, Inc.

    - Netcentives Inc.

    - LifeMinders, Inc.

    - DoubleClick, Inc.

    - 24/7 Media, Inc.

    - Engage, Inc.

    - Ask Jeeves, Inc.

    - GoTo.com, Inc.

    - LookSmart, Ltd.

    Merrill Lynch selected these companies because they engage in businesses and have operating profiles reasonably similar to those of About. Merrill Lynch used publicly available financial projections by equity analysts covering each comparable company to determine the ratio of market value to projected revenues and the ratio of market value to projected gross profit for the 2001 calendar year for each of these companies. Merrill Lynch then estimated the implied value ranges per share of About stock as of October 27, 2000 set forth below.

                                                                                IMPLIED VALUE PER SHARE
CALENDAR YEAR FINANCIAL STATISTIC                 COMPARABLE COMPANY MULTIPLE          OF ABOUT
---------------------------------                 ---------------------------   -----------------------
2001 Estimated Revenues.........................          2.0x - 4.0x               $17.05 - $27.35
2001 Estimated Gross Profit.....................          2.5x - 5.0x               $15.35 - $24.00

    Merrill Lynch observed that the implied offer price per share of About stock was above the ranges implied by this analysis.

    SELECTED PRECEDENT TRANSACTION ANALYSIS. Based on the publicly available information available as of October 27, 2000, Merrill Lynch calculated the premium of the implied exchange ratio for each of the selected precedent stock-for-stock merger and acquisition transactions, based on the price paid per share of common stock to the issuing company's stock price, to the 1-day prior exchange ratio and the prior 30-day average exchange ratio, using the ratio of the target's stock price to the acquiror's stock price over each relevant time period. The following table represents certain of the precedent transactions analyzed by Merrill Lynch:

    TARGET/ACQUIROR:

    - Go2Net, Inc./InfoSpace, Inc.

    - Ziff-Davis Inc.--ZDNET/CNET Networks, Inc.

    - Lycos, Inc./Terra Networks S.A.

    - Flycast Communications Corporation/CMGI, Inc.

    - MSN Sidewalk Corporation/Ticketmaster Online Corporation

    - NetGravity, Inc./DoubleClick, Inc.

    - GeoCities.com, Inc./Yahoo! Inc.

    - Excite Inc./@Home Corporation

    All premiums paid for the selected transactions were based on public information available at the time of public announcement. Based on its analysis of the precedent transactions, Merrill Lynch applied the following premiums to the relevant financial statistics for About implied by the exchange ratio and the share price of PRIMEDIA common stock as of October 27, 2000. This analysis indicated the following results:

                                                                           IMPLIED VALUE PER SHARE
TRADING PERFORMANCE STATISTICS                                 PREMIUM            OF ABOUT
------------------------------                                ----------   -----------------------
1-day Prior Exchange Ratio (as of October 27, 2000).........  45% - 65%        $34.65 - $39.40
30-day Average Exchange Ratio...............................  40% - 90%        $37.15 - $50.40

    Merrill Lynch observed that the implied offer price per share of About stock was within the range implied by the 1-day prior exchange ratio premium analysis and below the range implied by the 30-day average exchange ratio premium analysis.

    DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed a discounted cash flow analysis of About both before and after giving effect to 50% of the Expected Synergies for the years 2001 through 2005. The projections of financial performance for About and the Expected Synergies were provided by the management of PRIMEDIA. Merrill Lynch calculated a range of equity values per share of About stock based upon the sum of the discounted net present value of About's five-year stream of projected unlevered free cash flows plus the discounted net present value of About's terminal value based on a range of multiples of its projected 2005 EBITDA. Using discount rates ranging from 18% to 22% and terminal value multiples of 2005 EBITDA ranging from 16.0x to 18.0x, Merrill Lynch calculated the following range of implied equity values per share of About stock:

                                                              LOW ($)    HIGH ($)
                                                              --------   --------
Implied Equity Value Per Share of About Stock (excluding
  Expected Synergies).......................................   38.98      47.42
Implied Equity Value Per Share of About Stock (including 50%
  of the Expected Synergies)................................   51.69      63.71

    Merrill Lynch observed that the implied offer price per share of About stock was below the ranges of implied equity value implied by this analysis.

    ANALYST PRICE TARGET ANALYSIS. Merrill Lynch reviewed the price targets of selected equity research analysts for About stock. The range of analyst price targets, as of October 27, 2000, was $70.00 to $75.00 per share.

    Merrill Lynch observed that the implied offer price per share of About stock was below the range implied by this analysis.

    EXCHANGE RATIO ANALYSIS. Merrill Lynch also reviewed certain historical ratios of the price of About stock to the price of PRIMEDIA common stock over various periods ending October 27, 2000. The following table sets forth the high, low and average ratios of closing prices of About stock to PRIMEDIA common stock for the following periods ending October 27, 2000:

                                                                RATIO OF CLOSING PRICES OF
                                                                       ABOUT STOCK
                                                                    TO PRIMEDIA COMMON
                                                                          STOCK
PERIOD ENDING                                                 ------------------------------
OCTOBER 27, 2000                                                HIGH     AVERAGE      LOW
----------------                                              --------   --------   --------
Since IPO (March 24, 1999)..................................  6.667x      2.917x     1.203x
1 Year......................................................  5.760x      2.740x     1.203x
6 Months....................................................  2.550x      1.776x     1.203x
3 Months....................................................  2.484x      1.785x     1.203x
1 Month.....................................................  2.330x      1.611x     1.203x

    Merrill Lynch observed that the merger exchange ratio was within the ranges of exchange ratio implied by this analysis.

    RELATIVE DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch utilized the About stand-alone discounted cash flow analysis (as described in this section) and the discounted cash flow analysis of PRIMEDIA described below to calculate the implied exchange ratio, dividing the discounted equity value per share of About stock by the discounted equity value per share of PRIMEDIA common stock.

    In performing the PRIMEDIA discounted cash flow analysis without giving effect to the Expected Synergies, for the years 2001 through 2005, Merrill Lynch calculated a range of equity values per share of PRIMEDIA common stock based upon the sum of the discounted net present values of PRIMEDIA's 5-year stream of projected unlevered free cash flows plus the discounted net present value of PRIMEDIA's terminal value based on a range of multiples of its 2005 EBITDA. Using projections provided by the management of PRIMEDIA, discount rates of 10.0% to 14.0% and terminal value multiples of 2005 EBITDA ranging from 12.0x to 14.0x, Merrill Lynch calculated a range of implied equity values per share of PRIMEDIA common stock of $15.95 to $24.67.

    Based upon these analyses, Merrill Lynch calculated the following implied exchange ratio range:

IMPLIED DISCOUNTED CASH FLOW                                    LOW        HIGH
----------------------------                                  --------   --------
Analysis Exchange Ratio (excluding Expected Synergies)......   1.580x     2.973x

    Merrill Lynch observed that the merger exchange ratio was within the range of the implied discounted cash flow exchange ratio implied by this analysis.

    PRO FORMA MERGER ANALYSIS. Merrill Lynch analyzed the pro forma impact of the merger on PRIMEDIA's combined after tax cash flow per year for 2001, 2002 and 2003. After tax cash flow is defined as net income plus depreciation, amortization, non-cash compensation and deferred financing costs. Using the projections and Expected Synergies provided by the management of PRIMEDIA, the analyses indicated the following:

                                                                         ACCRETION/(DILUTION%)
                                                                             CALENDAR YEARS
                                                                  ------------------------------------
FINANCIAL STATISTIC                                                 2001          2002          2003
-------------------                                               --------      --------      --------
After Tax Cash Flow Per Share (Dilution %) (excluding
  Expected Synergies).......................................       (21.8%)        (9.0%)        (6.0%)
After Tax Cash Flow Per Share Accretion % (including
  Expected Synergies).......................................         0.2%         17.8%         15.7%

    Merrill Lynch also calculated a range of implied equity values per share of PRIMEDIA common stock on a pro forma basis giving effect to the merger using a multiple of revenue analysis, excluding Expected Synergies, and a multiple of EBITDA analysis, including Expected Synergies, as provided by the management of PRIMEDIA. Merrill Lynch then compared this range to the market price of PRIMEDIA common stock as of October 27, 2000.

    Utilizing pro forma projected revenues for PRIMEDIA after giving effect to the merger, which were provided by the management of PRIMEDIA, Merrill Lynch calculated PRIMEDIA's implied equity value on a per share basis as a multiple of 2001 pro forma revenues of 2.25x to 3.0x. This analysis resulted in an equity price value per share of PRIMEDIA common stock of $11.22 to $18.03.

    Utilizing pro forma projected EBITDA, including Expected Synergies, for PRIMEDIA after giving effect to the merger, both of which were provided by the management of PRIMEDIA, Merrill Lynch calculated PRIMEDIA's implied equity value on a per share basis as a multiple of 2001 EBITDA of 15.0x to 30.0x. This analysis resulted in an equity price value per share of PRIMEDIA common stock of $12.81 to $34.83.

    The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial or summary description. In arriving at its opinion, Merrill Lynch made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading view of the analytic processes underlying Merrill Lynch's opinion.

    In performing its analysis, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of About, such as the impact of competition on the business of About and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of About or the industry or in the financial markets in general. No comparable company identified above is identical to About, and no selected precedent transaction identified above is identical to the merger. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies, or the companies included in the selected precedent transactions, and other factors that could affect the public trading values of such comparable companies to which they are being compared or the premiums paid in such comparable transactions to which the merger is being compared; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected company data or selected precedent transaction data.

    PRIMEDIA has agreed to pay Merrill Lynch a customary fee for its services and has also agreed to reimburse Merrill Lynch for reasonable out-of-pocket expenses incurred in connection with its engagement as financial advisor. A substantial portion of Merrill Lynch's fee will be paid upon consummation of the merger. In addition, PRIMEDIA has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement.

    Merrill Lynch has, in the past, provided financial advisory and financing services to PRIMEDIA and to affiliates of its principal shareholder, KKR Associates, L.P., and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade shares of PRIMEDIA common stock, as well as shares of About stock, for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

    About asked Donaldson, Lufkin & Jenrette Securities Corporation, in its role as financial advisor to About, to render an opinion to the About board as to the fairness, from a financial point of view, to the holders of About stock of the consideration to be received by the holders of About stock in the merger. On October 29, 2000, Donaldson, Lufkin & Jenrette delivered to the About board its oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date, based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration to be received by the holders of About stock pursuant to the merger agreement was fair to the holders of About stock from a financial point of view.

    The full text of Donaldson, Lufkin & Jenrette's opinion is attached as Annex C to this joint proxy statement-consent solicitation-prospectus. Holders of About stock are urged to read the Donaldson, Lufkin & Jenrette opinion carefully in its entirety for the procedures followed, assumptions made, other matters considered and limits of the review by Donaldson, Lufkin & Jenrette in connection with its opinion. About and PRIMEDIA determined the consideration to be received by the holders of About stock in arms' length negotiations between About and PRIMEDIA in which Donaldson, Lufkin & Jenrette advised About.

    In arriving at its opinion, Donaldson, Lufkin & Jenrette:

    - reviewed the draft dated October 29, 2000 of the merger agreement and assumed the final form of the merger agreement would not vary in any respect material to Donaldson, Lufkin & Jenrette's analysis;

    - reviewed financial and other information that was publicly available or that About and PRIMEDIA furnished to it, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were financial projections of About for the period beginning October 1, 2000 and ending December 31, 2001 prepared by the management of About and financial projections of PRIMEDIA for the period beginning October 1, 2000 and ending December 31, 2005 prepared by the management of PRIMEDIA;

    - reviewed the reported price and trading activity of About stock and PRIMEDIA common stock;

    - compared financial and securities data of About and PRIMEDIA with similar information with various other companies the securities of which are publicly traded;

    - reviewed the financial terms of selected recent business combinations in the Internet content industry specifically and in other industries generally; and

    - performed such other financial studies, analyses and investigations as Donaldson, Lufkin & Jenrette considered appropriate for the purposes of rendering its opinion.

    In rendering its opinion, Donaldson, Lufkin & Jenrette relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by About and PRIMEDIA or their respective representatives, or that was otherwise reviewed by Donaldson, Lufkin & Jenrette. With respect to the financial projections supplied to Donaldson, Lufkin & Jenrette, Donaldson, Lufkin & Jenrette relied on representations of About and PRIMEDIA, as the case may be, that the projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of About and PRIMEDIA, as the case may be, as to the future operating and financial performance of About and PRIMEDIA, respectively. Donaldson, Lufkin & Jenrette did not assume responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information Donaldson, Lufkin & Jenrette reviewed. Donaldson, Lufkin & Jenrette relied as to certain legal matters on advice of counsel to About.

    Donaldson, Lufkin & Jenrette necessarily based its opinion on economic, market, financial and other conditions as they existed on, and on the information made available to Donaldson, Lufkin & Jenrette as of, the date of its opinion. Donaldson, Lufkin & Jenrette states in its opinion that, although subsequent developments may affect the conclusions reached in its opinion, Donaldson, Lufkin & Jenrette does not have any obligation to update, revise or reaffirm its opinion.

    Donaldson, Lufkin & Jenrette expressed no opinion as to what the value of PRIMEDIA common stock will be when issued to About's stockholders or as to the prices at which PRIMEDIA common stock would actually trade at any time. Donaldson, Lufkin & Jenrette's opinion did not address the relative merits of the merger and any other business strategies considered by the About board. Donaldson, Lufkin & Jenrette's opinion was solely for the information of the About board and did not constitute a recommendation to any About stockholder as to how any stockholder should vote on the merger.

    About selected Donaldson, Lufkin & Jenrette as its financial advisor because Donaldson, Lufkin & Jenrette is an internationally recognized investment banking firm that has substantial experience providing strategic advisory services. Donaldson, Lufkin & Jenrette was not retained as an advisor or agent to the stockholders of About or any other person. As part of its investment banking business, Donaldson, Lufkin & Jenrette is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. About did not impose any restrictions or limitations upon Donaldson, Lufkin & Jenrette with respect to the investigations made or the procedures followed by Donaldson, Lufkin & Jenrette in rendering its opinion.

    The following is a summary of the financial analyses Donaldson, Lufkin & Jenrette presented to the About board on October 29, 2000 in connection with the preparation of Donaldson, Lufkin & Jenrette's opinion. No company or transaction used in the analyses described below is directly comparable to About, PRIMEDIA or the contemplated transaction. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected company or transaction data. The analyses performed by Donaldson, Lufkin & Jenrette are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. The information summarized in the tables which follow should be read in conjunction with the accompanying text.

    COMMON STOCK TRADING HISTORY. Donaldson, Lufkin & Jenrette examined the historical closing prices of About stock from October 26, 1999 to October 27, 2000. During this time period, About stock reached a high of $105.81 per share and a low of $16.00 per share. Donaldson, Lufkin & Jenrette also examined the historical closing prices of PRIMEDIA common stock from October 26, 1999 to October 27, 2000. During this time period, PRIMEDIA common stock reached a high of $34.88 per share and a low of $11.00 per share.

    ANALYSIS OF ABOUT.

    COMPARABLE PUBLICLY TRADED COMPANY ANALYSIS. Donaldson, Lufkin & Jenrette analyzed the market values and trading multiples of selected publicly traded Internet Portal companies that Donaldson, Lufkin & Jenrette believed were reasonably comparable to About. The first group of comparable companies, categorized as small and middle capitalization Internet Portals, consisted of:

    - Ask Jeeves, Inc.

    - CNET Networks, Inc.

    - GoTo.com, Inc.

    - NBC Internet, Inc.

    - Ticketmaster-CitySearch, Inc.

    - Walt Disney Internet Group

    The second group of comparable companies, categorized as large capitalization Internet Portals, consisted of:

    - America Online, Inc.

    - Terra Networks S.A.

    - Yahoo! Inc.

    In examining these comparable companies, Donaldson, Lufkin & Jenrette calculated the enterprise value of each company as a multiple of its respective projected calendar year 2000 and 2001 revenue. The enterprise value of a company is equal to the value of its fully-diluted common equity plus debt, the liquidation value of outstanding preferred stock, if any, plus minority interests, if any, minus cash and the value of certain other assets, including equity investments in affiliates. All historical data was derived from publicly available sources and all projected data was obtained from Wall Street research reports. Donaldson, Lufkin & Jenrette's analysis of the comparable companies yielded the following multiple ranges:

                                                              ENTERPRISE VALUE
                                                             -------------------
                                                              2000E      2001E
                                                             REVENUE    REVENUE
                                                             --------   --------
Selected High..............................................    5.0x       3.5x
Selected Low...............................................    2.5x       2.0x

    Based on an analysis of this data and About's projected results for comparable periods, Donaldson, Lufkin & Jenrette estimated a value per share of About stock ranging from approximately $24.00 to approximately $35.00, compared to the proposed price of $35.70 per share of About stock to be received in the merger.

    PRECEDENT MERGER AND ACQUISITION TRANSACTION ANALYSIS. Donaldson, Lufkin & Jenrette reviewed selected acquisitions involving companies in the Internet Portal industry that Donaldson, Lufkin & Jenrette believed are reasonably comparable to the merger. These transactions consisted of:

    TARGET/ACQUIROR:

    - NetCreations, Inc./DoubleClick, Inc.

    - Ziff-Davis Inc.--ZDNET/CNET Networks, Inc.

    - Lycos, Inc./Terra Networks S.A.

    - Cybergold, Inc./Mypoints.com, Inc.

    - uBid, Inc./CMGI, Inc.

    - MapQuest.com, Inc./America Online, Inc.

    - YesMail.com/CMGI, Inc.

    - Flycast Communications Corp./CMGI, Inc.

    - Adforce, Inc./CMGI, Inc.

    - NetGravity, Inc./DoubleClick, Inc.

    - MovieFone, Inc./America Online, Inc.

    - Geocities.com, Inc./Yahoo! Inc.

    - Excite, Inc./@Home Corporation

    - CitySearch, Inc./Ticketmaster Online Corporation

    In examining these acquisitions, Donaldson, Lufkin & Jenrette calculated the enterprise value of the acquired company implied by each of these transactions as a multiple of projected calendar year 2000 and 2001 revenue. Donaldson, Lufkin & Jenrette's analysis of these comparable acquisitions yielded the following multiple ranges:

                                                              ENTERPRISE VALUE
                                                             -------------------
                                                              2000E      2001E
                                                             REVENUE    REVENUE
                                                             --------   --------
Selected High..............................................    5.0x       4.0x
Selected Low...............................................    2.5x       2.0x

    Based on an analysis of this data and About's projected operating results for comparable periods, Donaldson, Lufkin & Jenrette estimated a value per share of About stock ranging from approximately $24.00 to approximately $40.00, compared to the proposed price of $35.70 per share of About stock to be received in the merger.

    ANALYSIS OF PRIMEDIA. Donaldson, Lufkin & Jenrette conducted its analysis of PRIMEDIA for the purpose of providing information relating to the trading price of PRIMEDIA common stock on October 27, 2000. Donaldson, Lufkin & Jenrette did not attempt to determine what the actual value of PRIMEDIA common stock should be at any given date.

    SUM-OF-THE PARTS ANALYSIS. Donaldson, Lufkin & Jenrette performed a "sum-of-the-parts" analysis of PRIMEDIA by valuing each of its individual business segments individually and then deriving a range of values for PRIMEDIA as a whole. The PRIMEDIA business segments considered were its traditional publishing business and its Internet business.

        Traditional Publishing Business. Donaldson, Lufkin & Jenrette valued PRIMEDIA's traditional publishing business by analyzing the market values and trading multiples of selected publicly traded media and publishing companies that Donaldson, Lufkin & Jenrette believed were reasonably comparable to PRIMEDIA's traditional publishing business. These comparable companies consisted of:

       - Meredith Corporation

       - Penton Media, Inc.

       - McGraw-Hill Companies, Inc.

       - Pearson PLC

       - VNU N.V.

        Donaldson, Lufkin & Jenrette reviewed the multiples of enterprise value to estimated 2001 EBITDA represented by the share prices of the analyzed companies. EBITDA means earnings before interest expense, taxes, depreciation and amortization. Using this information and other factors relevant in the valuation of PRIMEDIA's traditional publishing business, Donaldson, Lufkin & Jenrette determined an estimated 2001 EBITDA multiple range of 11.0x to 15.0x. This analysis resulted in an enterprise value for PRIMEDIA's traditional publishing business ranging from approximately
    $4.3 billion to approximately $5.8 billion.

        Internet Business. Donaldson, Lufkin & Jenrette valued PRIMEDIA's Internet business by analyzing the market values and trading multiples of selected publicly traded Internet Portal

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    companies that Donaldson, Lufkin & Jenrette believed were reasonably comparable to PRIMEDIA's Internet business. These comparable companies consisted of the same group of companies that were evaluated under the "Comparable Publicly Traded Company Analysis" for About discussed above.

        Donaldson, Lufkin & Jenrette reviewed the multiples of enterprise value to estimated 2001 revenue represented by the share prices of the analyzed companies. Using this information and other factors relevant in the valuation of PRIMEDIA's Internet business, Donaldson, Lufkin & Jenrette determined an estimated 2001 revenue multiple range of 2.0x to 3.5x. This analysis resulted in a enterprise value for PRIMEDIA's Internet business ranging from approximately $188.2 million to approximately $329.4 million.

        Total Sum-of-the-Parts Valuation. Based on the results of valuation of PRIMEDIA's traditional publishing business and Internet business, and including the approximate $50.0 million market value of PRIMEDIA's equity investments, the sum-of-the-parts analysis resulted in an enterprise value for PRIMEDIA ranging from approximately $4.4 billion to approximately
    $6.1 billion, and a range of implied prices per share for PRIMEDIA common stock ranging from approximately $13.49 to approximately $23.35, as compared to a market price per share of $15.25 on October 27, 2000.

    DISCOUNTED CASH FLOW ANALYSIS. Donaldson, Lufkin & Jenrette performed a discounted cash flow analysis of the projected cash flows of PRIMEDIA for the fiscal years ending December 31, 2001 through December 31, 2005 using projections and assumptions provided by the management of PRIMEDIA. Donaldson, Lufkin & Jenrette estimated the discounted cash flows for PRIMEDIA using discount rates ranging from 10.5% to 12.5%, based on estimates relating to the theoretical weighted average costs of capital of PRIMEDIA, and terminal multiples of estimated EBITDA for PRIMEDIA's fiscal year ending December 31, 2005 ranging from 12.0x to 14.0x. Based on this analysis, Donaldson, Lufkin & Jenrette estimated a value per share of PRIMEDIA common stock ranging from approximately $18.09 to approximately $24.83, as compared to a market price per share of $15.25 on October 27, 2000.

    PRO FORMA FINANCIAL IMPACT ANALYSIS. Donaldson, Lufkin & Jenrette analyzed selected pro forma financial effects resulting from the merger. In conducting its analysis, Donaldson, Lufkin & Jenrette relied upon financial projections provided by the managements of About and PRIMEDIA. Donaldson, Lufkin & Jenrette analyzed the pro forma effect of the merger on projected cash earnings per share of the combined company for 2000 and 2001. Cash earnings per share means earnings per share before goodwill amortization. The analysis estimates that without synergies the cash earnings per share to each PRIMEDIA stockholder is accretive in pro forma 2000 and 2001, respectively.

    MISCELLANEOUS. The summary set forth above does not purport to be a complete description of the analyses performed by Donaldson, Lufkin & Jenrette but describes, in summary form, the material elements of the presentation that Donaldson, Lufkin & Jenrette made to the About board on October 29, 2000 in connection with the preparation of Donaldson, Lufkin & Jenrette's fairness opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Donaldson, Lufkin & Jenrette conducted each of the analyses in order to provide a different perspective on the transaction and to add to the total mix of information available. Donaldson, Lufkin & Jenrette did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Donaldson, Lufkin & Jenrette considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Donaldson, Lufkin & Jenrette did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Donaldson, Lufkin & Jenrette has indicated to About that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.

    ENGAGEMENT LETTER. Pursuant to the terms of an engagement agreement dated August 30, 2000, About has agreed to pay a fee that is customary in transactions of this nature, a substantial portion of which is contingent upon the consummation of the merger. In addition, About agreed to reimburse Donaldson, Lufkin & Jenrette, upon Donaldson, Lufkin & Jenrette's request from time to time, for all out-of-pocket expenses, including the reasonable fees and expenses of counsel, Donaldson, Lufkin & Jenrette incurred in connection with its engagement thereunder and to indemnify Donaldson, Lufkin & Jenrette and related persons against certain liabilities in connection with its engagement, including liabilities under U.S. federal securities laws. Donaldson, Lufkin & Jenrette and About management negotiated the terms of the fee arrangement.

    OTHER RELATIONSHIPS. In the ordinary course of business, Donaldson, Lufkin & Jenrette and its affiliates may actively trade the debt and equity securities of About and PRIMEDIA for their own and such affiliates' accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in About or PRIMEDIA securities.

    Donaldson, Lufkin & Jenrette has performed investment banking and other services for About in the past, including lead managing a follow-on offering in October 1999 and has been compensated for these services. Donaldson, Lufkin & Jenrette has also performed investment banking and other services for affiliates of KKR Associates, L.P. including but not limited to advising affiliates of KKR Associates, L.P. with respect to mergers and acquisitions transactions and equity and debt financings, and has been compensated for these services.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

    ABOUT. In considering the recommendation of the board of directors of About to vote for the proposal to adopt the merger agreement, stockholders of About should be aware that Scott P. Kurnit, Chairman and Chief Executive Officer of About, and William C. Day, the President and Chief Operating Officer of About, have agreements or arrangements that provide them with interests in the merger that differ from those of About stockholders and which are described below. In addition, certain options issued to directors of About accelerate upon a change of control. The About board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend to the stockholders of About that they vote to adopt the merger agreement.

        MANAGEMENT POSITIONS. As described below under "Board of Directors and Management after the Merger," under the merger agreement, Mr. Kurnit will become a member of PRIMEDIA's board of directors, Chief Internet Officer of PRIMEDIA and Chief Executive Officer of About following the merger. In addition, Mr. Day will continue as the President and Chief Operating Officer of About following the merger. Each will also receive options under the PRIMEDIA option plan and restricted stock units of PRIMEDIA common stock.

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
    ABOUT DIRECTOR STOCK OPTIONS. As of the record date, an aggregate of approximately 72,800 shares of About stock were subject to options granted to the About directors (other than Mr. Kurnit) under one of its equity-based compensation plans. Upon a change of control, which will occur upon the approval by the About stockholders of a transaction such as the merger, the vesting schedules for these options will accelerate. Consequently, if the adoption of the merger agreement is approved by the stockholders of About, upon the effective time of the merger, these options granted to the About directors (other than Mr. Kurnit) shall become immediately vested and exercisable.

    ABOUT EMPLOYEE STOCK OPTIONS. As of the record date, approximately 1,064,122 shares of About stock were subject to options granted to executive officers under About's equity-based compensation plans. The vesting schedules for these options do not accelerate upon a change in control of About, if these options are assumed by the successor or replaced with comparable stock options (or other rights) with respect to shares of the successor. However, if an employee of About is involuntarily terminated or voluntarily terminates for a permitted reason within 12 months of the merger, the existing About stock option plans call for the employee's unvested stock options to become vested and exercisable.

    Pursuant to the merger agreement, About will take all action necessary so that each About stock option shall cease to represent a right to acquire shares of About stock and will be converted into an option to acquire an appropriate number of shares of PRIMEDIA common stock, with corresponding adjustments to the exercise price of such options. Each such option will be assumed by PRIMEDIA. See "The Merger--Treatment of Stock Options and Other Rights."

    EMPLOYMENT AGREEMENTS. On October 29, 2000, Messrs. Kurnit and Day entered into four year employment agreements, which become effective on the closing of the merger. Pursuant to the terms of his employment agreement, Mr. Kurnit will become a member of PRIMEDIA's board of directors, the Chief Executive Officer of About following the merger and the Chief Internet Officer of PRIMEDIA.
Mr. Kurnit will receive an annual base salary of $600,000 and will be eligible for an annual bonus of at least $1,650,000 based upon the achievement of performance goals established by the CEO of PRIMEDIA. As of the effective date of the merger, Mr. Kurnit will be granted options to purchase 2,605,300 shares of PRIMEDIA common stock at an exercise price equal to 30% of the fair market value per share on that date and restricted stock units representing 2,211,100 shares of PRIMEDIA common stock. The options and stock units shall vest at a rate of 25% per year, subject to Mr. Kurnit's continued employment.

    Pursuant to the terms of his employment agreement, Mr. Day will continue as the President and Chief Operating Officer of About following the merger.
Mr. Day will receive an annual base salary of $350,000 and will be eligible for an annual bonus of at least $650,000 based upon the achievement of performance goals established by the CEO of About. As of the effective date of the merger, Mr. Day will be granted options to purchase 877,000 shares of PRIMEDIA common stock at an exercise price equal to 30% of the fair market value per share on that date and restricted stock units representing 744,350 shares of PRIMEDIA common stock. The options and stock units shall vest at a rate of 25% per year, subject to Mr. Day's continued employment.

    Each employment agreement may be terminated by either party at any time. If during the term of the agreement PRIMEDIA terminates the executive's employment without cause, the executive terminates his employment for good reason, following a change in control of PRIMEDIA the executive terminates his employment for any reason or the agreement is terminated by reason of the executive's death or disability, the executive (or his estate) will be entitled to the following severance payments and benefits:

    - any accrued but unpaid compensation;

    - continued payment of base salary and minimum bonus for the remainder of the employment term under the agreement; and

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
    - accelerated vesting of all unvested stock options and restricted stock units granted in connection with the agreement.

    Each employment agreement also provides that if the executive terminates his employment due to his position being diminished the executive will be entitled to the following severance payments and benefits:

    - any accrued but unpaid compensation;

    - continued payment of one-half of base salary and minimum bonus for the remaining employment term under the agreement; and

    - accelerated vesting of one half of all unvested stock options and one half of all restricted stock units.

    Each employment agreement also contains customary provisions regarding noncompetition, nonsolicitation and confidentiality.

    SHARE LOCK-UP AGREEMENTS.  On October 29, 2000, each of Mr. Kurnit and
Mr. Day also entered into a share lock-up agreement with PRIMEDIA, pursuant to which each agreed to specific restrictions regarding the transferability of his shares of PRIMEDIA common stock issued in the merger. Under the terms of these agreements, during the first year after the closing of the merger, Messrs. Kurnit and Day may sell a portion of their shares of PRIMEDIA common stock, subject to PRIMEDIA's right of first refusal with respect to any sale. In the event that the gross proceeds received by Messrs. Kurnit and Day from these sales during this first year are less than $25,000,000 and $8,125,000, respectively, PRIMEDIA will pay them the amount of any shortfall. The remainder of their shares of PRIMEDIA common stock are subject to certain lock-up restrictions until the second anniversary of the closing of the merger.

    INDEMNIFICATION AND INSURANCE. The merger agreement provides that, upon completion of the merger, the surviving corporation will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of About and its subsidiaries:

    - to the same extent those persons were indemnified or entitled to advancement of expenses under About's certificate of incorporation, by-laws and indemnification agreements; and

    - to the fullest extent permitted by law.

    The merger agreement also provides that the surviving corporation will cause to be maintained, for a period of six years after completion of the merger, the current policies of directors' and officers' liability insurance maintained by About, or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the merger, although the surviving corporation will not be required to make annual premium payments in excess of 150% of the annual premiums currently paid by About for directors' and officers' liability insurance.

BOARD OF DIRECTORS AND MANAGEMENT AFTER THE MERGER

    BOARD OF DIRECTORS. Under the merger agreement, upon completion of the merger the board of directors of PRIMEDIA will be comprised of ten individuals, nine of whom will be the existing members of PRIMEDIA's board of the directors, and the tenth of whom will be Scott P. Kurnit of About. The existing members of the board of directors are Thomas S. Rogers, Beverly C. Chell, Meyer Feldberg,
H. John Greeniaus, Perry Golkin, Henry R. Kravis, Charles G. McCurdy, George R. Roberts and Michael T. Tokarz.

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
    Biographical information with respect to the current directors of PRIMEDIA and Mr. Kurnit is contained in the respective proxy statements of PRIMEDIA and About for their 2000 annual meetings of stockholders and is incorporated herein by reference.

    MANAGEMENT. Mr. Kurnit will remain as Chief Executive Officer of About and he will also become Chief Internet Officer of PRIMEDIA. William C. Day will remain as Chief Operating Officer of About.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    In the opinion of Simpson Thacher & Bartlett, special tax counsel to PRIMEDIA, and Brobeck, Phleger & Harrison LLP, special tax counsel to About, the following discussion summarizes the material United States federal income tax consequences of the merger that will generally apply to U.S. holders of About stock.

    For purposes of this discussion, a U.S. holder means:

    - an individual citizen or resident of the United States;

    - a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions;

    - a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

    - an estate that is subject to United States federal income tax on its income regardless of its source.

    This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is not a comprehensive description of all of the tax consequences that may be relevant to you. For example, we have not described tax consequences that arise from rules that apply to some classes of taxpayers. We have also not described tax consequences that we assume to be generally known by investors. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations of the United States Treasury Department and court and administrative rulings and judicial decisions in effect on the date of this prospectus. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

    This discussion assumes that you hold your shares of About stock as a capital asset and does not address the tax consequences that may be relevant to you in light of your particular circumstances. In addition, it does not present a description of the United States federal income tax laws applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

    - a financial institution;

    - a tax-exempt organization;

    - an S corporation or other pass-through entity;

    - an insurance company;

    - a dealer in securities or foreign currencies;

    - a trader in securities that elects the mark-to-market method of accounting for your securities;

    - a person that has a functional currency other than the U.S. dollar;

    - an investor in a pass-through entity;

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
    - an About stockholder who received your About stock through the exercise of employee stock options or otherwise as compensation;

    - an About stockholder who holds About stock as part of a hedge, straddle or conversion transaction; or

    - a person subject to the alternative minimum tax provisions of the Code.

    The summary that follows sets out the material United States federal income tax consequences to U.S. holders who exchange their About stock for PRIMEDIA common stock. As a condition to the closing, Simpson Thacher & Bartlett, special tax counsel to PRIMEDIA, and Brobeck, Phleger & Harrison LLP, special tax counsel to About, must render tax opinions that the merger will constitute a reorganization with the meaning of Section 368(a) of the Code. The counsels' opinions will be based upon (i) certain factual representations made by PRIMEDIA, About and Abracadabra Acquisition Corporation, and (ii) the assumption that the transactions described herein will be consummated in accordance with the terms of the merger agreement and related agreements. PRIMEDIA and About will not seek a ruling from the Internal Revenue Service concerning the tax consequences of the transactions described herein. An opinion of counsel is not binding on the Internal Revenue Service and we can give no assurance that the Internal Revenue Service will not take a position contrary to one or more positions reflected in the opinions or that the courts will uphold such opinions if challenged by the Internal Revenue Service.

    If the merger qualifies as a reorganization:

    - you will not recognize gain or loss when you exchange your About stock solely for PRIMEDIA common stock;

    - if you receive cash instead of a fractional share of PRIMEDIA common stock you will be treated as having received the cash in exchange for the fractional share interest and generally will recognize capital gain or loss on the deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the About stock allocable to that fractional share;

    - the aggregate tax basis of PRIMEDIA common stock you receive will be the same as the aggregate tax basis of the About stock you surrender in the exchange, decreased by the tax basis allocated to any fractional share interest exchanged for cash; and

    - the holding period of PRIMEDIA common stock you receive will include the holding period of shares of About stock you surrender in the exchange.

    BACKUP WITHHOLDING. If you are a noncorporate holder of About stock you may be subject to backup withholding at a 31% rate on any cash payments received in lieu of a fractional share interest in About stock. You will not be subject to backup withholding, however, if you:

    - furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger;

    - provide a certification of foreign status on Form W-8 or a successor form; or

    - are otherwise exempt from backup withholding.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

    REPORTING REQUIREMENTS. You may be required to retain records relating to your About stock, and file with your U.S. federal income tax return a statement setting forth facts relating to the merger.

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
    TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. WE ENCOURAGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS.

ACCOUNTING TREATMENT OF THE MERGER

    PRIMEDIA intends to account for the merger as the accounting acquiror in a purchase business combination for financial reporting and accounting purposes, under generally accepted accounting principles. After the merger, the results of operations of About will be included in the consolidated financial statements of PRIMEDIA.

REGULATORY APPROVALS

    HART-SCOTT-RODINO. The U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice may scrutinize the legality of the merger under the antitrust laws.

    Effective November 9, 2000, PRIMEDIA and About filed their respective Pre-Merger Notification and Report Forms with the Federal Trade Commission or the Department of Justice under the Hart-Scott-Rodino Act. Under the applicable requirements of the Hart-Scott-Rodino Act, we may not complete the merger for 30 days after submission of that notice, during which time the Federal Trade Commission or Department of Justice could challenge the merger. With the approval of the Federal Trade Commission or Department of Justice, however, this waiting period may be reduced to no less than 15 days. The required waiting period expired on November 22, 2000.

    OTHER APPROVALS. In addition, the merger will require certain notices to be filed in Delaware and notices or approvals in certain of the other states where PRIMEDIA and About are engaged in business.

    The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by About stockholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

EXCHANGE OF ABOUT STOCK CERTIFICATES

    When the merger is completed, if you are an About stockholder, the exchange agent will mail to you a letter of transmittal and instructions for use in surrendering your About stock certificates in exchange for statements indicating book-entry ownership of PRIMEDIA stock or, if requested, stock certificates. When you deliver your stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your stock certificates will be canceled and you will receive statements indicating book-entry ownership of PRIMEDIA common stock or, if requested, stock certificates representing the number of full shares of PRIMEDIA stock to which you are entitled under the merger agreement. About stockholders will receive payment in cash, without interest, instead of any fractional shares of PRIMEDIA common stock that would have been otherwise issuable to them as a result of the merger. The amount of cash payable to any About stockholder will be an amount equal to the product of any fractional share of PRIMEDIA common stock which the holder would have been entitled to receive MULTIPLIED BY the closing price on the New York Stock Exchange for a share of PRIMEDIA common stock as reported by The Wall Street Journal on the closing date of the merger, rounded down to the nearest cent.

    YOU SHOULD NOT SUBMIT YOUR ABOUT STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

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    You are not entitled to receive any dividends or other distributions on
PRIMEDIA stock until the merger is completed and you have surrendered your About stock certificates in exchange for PRIMEDIA stock certificates.

    If there is any dividend or other distribution on PRIMEDIA stock with a record date after the date on which the merger is completed and a payment date prior to the date you surrender your About stock certificates in exchange for PRIMEDIA stock certificates, you will receive the dividend or distribution, without interest, with respect to the whole shares of PRIMEDIA stock issued to you promptly after they are issued. If there is any dividend or other distribution on PRIMEDIA stock with a record date after the date on which the merger is completed and a payment date after the date you surrender your About stock certificates in exchange for PRIMEDIA stock certificates, you will receive the dividend or distribution, without interest, with respect to the whole shares of PRIMEDIA stock issued to you promptly after the payment date.

    PRIMEDIA will only issue PRIMEDIA shares or cash instead of a fractional share in a name other than the name in which a surrendered About stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

TREATMENT OF STOCK OPTIONS AND OTHER RIGHTS

    When the merger is completed, PRIMEDIA will assume each outstanding About employee stock option and each option will be deemed to constitute an option to acquire a number of shares of PRIMEDIA common stock equal to the number of shares of About subject to the option multiplied by the exchange ratio, rounded down if necessary to the nearest whole share. The exercise price per share for the assumed options will be the exercise price per share under the About stock options divided by the exchange ratio, rounded down to the nearest cent. If an employee of About is involuntarily terminated or voluntarily terminates for a permitted reason within 12 months of the merger, the employee's unvested stock options become vested and exercisable. The other material terms of all assumed About options referred to above will continue to apply.

    If necessary, PRIMEDIA will file a registration statement covering the issuance of the shares of PRIMEDIA common stock subject to each converted About option and will maintain the effectiveness of that registration statement for as long as any of the options remain outstanding.

    Immediately prior to the effective time of the merger, the vesting schedule for options granted to the directors of About under the Automatic Option Grant Program under About's Amended and Restated 1998 Stock Option/Stock Issuance Plan shall accelerate if the About stockholders approve the adoption of the merger agreement. These options may be exercised immediately prior to the effective time of the merger and exchanged for shares of PRIMEDIA common stock in the merger. If they are not exercised, these options will terminate upon completion of the merger.

    Immediately prior to the merger, each outstanding purchase right under About's employee stock purchase plan will be exercised for shares of About at the price per share under the plan. The shares will then be considered outstanding for purposes of the merger.

RESTRICTIONS ON SALES OF SHARES OF AFFILIATES OF PRIMEDIA AND ABOUT

    The shares of PRIMEDIA common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any person who is deemed to be an "affiliate" of About at the time of its special meeting. About expects that each of those affiliates will agree with PRIMEDIA that the affiliate will not transfer any shares of PRIMEDIA stock received in the merger except in compliance with the

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Securities Act. This joint proxy statement-consent solicitation-prospectus does not cover resales of PRIMEDIA common stock by affiliates of PRIMEDIA and About.

STOCK EXCHANGE LISTING

    PRIMEDIA will use its reasonable efforts to cause the following shares of PRIMEDIA to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, before the completion of the merger:

    - PRIMEDIA common stock to be issued in the merger; and

    - PRIMEDIA common stock reserved for issuance upon exercise of About stock options.

    It is a condition to completion of the merger that the above listings be effected.

APPRAISAL RIGHTS

    Under Delaware law, the common stockholders of PRIMEDIA and About are not entitled to appraisal rights in connection with the merger.

DELISTING AND DEREGISTRATION OF ABOUT STOCK AFTER THE MERGER

    When the merger is completed, the About stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act.

THE MERGER AGREEMENT

    This section of the joint proxy statement-consent solicitation-prospectus describes the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex D to this joint proxy statement-consent solicitation-prospectus. We urge you to read the full text of the merger agreement.

    COMPLETION OF THE MERGER. The merger will be completed when we file a certificate of merger with the Delaware Secretary of State. However, we may agree to a later time for completion of the merger and specify that time in the certificate of merger. We will file the certificate of merger as soon as practicable after the satisfaction or waiver of the closing conditions in the merger agreement, which are described below.

    We expect to complete the merger in the first quarter of 2001.

    CONDITIONS TO COMPLETION OF THE MERGER.

        CONDITIONS TO BOTH PARTIES' OBLIGATIONS. We may not complete the merger unless each of the following conditions is satisfied:

    - the merger agreement has been adopted by the stockholders of About;

    - no restraining order or injunction prohibiting completion of the merger is in effect;

    - any waiting period applicable to the merger under the federal antitrust laws shall have terminated or expired;

    - the registration statement of which this joint proxy statement-consent solicitation-prospectus is a part has been declared effective by the Securities and Exchange Commission and is not subject to any stop order or proceedings seeking a stop order and PRIMEDIA has received all state securities and blue sky permits necessary to issue the PRIMEDIA common stock in the merger;

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
    - the shares of PRIMEDIA common stock issuable to the holders of About stock pursuant to the merger agreement have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

    - any waiting period under the proxy rules applicable to PRIMEDIA shall have expired.

        CONDITIONS TO EACH PARTY'S OBLIGATIONS. Each party's obligation to complete the merger is also subject to the satisfaction or waiver of the following additional conditions:

    - the representations and warranties of the other party must be true and correct as of the date of the merger agreement and, unless the representations and warranties speak as of an earlier date, as of the closing date of the merger, subject, in most cases, to any exceptions that do not have, and could not reasonably be expected to have, a material adverse effect on the other party;

    - each party has received an opinion from its tax counsel that the merger will be treated as a tax-free reorganization for United States federal income tax purposes;

    - at any time on or after the date of the merger agreement no condition or event has occurred which could, individually or in the aggregate, reasonably be likely to have a material adverse effect on either party;

    - no governmental authority has threatened to or brought an action before any United States court or other governmental body of competent jurisdiction which challenges or seeks to restrain or prohibit the consummation of the merger; and

    - all approvals or consents of any governmental authority in connection with the merger and the other transactions contemplated by the merger agreement must have been obtained, and all approvals or consents must be in full force and effect.

    In addition, PRIMEDIA's obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

    - PRIMEDIA has received from About a letter identifying all affiliates of About and a letter from each affiliate;

    - PRIMEDIA has received comfort letters from About's accountants;

    - Each of the member of the board of directors of About has delivered to About their written resignations as directors of About; and

    - Messrs. Kurnit and Day have been employed by About and shall be ready, willing and able to begin employment with PRIMEDIA.

    For purposes of the merger agreement, the term "material adverse effect" means, with respect to either of us, a material adverse change or effect that would be materially adverse to the business, properties, assets, condition (financial or otherwise), or results of operations of our respective companies and subsidiaries taken as a whole or that would materially impair the ability of our respective companies to perform our obligations under the merger agreement. However, any change or event caused by or resulting from the following will not be deemed to have a material adverse effect:

    - any employee attrition after the date of the merger agreement;

    - any change arising from the public announcement of the merger and the transactions contemplated by the merger agreement;

    - any change in the market price or trading volume of our respective common stock; or

    - any adverse effect attributable solely to conditions affecting the business-to-consumer Internet industry or the publishing business, as applicable, the United States economy as a whole or foreign economies in locations where either of us or our affiliates has material operations or sales (and not having a disproportionate effect on either of us).

    NO SOLICITATIONS OF ALTERNATIVE TRANSACTIONS. The merger agreement contains detailed provisions prohibiting About from seeking an alternative transaction to the merger. Under these "no solicitation" provisions, About has agreed that it will not:

    - initiate, solicit, knowingly encourage or otherwise facilitate any inquires or the making of an acquisition proposal, as described below; or

    - have any discussions with, or provide any confidential information or data to, any person relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal, or knowingly facilitate any effort or attempt to make or implement an acquisition proposal or accept an acquisition proposal.

    For purposes of the merger agreement, the term "acquisition proposal" means any proposal or offer with respect to, or a transaction to effect:

    - a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving About or any of its subsidiaries; or

    - any purchase or sale of all or any significant portion of About's assets or 15% or more of the equity securities of About or any of its subsidiaries.

    The merger agreement permits About to comply with Rule 14e-2 under the Securities Exchange Act with regard to an acquisition proposal. In addition, if About receives an unsolicited bona fide written acquisition proposal, it may engage in discussions or negotiations with, or provide information to, the person making that acquisition proposal if:

    - About has not yet held its stockholder meeting to vote on the adoption of the merger agreement;

    - the acquisition proposal is a superior proposal, as described below, and was not solicited by the board of directors or the result of a breach of About's confidentiality obligations under the merger agreement;

    - About's board of directors determines in good faith, based on the advice of its outside legal advisors, that the failure to participate in discussions or negotiations with, or to provide information to the person making the superior proposal would be in violation of its fiduciary duties under applicable law;

    - before providing any information or data, About enters into a confidentiality agreement with the person making the proposal having terms that are no less favorable to About than those in the confidentiality agreement between About and PRIMEDIA; and

    - before providing any information or data to any person or entering into discussions or negotiations with any person, the board of directors of About notifies PRIMEDIA promptly of:

       - inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, any of its representatives; and

       - the identity of the person and the material terms and conditions of any proposals or offers.

About will also inform PRIMEDIA reasonably promptly of any material change in the terms of any proposal or offer and in any event notify PRIMEDIA 24 hours in advance before an agreement is reached.

    For purposes of the merger agreement, "superior proposal" means a bona fide written acquisition proposal to acquire a majority of the assets or voting power of About which the board of directors of About concludes in good faith, after consultation with a financial advisor, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal:

    - is more favorable to the stockholders of About from a financial point of view than the merger; and

    - is reasonably capable of being completed.

    About has agreed in the merger agreement that:

    - it will immediately terminate any activities, discussions or negotiations existing as of the date of the merger agreement with any parties conducted before that date with respect to any acquisition proposal; and

    - it will promptly inform its directors, officers, employees and representatives of the foregoing restrictions in the merger agreement.

    Nothing contained in the "no solicitation" provisions of the merger agreement will permit About to terminate the merger agreement or affect any of its other obligations under the merger agreement.

    BOARD OF DIRECTOR'S COVENANT TO RECOMMEND MERGER. In the merger agreement, About's board of directors agreed to recommend to its stockholders that they vote to adopt the merger agreement at the special stockholder's meeting that it will hold for that purpose and to take all reasonable and lawful action to solicit stockholder approval. About's board of directors may not withdraw, amend or modify its recommendation in a manner that is adverse to PRIMEDIA, except if:

    - it has complied with the "no-solicitation" provisions described above;

    - an unsolicited superior proposal is pending at the time of the withdrawal, amendment or modification;

    - it notifies PRIMEDIA of the superior proposal at least three business days in advance of the withdrawal, amendment or modification; and

    - PRIMEDIA has not, during the period before the withdrawal, amendment or modification, offered to enter into a transaction with About on substantially the same or more favorable financial terms to About as the superior proposal.

    In the event that About's board of directors makes a withdrawal, amendment or modification, About still must call a special meeting of its stockholders to consider and vote upon the merger agreement. About is not relieved from its obligations described above by the commencement, public proposal, public disclosure or communication of any acquisition proposal.

    TERMINATION. We may terminate the merger agreement at any time prior to the completion of the merger, whether before or after the About stockholder approval has been obtained, by mutual written consent.

    In addition, either of us may terminate the merger agreement:

    - if the merger is not completed on or before June 30, 2001, except that this right to terminate will not be available to any party whose failure to perform its obligations under the merger agreement has been the cause of the failure of the merger to be completed by June 30, 2001;

    - if the approval of the stockholders of About is not obtained by reason of the failure to obtain the required vote at its stockholders' meeting; or

    - if any governmental entity of competent jurisdiction issues a final order or ruling or takes any other final action restraining, enjoining or otherwise prohibiting the merger, and the order, ruling or other action has become final and nonappealable.

    About may terminate the merger agreement:

    - if PRIMEDIA breaches any of its representations and warranties contained in the merger agreement which could reasonably be expected to have a material adverse effect upon PRIMEDIA, as described above, or materially adversely affect or delay the completion of the merger; or

    - if PRIMEDIA fails to cure within ten days following notice of any breach of a covenant or agreement contained in the merger agreement which could reasonably be expected to have a material adverse effect upon PRIMEDIA, as described above, or materially adversely affect or delay the completion of the merger.

    PRIMEDIA may terminate the merger agreement:

    - if About breaches any of its representations and warranties contained in the merger agreement which could reasonably be expected to have a material adverse effect upon About, as described above, or materially adversely affect or delay the completion of the merger;

    - if About fails to cure within ten days following notice of any breach of a covenant or agreement contained in the merger agreement which could reasonably be expected to have a material adverse effect upon About, as described above, or materially adversely affect or delay the completion of the merger;

    - if About's board of directors fails to recommend or withdraws, modifies or amends in any respect adverse to PRIMEDIA its approval or recommendation of the merger agreement, the merger, or any of the transactions contemplated thereby, or approves or recommends a superior proposal;

    - if About breaches any of its obligations under the "no solicitation" provisions described above; or

    - if any person or group becomes the beneficial owner of at least 25% of About's stock or acquires 25% or more of the assets of About and its subsidiaries, taken as a whole.

    TERMINATION FEES. The merger agreement provides that About may be required to pay a termination fee to PRIMEDIA of $23.5 million within two business days in the following circumstances:

    - About's board of directors fails to recommend or withdraws, modifies or amends in any respect adverse to PRIMEDIA its approval or recommendation of the merger agreement, the merger, or any of the transactions contemplated thereby, or approves or recommends a superior proposal;

    - any person or group becomes the beneficial owner of at least 25% of About's stock or acquires 25% or more of the assets of About and its subsidiaries, taken as a whole; or

    - About enters into an alternative transaction within 18 months after the termination of the merger agreement by:

       - either party because the approval of the stockholders of About is not obtained by reason of the failure to obtain the required vote at its stockholders' meeting;

       - PRIMEDIA because About breaches any of its representations and warranties contained in the merger agreement which could reasonably be expected to have a material adverse effect upon About, as described above, or materially adversely affect or delay the completion of the merger; or

       - PRIMEDIA because About fails to cure within ten days following notice of any breach of a covenant or agreement contained in the merger agreement which could reasonably be expected to have a material adverse effect upon About, as described above, or materially adversely affect or delay the completion of the merger.

    About will also pay PRIMEDIA's out-of-pocket expenses and fees in connection with the transactions contemplated by the merger agreement up to $1 million within two business days if the merger agreement is terminated because:

    - the approval of the stockholders of About is not obtained by reason of the failure to obtain the required vote at its stockholders' meeting;

    - About breaches any of its representations and warranties contained in the merger agreement which could reasonably be expected to have a material adverse effect upon About, as described above, or materially adversely affect or delay the completion of the merger;

    - About fails to cure within ten days following notice of any breach of a covenant or agreement contained in the merger agreement which could reasonably be expected to have a material adverse effect upon About, as described above, or materially adversely affect or delay the completion of the merger;

    - About's board of directors fails to recommend or withdraws, modifies or amends in any respect adverse to PRIMEDIA its approval or recommendation of the merger agreement, the merger, or any of the transactions contemplated thereby, or approves or recommends a superior proposal;

    - About breaches any of its obligations under the "no solicitation" provisions described above; or

    - any person or group becomes the beneficial owner of at least 25% of About's stock or acquires 25% or more of the assets of About and its subsidiaries, taken as a whole.

    CONDUCT OF BUSINESS PENDING THE MERGER. Under the merger agreement, each of us has agreed to various specific restrictions relating to the conduct of our businesses before the completion of the merger.

    About has agreed to operate its business in the ordinary course and in a manner consistent with past practice. Among other matters, without the prior written consent of PRIMEDIA, About or its subsidiaries will not:

    - amend its certificate of amendment, by-laws or other organizational documents;

    - issue or sell capital stock other than specified stock options issued to employees;

    - pay dividends;

    - reclassify, combine, split, subdivide redeem or otherwise acquire any capital stock;

    - acquire any business or division;

    - sell any assets or rights;

    - incur any indebtedness;

    - enter into, amend or terminate any material contract or agreement except in the ordinary course of business consistent with past practice;

    - enter into agreements with affiliates;

    - enter into material commitments;

    - enter into any new material line of business;

    - change the form guide agreements used by About and its subsidiaries;

    - make capital expenditures in excess of specified amounts;

    - increase or amend the compensation or benefits of any of its employees, grant any severance, establish new employee benefits plans, or amend the terms of any outstanding options;

    - change accounting policies or principles;

    - take any action that would prevent the transaction from qualifying as a reorganization under sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code;

    - make or change any material tax election inconsistent with past practice or settle or compromise any tax liabilities;

    - settle or compromise any pending or threatened material suit, action or claim;

    - adopt a plan of complete or partial liquidation, restructuring or reorganization;

    - pay liabilities other than in the ordinary course of business and consistent with past practice;

    - effectuate a "plant closing" or a "mass layoff" as defined in the WARN
      Act;

    - fail to maintain existing insurance policies; or

    - take any action described above or any action which would make the representations and warranties of About in the merger agreement untrue and incorrect.

    PRIMEDIA has agreed that, without the prior consent of About, it will not:

    - amend its organizational documents in any manner adverse to holders of its common stock;

    - combine, reclassify, split or subdivide the PRIMEDIA common stock;

    - take any action that would make any of the representations and warranties of PRIMEDIA in the merger agreement untrue and incorrect;

    - issue or sell shares to a record or beneficial owner of 5% or more of its voting securities except on an arm's length basis;

    - adopt a plan of complete or partial liquidation, restructuring or reorganization; or

    - take any action that would prevent the transaction from qualifying as a reorganization under sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code.

    ADDITIONAL AGREEMENTS. Each of us has agreed to cooperate with the other and to use our reasonable best efforts to take all actions necessary to comply promptly with applicable laws and regulations to complete the merger as soon as practicable including:

    - preparing and filing this joint proxy statement-consent solicitation-prospectus and required filings under the Hart-Scott-Rodino Act (which filings have been approved); and

    - making all required regulatory filings and applications and obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and parties to contracts with About and its subsidiaries as are necessary for the consummation of the transactions contemplated by the merger agreement and the fulfillment of the conditions to the merger.

    BENEFITS MATTERS. Until December 31, 2001, PRIMEDIA will provide compensation and benefits to About employees on terms no less favorable in the aggregate to the benefit plans in effect immediately prior to the completion of the merger (other than equity-based compensation). For purposes of determining eligibility to participate and vesting in benefit plans, PRIMEDIA will give effect to years of service with About in the same manner that credit for years of service was given by About. No employee electing coverage under the medical insurance plans of PRIMEDIA will be excluded from coverage on the bases of a pre-existing condition that was not also excluded under About's medical insurance plan.

    AMENDMENT, EXTENSION AND WAIVER. We may amend the merger agreement by action taken or authorized by our respective boards of directors, at any time before or after adoption of the merger agreement by About's stockholders. After adoption of the merger agreement by About's stockholders, no amendment may be made which by law requires further approval by About's stockholders, unless that further approval is obtained. All amendments to the merger agreement must be in writing signed by both of us.

    At any time before the completion of the merger, we may:

       - extend the time for the performance of any of the obligations or other acts provided for in the merger agreement;

       - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

       - waive compliance with any of the agreements or conditions contained in the merger agreement, subject to the requirements of applicable law.

    The failure of either of us to assert any of our rights under the merger agreement or otherwise does not constitute a waiver of those rights.

    FEES AND EXPENSES. Except in certain cases where About is responsible for up to $1 million of PRIMEDIA's expenses, whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expenses. However, each of PRIMEDIA and About will pay one-half of the costs and expenses incurred in printing and mailing this joint proxy statement-consent solicitation-prospectus.

    REPRESENTATIONS AND WARRANTIES. The merger agreement contains customary and generally reciprocal representations and warranties by each of us relating to, among other things:

       - corporate organization and similar corporate matters;

       - capital structure;

       - authorization and absence of conflicts;

       - compliance with applicable laws;

       - documents filed with the SEC and the preparation of financial statements;

       - information supplied in connection with this joint proxy statement-consent solicitation-prospectus and the registration statement of which it is a part;

       - absence of specified changes or events;

       - legal proceedings;

       - employee benefits;

       - taxes;

       - opinion of financial advisor;

       - brokers and finders;

       - affiliate transactions;

       - required stockholder approvals; and

       - reorganization qualification

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
    In addition, About has provided representations and warranties relating to:

       - subsidiaries;

       - environmental matters;

       - takeover laws;

       - material contracts;

       - guide agreements;

       - absence of breaches or defaults of material contracts or guide agreements;

       - intellectual property;

       - insurance; and

       - labor matters.

THE VOTING AGREEMENTS

    This section of the joint proxy statement-consent solicitation-prospectus describes the material terms of the voting agreements. The following summary is qualified in its entirety by reference to the complete text of the voting agreements, which are incorporated by reference and attached as Annex E and Annex F to this joint proxy statement-consent solicitation-prospectus. We urge you to read the voting agreements.

    PRIMEDIA VOTING AGREEMENT WITH ABOUT STOCKHOLDERS. In order to induce PRIMEDIA to enter into the merger agreement, Mr. Kurnit, four other directors of About and Mr. Day entered into a voting agreement with PRIMEDIA under which they agreed to vote their shares of About stock in favor of the merger and of the execution and delivery by About of the merger agreement and the approval of the terms of the merger agreement and each of the other transactions contemplated by the merger agreement. (The sixth director does not own any shares of About stock.) These stockholders also agreed to vote their About shares against any competing transaction or any proposal which would prevent or interfere with or delay the merger, the merger agreement or any of the transactions contemplated by the merger agreement. These stockholders also granted to designees of PRIMEDIA irrevocable proxies to vote their About shares, in the complete discretion of PRIMEDIA, at any meeting of About stockholders or in any other circumstances upon which their vote, consent or approval is sought regarding the matters described above.

    These stockholders also agreed not to sell, transfer or otherwise dispose of their About shares or take any other action that would restrict, limit or interfere with their performance under this voting agreement. As of the record date, these stockholders of About own a total of 1,423,088 shares of About stock, representing approximately 7.7% of the About stock outstanding as of the record date.

    ABOUT VOTING AGREEMENT WITH PRIMEDIA STOCKHOLDERS. In order to induce About to enter into the merger agreement, the following stockholders of PRIMEDIA entered into a voting agreement with About: KKR 1996 Fund L.P.; MA Associates, L.P.; FP Associates, L.P.; Magazine Associates, L.P.; Publishing Associates, L.P.; Channel One Associates, L.P.; and KKR Partners II, L.P. Under this voting agreement, these stockholders agreed to deliver to PRIMEDIA their written consent to authorize the issuance of PRIMEDIA common stock in the merger as contemplated by the merger agreement, which consent was delivered on November 9, 2000. These stockholders also agreed to vote their PRIMEDIA shares against any proposal which would prevent or interfere with or delay the merger, the merger agreement or any of the transactions contemplated by the merger agreement.

    As of the record date, these stockholders of PRIMEDIA own a total of 123,552,932 shares of PRIMEDIA common stock, representing approximately 74.0% of the PRIMEDIA common stock outstanding as of the record date.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    The unaudited pro forma statements of consolidated operations for the nine months ended September 30, 2000 and the year ended December 31, 1999 give effect to the acquisition of all of the outstanding common stock of About as if it had occurred on January 1, 1999. The unaudited pro forma consolidated balance sheet as of September 30, 2000 gives effect to the acquisition of About as if it had occurred on September 30, 2000 based on the purchase method of accounting.

    PRIMEDIA believes the accounting used for the pro forma adjustments provides a reasonable basis on which to present the unaudited pro forma consolidated financial statements. The pro forma adjustments do not include any synergies expected to be derived from the merger. In addition, the pro forma adjustments do not include the pro forma impact of PRIMEDIA's and About's acquisitions during 1999 and 2000 because the impact of such acquisitions are not significant to the consolidated entity. The pro forma statements of consolidated operations and pro forma consolidated balance sheet are unaudited and were derived by adjusting the historical consolidated financial statements of PRIMEDIA and About. THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF PRIMEDIA'S CONSOLIDATED FINANCIAL POSITION OR RESULTS OF OPERATIONS HAD THE TRANSACTION BEEN CONSUMMATED ON THE DATE ASSUMED AND DO NOT PROJECT PRIMEDIA'S CONSOLIDATED FINANCIAL POSITION OR RESULTS OF OPERATIONS FOR ANY FUTURE DATE OR PERIOD.

    The unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the PRIMEDIA historical consolidated financial statements and notes thereto included in PRIMEDIA's Annual Report on Form 10-K for the year ended December 31, 1999 and in PRIMEDIA's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, as well as the About historical consolidated financial statements and notes thereto included in About's Annual Report on Form 10-K for the year ended December 31, 1999 and in About's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

                         PRIMEDIA INC. AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             AT SEPTEMBER 30, 2000
                             (DOLLARS IN THOUSANDS)

                                                               HISTORICAL
                                                        ------------------------    PRO FORMA        PRO FORMA
                                                         PRIMEDIA       ABOUT      ADJUSTMENTS      CONSOLIDATED
                                                         --------     ----------   -----------      ------------
ASSETS
Current assets:
  Cash and cash equivalents...........................  $    29,661   $  53,225     $   2,362 (a)   $    85,248
  Other investments...................................           --      66,589            --            66,589
  Accounts receivable, net............................      260,751      14,977            --           275,728
  Inventories, net....................................       30,150          --            --            30,150
  Net assets held for sale............................       48,596          --            --            48,596
  Prepaid expenses and other..........................       53,983       2,466            --            56,449
                                                        -----------   ---------     ---------       -----------
    Total current assets..............................      423,141     137,257         2,362           562,760
Property and equipment, net...........................      160,956      22,716            --           183,672
Other intangible assets, net..........................      520,823          --            --           520,823
Excess of purchase price over net assets acquired,
  net.................................................    1,099,295     111,262      (111,262)(a)     1,590,698
                                                                                      491,403 (a)
Deferred income tax asset, net........................      176,200          --            --           176,200
Other non-current investments.........................      191,256      21,737            --           212,993
Other non-current assets..............................       89,870       5,594            --            95,464
                                                        -----------   ---------     ---------       -----------
                                                        $ 2,661,541   $ 298,566     $ 382,503       $ 3,342,610
                                                        ===========   =========     =========       ===========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable....................................  $    72,377   $  15,327     $      --       $    87,704
  Accrued interest payable............................       18,069          --            --            18,069
  Accrued expenses and other..........................      227,321       1,081        19,000 (a)       247,402
  Deferred revenues (a)...............................      263,702       1,666            --           265,368
  Current maturities of long-term debt................       22,024         579            --            22,603
                                                        -----------   ---------     ---------       -----------
    Total current liabilities.........................      603,493      18,653        19,000           641,146
                                                        -----------   ---------     ---------       -----------
Long-term debt........................................    1,605,217          --            --         1,605,217
                                                        -----------   ---------     ---------       -----------
Other non-current liabilities.........................       22,612         149            --            22,761
                                                        -----------   ---------     ---------       -----------
Exchangeable preferred stock..........................      560,916          --            --           560,916
                                                        -----------   ---------     ---------       -----------
Shareholders' equity (deficiency):
  Common stock........................................        1,669          18           454 (a)         2,123
                                                                                          (18)(b)
  Additional paid-in capital..........................    1,342,626     409,745       642,813 (a)     2,067,684
                                                                                     (409,745)(b)
                                                                                       37,174 (c)
                                                                                       45,071 (d)
  Accumulated deficit.................................   (1,332,522)   (128,372)      128,372 (b)    (1,332,522)
  Accumulated other comprehensive loss................     (132,619)        (40)           40 (b)      (132,619)
  Unearned stock grant compensation...................       (8,188)     (1,587)        1,587 (b)       (90,433)
                                                                                      (37,174)(c)
                                                                                      (45,071)(d)
  Common stock in treasury, at cost...................       (1,663)         --            --            (1,663)
                                                        -----------   ---------     ---------       -----------
    Total shareholders' equity (deficiency)...........     (130,697)    279,764       363,503           512,570
                                                        -----------   ---------     ---------       -----------
                                                        $ 2,661,541   $ 298,566     $ 382,503       $ 3,342,610
                                                        ===========   =========     =========       ===========

      See notes to unaudited pro forma consolidated financial statements.

                         PRIMEDIA INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA STATEMENT OF CONSOLIDATED OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   HISTORICAL
                                            ------------------------        PRO FORMA         PRO FORMA
                                             PRIMEDIA       ABOUT          ADJUSTMENTS       CONSOLIDATED
                                             --------     ----------       -----------       ------------
Sales, net................................  $ 1,716,102   $  26,962        $        --       $ 1,743,064

Operating costs and expenses:
  Cost of goods sold (excluding $3,630 of
    non-cash compensation)................      392,105      11,779                 --           403,884
  Marketing and selling...................      315,380      48,597                 --           363,977
  Distribution, circulation and
    fulfillment...........................      297,372          --                 --           297,372
  Editorial...............................      145,957          --                 --           145,957
  Product development.....................           --       8,386                 --             8,386
  Other general expenses (excluding $1,099
    of non-cash compensation).............      189,748       8,165                445 (e)       198,358
  Corporate administrative expenses.......       34,986          --                 --            34,986
  Depreciation of property and
    equipment.............................       47,653       2,809                 --            50,462
  Amortization of intangible assets,
    excess of purchase price over net
    assets acquired and other.............      176,361         967            162,834 (f)       340,162
  Non-cash compensation...................           --       4,729             19,361 (c)        47,564
                                                                                23,474 (d)
  Gain on the sales of businesses and
    other, net............................     (235,580)         --                 --          (235,580)
  Provision for the impairment of
    long-lived assets.....................      275,788          --                 --           275,788
  Provision for product-line closures.....       22,000          --                 --            22,000
                                            -----------   ----------       -----------       -----------
Operating income (loss)...................       54,332     (58,470)          (206,114)         (210,252)

Other income (expense):
  Interest income (expense), net..........     (164,909)      3,280                 --          (161,629)
  Amortization of deferred financing
    costs.................................       (3,286)         --                 --            (3,286)
  Other, net..............................          250          95                 --               345
                                            -----------   ----------       -----------       -----------
Loss before income tax expense............     (113,613)    (55,095)          (206,114)         (374,822)
Income tax expense........................       (6,500)         --                 --            (6,500)
                                            -----------   ----------       -----------       -----------
Net loss..................................     (120,113)    (55,095)          (206,114)         (381,322)

Preferred stock dividends:
  Cash....................................      (53,062)         --                 --           (53,062)
  Cumulative dividends and accretion of
    convertible preferred stock to
    liquidation value.....................           --        (660)                --              (660)
                                            -----------   ----------       -----------       -----------
Loss applicable to common shareholders....  $  (173,175)  $ (55,755)       $  (206,114)      $  (435,044)
                                            ===========   ==========       ===========       ===========
Basic and diluted loss applicable to
  common shareholders per common share
  (g).....................................  $     (1.19)  $   (5.30)                --       $     (2.51)
                                            ===========   ==========       ===========       ===========
Basic and diluted common shares
  outstanding.............................  145,418,441   10,518,713       (10,518,713)(b)   173,167,564
                                            ===========   ==========                         ===========
                                                                            27,749,123 (g)
                                                                           ===========

      See notes to unaudited pro forma consolidated financial statements.

                         PRIMEDIA INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA STATEMENT OF CONSOLIDATED OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 2000
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              HISTORICAL
                                                      --------------------------    PRO FORMA        PRO FORMA
                                                        PRIMEDIA        ABOUT      ADJUSTMENTS      CONSOLIDATED
                                                      ------------   -----------   -----------      ------------
Sales, net..........................................  $  1,231,624   $    62,755   $        --      $  1,294,379
Operating costs and expenses:
  Cost of goods sold (excluding $3,049 of non-cash
    compensation)...................................       299,560        20,645            --           320,205
  Marketing and selling.............................       289,944        34,675            --           324,619
  Distribution, circulation and fulfillment.........       189,011            --            --           189,011
  Editorial.........................................        94,027            --            --            94,027
  Product development...............................            --        13,973            --            13,973
  Other general expenses (excluding $665 of non-cash
    compensation)...................................       162,126        12,457         300(e)          174,883
  Corporate administrative expenses (excluding
    $19,500 of non-cash compensation)...............        24,632            --            --            24,632
  Depreciation of property and equipment............        39,760         4,385            --            44,145
  Amortization of intangible assets, excess of
    purchase price over net assets acquired and
    other...........................................        98,279        26,326      96,525(f)          221,130
  Non-cash compensation and non-cash non-recurring
    charges.........................................        26,900         3,714       7,551(c)           47,320
                                                                                       9,155(d)
  Provision for severance, closures and integration
    costs...........................................        19,008            --            --            19,008
  Gain on sale of businesses and other, net.........       (26,824)           --            --           (26,824)
                                                      ------------   -----------   -----------      ------------
Operating income (loss).............................        15,201       (53,420)     (113,531)         (151,750)
Other income (expense):
  Interest income (expense), net....................      (109,434)        6,800            --          (102,634)
  Amortization of deferred financing costs..........        (2,899)           --            --            (2,899)
  Other, net........................................         7,614            --            --             7,614
                                                      ------------   -----------   -----------      ------------
Net loss............................................       (89,518)      (46,620)     (113,531)         (249,669)
Preferred stock dividends--cash.....................       (39,797)           --            --           (39,797)
                                                      ------------   -----------   -----------      ------------
Loss applicable to common shareholders..............  $   (129,315)  $   (46,620)  $  (113,531)     $   (289,466)
                                                      ============   ===========   ===========      ============
Basic and diluted loss applicable to common
  shareholders per common share (g).................  $      (0.81)  $     (2.64)           --      $      (1.42)
                                                      ============   ===========   ===========      ============
Basic and diluted common shares outstanding.........   158,977,115    17,676,390   (17,676,390)(b)   203,481,644
                                                      ============   ===========                    ============
                                                                                    44,504,529 (g)
                                                                                   ===========

      See notes to unaudited pro forma consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    (a) For purposes of these pro forma consolidated financial statements, PRIMEDIA has assumed that the value of the total purchase consideration based on shares to be issued in order to consummate the acquisition of About would be approximately $536,000. PRIMEDIA has assumed that it will issue 2.3409 shares of PRIMEDIA common stock for each share of About stock. Under the terms of the arrangement, stockholders of About will receive approximately 45,200,000 shares of PRIMEDIA common stock. PRIMEDIA has assumed that the value of its shares of common stock to be issued will be $11.81 per share, based on the weighted-average market values for the two days prior and two days succeeding the acquisition announcement date. In addition, upon the completion of the merger, certain options previously granted to the About directors will become immediately vested and exercisable. The shares of PRIMEDIA common stock to be issued in connection with these stock option exercises were included in the determination of purchase price, net of the related cash proceeds from the exercises.

    PRIMEDIA will replace outstanding options to purchase shares of About common stock held by certain individuals with options to purchase shares of PRIMEDIA common stock. The PRIMEDIA options will have the same terms and conditions as the About stock options, except that the number of options and their exercise price will be adjusted based on the exchange ratio (2.3409 to 1) used to consummate the merger. The following assumptions were used regarding the PRIMEDIA options to be issued based on About's outstanding options at September 30, 2000.

                                                                              WEIGHTED-AVERAGE
                                                                              EXERCISE PRICE OF
                                                              NUMBER OF           PRIMEDIA
                                        ORIGINAL NUMBER    PRIMEDIA OPTIONS        OPTIONS
                                        OF ABOUT OPTIONS     TO BE ISSUED       TO BE ISSUED
                                        ----------------   ----------------   -----------------
Vested................................       953,613           2,232,312           $ 8.93
Unvested..............................     4,202,879           9,838,521           $14.94
                                           ---------          ----------
Total.................................     5,156,492          12,070,833           $13.83
                                           =========          ==========

    The estimated fair value of the fully vested and unvested options to be issued is approximately $107,000. This value was determined using a Black Scholes pricing model based on the following weighted-average assumptions:

                 Risk free interest rate of 5.84%;
                  Volatility of 72.47%;
                  Expected term ranging from 6.66 to 9.75 years;
                  Expected dividend yield of 0%; and
                  Value of PRIMEDIA common stock of $11.81 per share.

    It has been assumed that on the date that the Company grants these unvested replacement options, there is no intrinsic value of the unvested replacement options since the weighted-average exercise price of the replacement options of $14.94 per share approximates the assumed fair market value of PRIMEDIA common stock of $15.25 per share, which corresponds to PRIMEDIA's October 27, 2000 (the date of the merger agreement) closing price. Further, the annual expense which would result had any intrinsic value been attributed to the unvested replacement options is inconsequential and approximates the amortization of the related goodwill. Accordingly, no allocation of fair value has been made for the intrinsic value of unvested options.

    The following is a summary of the calculation of the purchase price, as described above, as well as the allocation of the purchase price to the fair value of the net assets acquired:

Total number of shares of PRIMEDIA common stock to be issued
  to consummate the acquisition.............................   45,200,000
Shares to be issued in connection with options which are
  vested or will become vested prior to or as a result of
  the merger................................................      170,418
                                                              -----------
Total shares of PRIMEDIA common stock to be issued..........   45,370,418
Assumed fair value per share of PRIMEDIA common stock.......  $     11.81
                                                              -----------
Value of shares of PRIMEDIA common stock to be issued.......  $   535,825
Fair value of replacement options to be issued..............      107,442
Estimated direct merger costs...............................       12,000
                                                              -----------
Total purchase price........................................      655,267
Less: Estimated cash proceeds from the exercise of stock
  options which are vested or will become vested prior to or
  as a result of the merger.................................        2,362
Add: Estimated direct merger costs of About.................        7,000
Less: Fair value of net tangible assets of About............      168,502
                                                              -----------
Excess of purchase price over net assets acquired...........  $   491,403
                                                              ===========

    PRIMEDIA's management determined that the utilization of About's historical net operating losses was not likely. Therefore, no deferred tax assets have been recorded in connection with the merger.

    The purchase price has been allocated based on management's best estimate of the fair value of assets acquired and the liabilities assumed based on the historical financial statements of About as of September 30, 2000. The excess purchase price over the fair value of net tangible assets acquired has been allocated to goodwill. This adjustment is based upon preliminary estimates to reflect the allocation of purchase consideration to the acquired assets and liabilities of About. The final allocation of the purchase consideration will be determined after the completion of the merger and will be based on appraisals and a comprehensive final evaluation of the fair values and useful lives of About's tangible assets acquired, identifiable intangible assets and excess of purchase price over net assets acquired at the time of the merger. The final determination may result in asset and liability fair values that are different than the preliminary estimates of these amounts. For purposes of purchase price allocation, it has been assumed that the fair value of deferred revenues approximates About's historical carrying value. At the merger date, the fair value of About's deferred revenues will represent the fair value of the contractual performance obligation based upon the nature of the activities to be performed and the related costs to be incurred. The adjustment to the historical carrying value, if any, will not have a material impact on PRIMEDIA's financial position or results of operations.

    (b) To eliminate the historical equity accounts of About.

    (c) To reflect the unearned compensation expense in connection with the employment agreements of Scott P. Kurnit and William C. Day. In connection with their employment agreements, Messrs. Kurnit and Day will be granted options to purchase 2,605,300 shares and 877,000 shares, respectively, of PRIMEDIA common stock at an exercise price equal to thirty percent of the fair market value per share on that date. Accordingly, the adjustment reflects a 70% market value discount ($10.68 per share) based on a PRIMEDIA per share market value of $15.25 which was the closing price on October 27, 2000. These options vest at a rate of 25% per year and are subject to Messrs. Kurnit's and Day's continued employment. Accordingly, the compensation expense reflected for the nine months ended September 30, 2000 and the year ended December 31, 1999 reflects this pro rata vesting on a graded basis.

    A one dollar change in the fair market value of PRIMEDIA common stock would change the unearned compensation recognized at September 30, 2000 by approximately $2,400. This same one dollar change would change the compensation expense recognized during the nine months ended

September 30, 2000 and the year ended December 31, 1999 by approximately $495 ($.002 per share) and approximately $1,270 ($.01 per share), respectively.

    (d) To reflect the unearned compensation expense in connection with the employment agreements of Messrs. Kurnit and Day. In connection with their employment agreements, Messrs. Kurnit and Day will be granted 2,211,100 shares and 744,350 shares, respectively, of restricted PRIMEDIA common stock. Accordingly, the adjustment assumes a PRIMEDIA per share market value of $15.25, which was the closing price on October 27, 2000. These shares of restricted PRIMEDIA common stock vest at a rate of 25% per year and are subject to Messrs. Kurnit's and Day's continued employment. Accordingly, the compensation expense reflected for the nine months ended September 30, 2000 and the year ended December 31, 1999 reflects this pro rata vesting on a graded basis.

    A one dollar change in the fair market value of PRIMEDIA common stock would change the unearned compensation recognized at September 30, 2000 by approximately $2,955. This same one dollar change would change the compensation expense recognized during the nine months ended September 30, 2000 and the year ended December 31, 1999 by approximately $600 ($.003 per share) and approximately $1,540 ($.01 per share), respectively.

    (e) To reflect additional compensation expense to be incurred in connection with the employment agreements of Messrs. Kurnit and Day.

    Potential pro forma adjustments relating to eligible bonuses, the minimum amount of which is $2,300 ($.01 per share for the year ended December 31, 1999), have been omitted since the payment of such bonuses is dependent upon the achievement of performance goals to be established by PRIMEDIA's management.

    In addition, Messrs. Kurnit and Day also entered into share lock-up agreements with PRIMEDIA, pursuant to which each agreed to specific restrictions regarding the transferability of his shares of PRIMEDIA common stock issued in the merger. Under the terms of these agreements, during the first year after the closing of the merger, Messrs. Kurnit and Day may sell a portion of their shares of PRIMEDIA common stock, subject to PRIMEDIA's right of first refusal with respect to any sale. In addition, Messrs. Kurnit and Day were guaranteed a minimum per share sales price of $15.25 on 1,639,344 shares ($25,000) and 532,786 shares ($8,125), respectively. In the event of any per share shortfall upon sale, PRIMEDIA will pay them the difference between the $15.25 per share and the actual per share sales price for each share sold and that difference will be recorded as additional compensation expense for PRIMEDIA. The pro forma financial statements do not reflect the impact, if any, of these agreements.

    (f) To adjust pro forma amortization expense based on the estimated excess of purchase price over net assets acquired related to the merger. This excess is assumed to be amortized over an estimated useful life of three years. PRIMEDIA believes that a three-year life is responsive to the rapid rate of change in the Internet industry and is consistent with other recent mergers of a comparable nature. The final allocation of purchase price may result in amortization expense that is different than the preliminary estimate of this amount. The pro forma adjustment represents the difference between the amortization of the $491,403 excess of purchase price over net assets acquired over a three year period and About's historical amortization.

    (g) The pro forma adjustments reflect the additional shares to be issued based on the exchange ratio used to consummate the merger, include the additional shares to be issued in connection with options that will become vested prior to or as a result of the merger and include the additional shares of restricted PRIMEDIA common stock to be issued to Messrs. Kurnit and Day in connection with their employment agreements. Pro forma loss per share has been determined based on pro forma net loss after preferred stock dividends divided by the weighted average number of shares of PRIMEDIA common stock outstanding for all periods presented. Stock options were not included in the computation of pro forma loss per share because the effect of their inclusion would be antidilutive.

                     DESCRIPTION OF PRIMEDIA CAPITAL STOCK

GENERAL

    As of September 30, 2000, PRIMEDIA had 300,000,000 shares of authorized capital stock. Those shares consisted of:

    - 250,000,000 shares of common stock, of which 166,765,849 shares were outstanding; and

    - 50,000,000 shares of preferred stock, of which:

       - 2,000,000 shares were designated Series D Exchangeable Preferred Stock, all which were outstanding;

       - 1,250,000 shares were designated Series F Exchangeable Preferred Stock, all which were outstanding; and

       - 2,500,000 shares were designated Series H Exchangeable Preferred Stock, all which were outstanding.

DESCRIPTION OF PRIMEDIA COMMON STOCK

    The rights of About stockholders who acquire shares of PRIMEDIA common stock offered by this joint proxy statement-consent solicitation-prospectus will be governed by PRIMEDIA's certificate of incorporation and by-laws and Delaware corporate law. We have summarized below provisions of our certificate of incorporation. This summary does not contain all of the provisions that you may want to consider as an investor in PRIMEDIA's securities. You may wish to review our certificate of incorporation and by-laws. PRIMEDIA has filed a copy of its certificate of incorporation and by-laws with the SEC. See "Where You Can Find More Information."

    DIVIDENDS. The owners of PRIMEDIA common stock may receive dividends when declared by the board of directors out of funds legally available for the payment of dividends. PRIMEDIA has no present intention of declaring and paying cash dividends on the common stock at any time in the foreseeable future. The terms of PRIMEDIA's credit agreements, indentures and preferred stocks restrict PRIMEDIA from declaring and paying cash dividends on the common stock. See "Risk Factors."

    VOTING RIGHTS. Each share of common stock is entitled to one vote in the election of directors and all other matters submitted to stockholder vote. There are no cumulative voting rights.

    LIQUIDATION RIGHTS. If PRIMEDIA liquidates, dissolves or winds-up its business, whether voluntarily or not, PRIMEDIA's common stockholders will share equally in the distribution of all assets remaining after payment to creditors and preferred stockholders.

    PREEMPTIVE RIGHTS.  The common stock has no preemptive or similar rights.

    LISTING. PRIMEDIA's common stock is listed on the New York Stock Exchange under the symbol "PRM."

    ANTI-TAKEOVER PROVISIONS. PRIMEDIA is subject to the provisions of Delaware law described below regarding business combinations with interested stockholders.

    Section 203 of the Delaware General Corporation Law applies to a broad range of business combinations between a Delaware corporation and an interested stockholder. The Delaware law definition of "business combination" includes mergers, sales of assets, issuances of voting stock and certain other transactions. An "interested stockholder" is defined as any person who owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation.

    Section 203 prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless:

    - the board of directors approved the business combination before the stockholder became an interested stockholder, or the board of directors approved the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began other than shares held by directors who are also officers and other than shares held by certain employee stock plans; or

    - the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved at a meeting by at least two-thirds of the outstanding voting stock not owned by such stockholder.

These limitations on business combinations with interested stockholders do not apply to a corporation that does not have a class of stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

DESCRIPTION OF SERIES D EXCHANGEABLE PREFERRED STOCK

    RANK. The Series D Preferred Stock ranks as to dividend rights and rights on liquidation, winding-up or dissolution:

    - senior to all classes of common stock and all classes of capital stock or other series of preferred stock which does not expressly provide that it ranks senior to or on parity with the Series D Preferred Stock;

    - on a parity with the Series F Preferred Stock, the Series H Preferred Stock, and all classes of capital stock or other series of preferred stock which expressly provides that it ranks on parity with the Series D Preferred Stock; and

    - junior to each class of capital stock or other series of preferred stock which expressly provides that it ranks senior to the Series D Preferred Stock.

    DIVIDENDS. Holders of the Series D Preferred Stock are entitled to receive, when as and if declared by the board of directors of PRIMEDIA, out of funds legally available for the payment of dividends, dividends in cash at an annual rate equal to 10%. Dividends on the Series D Preferred Stock are payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year. Dividends will cumulate without interest until declared and paid. As of the date of this prospectus, PRIMEDIA has paid all such dividends.

    OPTIONAL REDEMPTION. Subject to contractual and other restrictions and the existence of legally available funds, PRIMEDIA, at its option, may at any time on or after February 1, 2001, redeem the Series D Preferred Stock in whole or in part, at redemption prices declining ratably from $105 beginning on February 1, 2001, to $100 on and after February 1, 2006, plus accrued and unpaid dividends.

    MANDATORY REDEMPTION. Subject to contractual and other restrictions and to the existence of legally available funds, on February 1, 2008, PRIMEDIA will be required to redeem all outstanding shares of Series D Preferred Stock at a price equal to the liquidation preference plus all accumulated dividends to the date of redemption.

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of PRIMEDIA, holders of Series D Preferred Stock will be entitled to be paid out of the assets of

PRIMEDIA available for distribution $100 per share, plus any accrued and unpaid dividends to the date of liquidation, dissolution or winding up.

    VOTING RIGHTS. Holders of the Series D Preferred Stock have no voting rights, except as provided by law or as set forth in the certificate of designations for the Series D Preferred Stock. Also, when dividends on the Series D Preferred Stock are in arrears and unpaid for six consecutive quarterly periods, the board of directors of PRIMEDIA will be increased by two directors and the holders of a majority of the Series D Preferred Stock, voting as a class, will be entitled to elect two additional directors of the expanded board of directors. These voting rights will continue until such time as all dividends in arrears on the Series D Preferred Stock have been paid in full.

    Pursuant to the certificate of designations for the Series D Preferred Stock, PRIMEDIA may not merge, consolidate with or into, or transfer all or substantially all of its assets, in one transaction or in a series of related transactions, to any person without the consent of the holders of a majority of the issued and outstanding Series D Preferred Stock, voting together with the holders of all capital stock ranking on parity with the Series D Preferred Stock issued after the date of issuance of the Series D Preferred Stock, unless:

    - PRIMEDIA will be the continuing person, or the person, if other than PRIMEDIA, formed by the merger or consolidation, or the person to which the properties and assets of PRIMEDIA are transferred, is a corporation organized and existing under the laws of the United States or any state in the United States or the District of Columbia, and the Series D Preferred Stock will be converted into or exchanged for shares of the successor or resulting company having substantially the same powers, preferences and relative participating, optional or other special rights and the same qualifications, limitations or restrictions that the Series D Preferred Stock had immediately before the conversion; and

    - immediately after giving effect to the transaction on a pro forma basis, the consolidated net worth of the surviving entity is at least equal to the lesser of the consolidated net worth of PRIMEDIA immediately before the transaction and the consolidated net worth of PRIMEDIA on the first date any Series D Preferred Stock was issued.

    The consent of the holders of the Series D Preferred Stock will not be required if the requisite holders of preferred stock senior to the Series D Preferred Stock or any indebtedness of PRIMEDIA have consented or granted a waiver with respect to the transaction in question.

    EXCHANGE. PRIMEDIA may, at its option, on any scheduled dividend payment date, issue 10% Subordinated Debentures in exchange for the Series D Preferred Stock, in whole but not in part. Holders of Series D Preferred Stock so exchanged will be entitled to receive the principle amount of 10% Subordinated Debentures equal to $100 for each $100 of liquidation preference of Series D Preferred Stock held at any time of the exchange plus an amount per share in cash equal to all accrued but unpaid dividends to the date of the exchange.

DESCRIPTION OF SERIES F EXCHANGEABLE PREFERRED STOCK

    RANK. The Series F Preferred Stock ranks as to dividend rights and rights on liquidation, winding-up or dissolution:

    - senior to all classes of common stock and senior to all classes of capital stock or other series of preferred stock which does not expressly provide that it ranks senior to or on parity with the Series F Preferred Stock;

    - on a parity with the Series D Preferred Stock, the Series H Preferred Stock, and all classes of capital stock or other series of preferred stock which expressly provides that it ranks on parity with the Series F Preferred Stock; and

    - junior to each class of capital stock or other series of preferred stock which expressly provides that it ranks senior to the Series F Preferred Stock.

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    DIVIDENDS.  Holders of the Series F Preferred Stock are entitled to receive, when, as and if declared by the board of directors of PRIMEDIA, out of funds legally available for the payment of dividends, dividends in cash at an annual amount equal to $9.20 per share. Dividends on the Series F Preferred Stock are payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year. Dividends will cumulate without interest until declared and paid. As of the date of this prospectus, PRIMEDIA has paid all such dividends.

    OPTIONAL REDEMPTION. Subject to contractual and other restrictions and to the existence of legally available funds, prior to November 1, 2002, PRIMEDIA can redeem the Series F Preferred Stock at its option, in whole or in part, at any time or from time to time, at a redemption price equal to the amount of the aggregate liquidation preference of the Series F Preferred Stock plus all accrued and unpaid dividends plus a specified make-whole premium at the time of redemption.

    Subject to contractual and other restrictions and to the existence of legally available funds, PRIMEDIA, at its option, may at any time on or after November 1, 2002, redeem the Series F Preferred Stock, in whole or in part at redemption prices declining ratably from $104.60 beginning on November 1, 2002 to $100 on and after November 1, 2004, plus accrued and unpaid dividends.

    In addition, if PRIMEDIA consummates a public equity offering prior to November 1, 2000, it may redeem at its option up to $60 million of the aggregate liquidation preference of the Series F Preferred Stock at a price per share of $109 plus accrued and unpaid dividends to the redemption date out of the proceeds of the offering. The redemption must occur within 180 days of the public equity offering.

    MANDATORY REDEMPTIONS. Subject to contractual and other restrictions and to the existence of legally available funds, on November 1, 2009, PRIMEDIA will be required to redeem all outstanding shares of Series F Preferred Stock at a price equal to the liquidation preference plus all accumulated dividends to the date of redemption.

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding-up of PRIMEDIA, holders of Series F Preferred Stock will be entitled to be paid out of the assets of PRIMEDIA available for distribution $100 per share, plus any unpaid dividends accrued to the date of liquidation, dissolution or winding-up.

    VOTING RIGHTS. Holders of the Series F Preferred Stock have no voting rights, except as provided by law or as set forth in the certificate of designations for the Series F Preferred Stock. Also, when dividends on the Series F Preferred Stock are in arrears and unpaid for six consecutive quarterly periods, the board of directors of PRIMEDIA will be increased by two directors and the holders of a majority of the Series F Preferred Stock, voting as a class, will be entitled to elect two additional directors of the expanded board of directors.

    Without the affirmative vote or consent of the holders of a majority of the then outstanding shares of Series F Preferred Stock, voting together with the holders of any capital stock on parity with the Series F Preferred Stock, PRIMEDIA cannot issue any class of capital stock or series of preferred stock ranking senior to the Series F Preferred Stock unless PRIMEDIA uses the proceeds from that issuance to redeem all of the then outstanding shares of Series F Preferred Stock.

    Pursuant to the certificate of designations for the Senior F Preferred Stock, PRIMEDIA may not merge, consolidate with or into, or transfer all or substantially all of its assets, in one transaction or in a series of related transactions to any person without the consent of the holders of a majority of the outstanding Series F Preferred Stock, voting together with the holders of all capital stock ranking on parity with the Series F Preferred Stock, unless:

    - PRIMEDIA will be the continuing person, or the person, if other than PRIMEDIA, formed by the merger or consolidation, or the person to which the properties and assets of PRIMEDIA are transferred, is a corporation organized and existing under the laws of the United States or any state in the United States or the District of Columbia, and the Series F Preferred Stock will be

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      converted into or exchanged for shares of the successor or resulting company having substantially the same powers, preferences and relative participating, optional or other special rights and the same qualifications, limitations or restrictions that the Series F Preferred Stock had immediately before the conversion; and

    - immediately after giving effect to the transaction on a pro forma basis, the consolidated net worth of the surviving entity is at least equal to the lesser of the consolidated net worth of PRIMEDIA immediately prior to such transaction and the consolidated net worth of PRIMEDIA on the first date any Series F Preferred Stock was issued.

    The consent of the holders of the Series F Preferred Stock will not be required if the requisite holders of preferred stock senior to the Series F Preferred Stock or any indebtedness of PRIMEDIA have consented or granted a waiver with respect to the transaction in question.

    EXCHANGE. PRIMEDIA may, at its option, on any scheduled dividend payment date, issue 9.20% Subordinated Debentures in exchange for the Series F Preferred Stock, in whole but not in part. Holders of Series F Preferred Stock so exchanged will be entitled to receive the principle amount of 9.20% Subordinated Debentures equal to $100 for each $100 of liquidation preference of Series F Preferred Stock held at any time of the exchange plus an amount per share in cash equal to all accrued but unpaid dividends to the date of the exchange.

DESCRIPTION OF SERIES H EXCHANGEABLE PREFERRED STOCK

    RANK. The Series H Preferred Stock ranks as to dividend rights and rights on liquidation, winding-up or dissolution:

    - senior to all classes of common stock and senior to all classes of capital stock or other series of preferred stock which does not expressly provide that it ranks senior to or on parity with the Series H Preferred Stock,

    - on a parity with the Series D Preferred Stock, the Series F Preferred Stock, and all classes of capital stock or other series of preferred stock which expressly provides that it ranks on parity with the Series H Preferred Stock; and

    - junior to each class of capital stock or other series of preferred stock which expressly provides that it ranks senior to the Series H Preferred Stock.

    DIVIDENDS. Holders of the Series H Preferred Stock are entitled to receive when, as and if declared by the board of directors of PRIMEDIA, out of funds legally available for the payment of dividends, dividends in cash at an annual amount equal to $8.625 per share. Dividends on the Series H Preferred Stock are payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year. Dividends will cumulate without interest until declared and paid. As of the date of this prospectus, PRIMEDIA has paid all such dividends.

    OPTIONAL REDEMPTION. PRIMEDIA cannot redeem the Series H Preferred Stock before April 1, 2003. After April 1, 2003, subject to contractual and other restrictions and the existence of legally available funds, PRIMEDIA, at its option, may redeem the Series H Preferred Stock, in whole or in part, at redemption prices declining ratably from $104.313 beginning on April 1, 2003 to $100 on and after April 1, 2006, plus accrued and unpaid dividends to the date of redemption.

    In addition, if PRIMEDIA consummates a public equity offering prior to April 1, 2001, it may redeem at its option up to $125 million of the aggregate liquidation preference of the Series H Preferred Stock at a price per share of $108.625 plus accrued and unpaid dividends to the redemption date out of the net proceeds of the offering. The redemption must occur within 180 days of the public equity offering.

    MANDATORY REDEMPTION. Subject to contractual and other restrictions and to the existence of legally available funds, on April 1, 2010, PRIMEDIA will be required to redeem all outstanding shares

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of Series H Preferred Stock at a price equal to the liquidation preference plus all accumulated dividends to the date of redemption.

    LIQUIDATION PREFERENCES. Upon any voluntary or involuntary liquidation, dissolution or winding-up of PRIMEDIA, holders of Series H Preferred Stock will be entitled to be paid out of the assets of PRIMEDIA available for distribution $100 per share, plus any unpaid dividends accrued to the date of liquidation, dissolution or winding-up.

    VOTING RIGHTS. Holders of the Series H Preferred Stock have no voting rights, except as provided by law or as set forth in the certificate of designations for the Series H Preferred Stock. Also, when dividends on the Series H Preferred Stock are in arrears and unpaid for six consecutive quarterly periods, the board of directors of PRIMEDIA will be increased by two directors and the holders of a majority of the Series H Preferred Stock, voting as a class, will be entitled to elect two additional directors of the expanded board of directors.

    Without the affirmative vote or consent of the holders of a majority of the then outstanding Series H Preferred Stock holders, voting together with the holders of any capital stock on parity with the Series H Preferred Stock, PRIMEDIA cannot issue any class of capital stock or series of preferred stock ranking senior to the Series H Preferred Stock unless PRIMEDIA uses the proceeds from that issuance to redeem all of the then outstanding shares of Series H Preferred Stock.

    Pursuant to the certificate of designations for the Series H Preferred Stock, PRIMEDIA may not merge, consolidate with or into, or transfer all or substantially all of its assets, in one transaction or in a series of related transactions, to any person without the consent of the holders of a majority of the issued and outstanding Series H Preferred Stock, voting together with the holders of all capital stock ranking on parity with the Series H Preferred Stock, unless:

    - PRIMEDIA will be the continuing person, or the person, if other than PRIMEDIA, formed by the merger or consolidation, or the person to which the properties and assets of PRIMEDIA are transferred, is a corporation organized and existing under the laws of the United States or any state in the United States or the District of Columbia, and the Series H Preferred Stock will be converted into or exchanged for shares of the successor or resulting company having substantially the same powers, preferences and relative participating, optional or other special rights and the same qualifications, limitations or restrictions that the Series H Preferred Stock had immediately before the conversion; and

    - immediately after giving effect to the transaction on a pro forma basis, the consolidated net worth of the surviving entity is at least equal to the lesser of the consolidated net worth of PRIMEDIA immediately prior to such transaction and the consolidated net worth of the company on the first date any Series F Preferred Stock was issued.

    The consent of the holders of the Series H Preferred Stock will not be required if the requisite holders of preferred stock senior to the Series H Preferred Stock or any indebtedness of PRIMEDIA have consented or granted a waiver with respect to the transaction in question.

    EXCHANGE. PRIMEDIA may, at its option, on any scheduled dividend payment date, issue 8 5/8% Subordinated Debentures in exchange for the Series H Preferred Stock, in whole but not in part. Holders of Series H Preferred Stock so exchanged will be entitled to receive the principle amount of 8 5/8% Subordinated Debentures equal to $100 for each $100 of liquidation preference of Series H Preferred Stock held at any time of the exchange plus an amount per share in cash equal to all accrued but unpaid dividends to the date of the exchange.

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                        COMPARISON OF STOCKHOLDER RIGHTS

    PRIMEDIA and About are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of PRIMEDIA capital stock and About capital stock arise primarily from differences in their respective certificates of incorporation and by-laws. After the effective time of the merger, the rights of About stockholders will be determined by reference to the PRIMEDIA certificate of incorporation and by-laws.

CAPITALIZATION

    PRIMEDIA.  The authorized capital stock of PRIMEDIA consists of:

    - 250,000,000 shares of PRIMEDIA common stock, par value $.01 per share; and

    - 50,000,000 shares of preferred stock, par value $.01 per share.

    ABOUT.  The authorized capital stock of About consists of:

    - 100,000,000 shares of common stock, par value $.001 per share; and

    - 5,000,000 shares of preferred stock, par value $.001 per share.

VOTING RIGHTS

    In the case of both PRIMEDIA and About, each holder of common stock has the right to cast one vote for each share of common stock held of record on all matters submitted to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights.

    For a description of the voting rights of the PRIMEDIA preferred stock, see "Description of PRIMEDIA Capital Stock--Description of Series D Exchangeable Preferred Stock," "--Description of Series F Exchangeable Preferred Stock," and "--Description of Series H Exchangeable Preferred Stock."

NUMBER AND ELECTION OF DIRECTORS

    PRIMEDIA. The board of directors of PRIMEDIA currently has nine members. The amended and restated by-laws provide that the PRIMEDIA board of directors will consist of not less than one or more than fifteen directors, the number to be fixed from time to time by the PRIMEDIA board of directors or the stockholders.

    PRIMEDIA's certificate of incorporation and amended and restated by-laws do not provide for a staggered board of directors.

    ABOUT. The board of directors of About currently has six members. About's second amended and restated certificate of incorporation states that the number of directors will in no case be less than five nor more than 15 (exclusive of directors, if any, to be elected by holders of preferred stock of About, voting separately as a class).

    About's second amended and restated certificate of incorporation and amended and restated by-laws do not provide for a staggered board of directors.

VACANCIES ON THE BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

    PRIMEDIA. The amended and restated by-laws provide that vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a vote of the majority of the board of directors then in office or by the stockholders. A director may be removed with or without cause by the stockholders.

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    ABOUT.  The amended and restated by-laws provide that vacancies and newly created directorships are filled by a vote of 66.67% of the directors then in office, for a term expiring at the annual meeting of stockholders, at which time the director's successor is elected by the stockholders. If there are no directors in office or if the directors then in office constitute less than a majority, the vacancy shall be filled pursuant to Delaware law. Any director or the entire board of directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of not less than 66.67% of the outstanding shares of About capital stock entitled to vote in the election of directors.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

    PRIMEDIA. The provisions of Delaware law regarding amendments to the certificate of incorporation govern the amendment of certificates of incorporation of PRIMEDIA. Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation's board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation's certificate of incorporation.

    ABOUT. About's second amended and restated certificate of incorporation requires a vote of the holders of not less than 66.67% of the outstanding shares of capital stock of About in order to alter or amend the provisions of the certificate of incorporation relating to limitations on directors' liability, indemnification, amendment of the bylaws, or amendment of the certificate of incorporation. In all other cases, as provided under Delaware law, a vote of the holders of not less than a majority of the outstanding shares of capital stock of About is required.

AMENDMENTS TO BY-LAWS

    PRIMEDIA. The PRIMEDIA certificate of incorporation, as amended, authorizes the board of directors to adopt, amend or repeal any provision of PRIMEDIA's by-laws by majority vote.

    ABOUT. The second amended and restated certificate of incorporation of About authorizes the board of directors to adopt, amend or repeal any provision of About's by-laws by vote of 66.67% of the board of directors.

ACTION BY WRITTEN CONSENT

    PRIMEDIA. The provisions of Delaware law regarding actions by written consent govern actions by written consent of PRIMEDIA stockholders. Under Delaware law, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of the stockholders.

    ABOUT. About's second amended and restated certificate of incorporation prohibits action by written consent of the stockholders in lieu of a meeting.

ABILITY TO CALL SPECIAL MEETINGS

    PRIMEDIA. Under the amended and restated by-laws, special meetings of PRIMEDIA stockholders may be called by the president of PRIMEDIA for any purpose and shall be called by the president or secretary if directed by the board of directors or requested in writing by the holders of not less than 25% of PRIMEDIA's capital stock. A stockholder request must state the purpose of the proposed meeting.

    ABOUT. Under the amended and restated by-laws, special meetings of About stockholders may be called by the president and shall be called by the president or secretary at the request in writing of the

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chairman of the board of directors or two-thirds of the board of directors.
Written notice of a special meeting shall be given to each stockholder entitled to vote at the special meeting not fewer than ten nor more than 60 days before the date of the meeting. Business transacted at any special meeting shall be limited to the purposes stated in the notice.

NOTICE OF STOCKHOLDER ACTION

    PRIMEDIA. Under PRIMEDIA's amended and restated by-laws, in order for a stockholder to nominate candidates for election to PRIMEDIA's board of directors at any meeting of the stockholders, timely written notice must be given to the secretary of PRIMEDIA. To be timely, a stockholder's notice must be received at the principal executive offices of PRIMEDIA not less than 60 days nor more than 90 days prior to the meeting at which directors are to be elected. In the event that less than 70 days' notice of the date of the meeting is given to stockholders, to be timely, notice by a stockholder must be received by the secretary no later than the close of business on the tenth day following the day on which the notice of the meeting was given.

    A stockholder's notice to PRIMEDIA must set forth all of the following:

    - for each person whom the stockholder wishes to nominate for election or re-election as a director: the nominee's name, age, business address, residence address, principal occupation or employment, the class and number of shares of stock of PRIMEDIA beneficially owned by the nominee, and all information required to be disclosed in solicitations of proxies for election of directors, or otherwise required by applicable law; and

    - the stockholder's name, record address, and the class and number of shares of PRIMEDIA which are beneficially owned by the stockholder.

    ABOUT. Under About's amended and restated by-laws, any stockholder of About who was a stockholder of record at the time About gave notice of an annual meeting may nominate persons for election to the board of directors and propose business to be considered by the stockholders at an annual meeting, provided that the stockholder gives timely written notice to the secretary of About. To be timely, the notice must be delivered to the secretary at the principal executive offices of About not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting, or if no proxy statement was delivered to stockholders in connection with the preceding year's annual meeting, notice will also be timely if delivered within earlier than the close of business on the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the close of business on the tenth day following the day on which public announcement of the date of the meeting is first made by About.

    In addition, if the number of directors to be elected is increased and no public announcement is made by About naming all of the nominees or specifying the size of the increased board of directors at least 70 days before the first anniversary of the preceding year's annual meeting (or, if the annual meeting is held more than 30 days before or 60 days after such anniversary date, at least 70 days prior to such annual meeting), a stockholder's notice will be considered timely, with respect to the nominees for any new positions created by the increase if it is delivered to the secretary of About not later than the close of business on the tenth day following the day on which the public announcement is first made by About.

    If the board of directors has determined that directors shall be elected at a special meeting of stockholders, any stockholder of About who is a stockholder of record at the time of giving of notice of

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the special meeting and who shall be entitled to vote at the meeting may nominate persons for election to the board of directors, provided that the stockholder complies with the notice procedures described below. If About calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any stockholder may nominate a person for election to the board if the stockholder's notice is delivered to the secretary at the principal executive offices of About not earlier than the 90th day prior to the special meeting and not later than the later of the close of business of the 60th day before the special meeting or the close of business of the tenth day following the day on which the public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at the special meeting.

    A stockholder's notice to About must set forth all of the following:

    - for each person whom the stockholder wishes to nominate for election or re-election as a director, all information required to be disclosed in solicitations of proxies for election of directors, or otherwise required by applicable law, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

    - for other business, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting that business at that meeting and any material interest of the stockholder in the business proposed; and

    - the name and address of the stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, as they appear on About's books, and the class and number of shares of About which are beneficially owned by the stockholder and the beneficial owner, if any.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

    Delaware law provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty, except for:

    - a breach of the duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

    - any transaction from which the director derived an improper personal benefit.

    The certificate of incorporation, as amended, of PRIMEDIA and the second amended and restated certificate of incorporation of About provide that, to the fullest extent Delaware law permits the limitation or elimination of the liability of directors, no director will be liable to PRIMEDIA or About, as the case may be, or their respective stockholders for monetary damages for breach of fiduciary duty as a director.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Delaware law, a corporation generally may indemnify directors and officers:

    - for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

    - with respect to any criminal proceeding, if they had no reasonable cause to believe that their conduct was unlawful.

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    In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

    PRIMEDIA. The amended and restated by-laws of PRIMEDIA provide that PRIMEDIA will indemnify to the fullest extent permitted by Delaware law any current or former director or officer of the corporation, and may, at the discretion of the board of directors, indemnify any current or former employee or agent of PRIMEDIA against all expenses, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding in which the person was involved because of that person's service, at the request of PRIMEDIA, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise.

    In addition, the amended and restated by-laws provide that the expenses incurred by a person who is or was a director or officer in connection with any action, suit or proceeding will be advanced to the director or officer by PRIMEDIA upon receipt of an undertaking by or on behalf of the director or officer to repay the amounts advanced if ultimately it is determined that the director or officer was not entitled to be indemnified against the expenses.

    ABOUT. The amended and restated by-laws of About provide that About will indemnify to the fullest extent permitted by Delaware law any director or officer made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of being a director or officer of About or a predecessor corporation, or, at About's request, a director or officer of another corporation. The indemnification provided by About is not exclusive of any other rights to which indemnified person may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, continues as to an indemnified person who has ceased to be a director, and inures to the benefit of the heirs, executors and administrators of an indemnified person. About's obligation to provide indemnification is to be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by About or by any other person.

    In addition, the amended and restated by-laws provide that the expenses incurred by a director or officer of About in defending a civil or criminal action, suit or proceeding by reason of the fact that the person is or was a director of About will be advanced to the person by About upon receipt of an undertaking by or on behalf of the director to repay the amounts advanced if ultimately it is determined that the director or officer was not entitled to be indemnified against the expenses. The indemnification provisions of the amended and restated by-laws also apply to all directors and officers who are or have been fiduciaries of any employee benefit plan of About.

STATE ANTI-TAKEOVER STATUTES

    Under the business combination statute of Delaware law, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation's voting stock for a three-year period following the time the stockholder became an interested stockholder, unless:

    - prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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    - the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

    - at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

    A business combination generally includes:

    - mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

    - specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

    - other transactions resulting in a disproportionate financial benefit to an interested stockholder.

    The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or by-laws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

    Neither PRIMEDIA in its certificate of incorporation, as amended, or its amended and restated by-laws, nor About in its second amended and restated certificate of incorporation or its amended and restated by-laws, has adopted any provision to "opt-out" of the Delaware business combination statute and the statute is applicable to business combinations involving PRIMEDIA and About.

  EXECUTIVES; EXECUTIVE COMPENSATION; STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE
                      OFFICERS AND PRINCIPAL STOCKHOLDERS

    Information concerning current directors and officers of PRIMEDIA, executive compensation and ownership of PRIMEDIA stock by management and principal stockholders is contained in PRIMEDIA's proxy statement for its 2000 annual meeting of stockholders dated April 19, 2000, and is incorporated herein by reference.

    Information concerning current directors and officers of About, executive compensation and ownership of About stock by management and principal stockholders is contained in About's proxy statement for its 2000 annual meeting of stockholders dated April 10, 2000, and is incorporated herein by reference.

    See "Where You Can Find More Information."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    THE FOLLOWING SUMMARIES ARE QUALIFIED BY REFERENCE TO THE COMPLETE TEXT OF EACH AGREEMENT, WHICH IS INCORPORATED BY REFERENCE. WE ENCOURAGE YOU TO READ THE AGREEMENTS IN THEIR ENTIRETY.

ADS FOR EQUITY AGREEMENT

    On October 29, 2000, About and PRIMEDIA entered into two agreements, pursuant to which About agreed to purchase advertising and promotional services from PRIMEDIA with a total value of $72 million based on a $35.70 pro forma equivalent per share value of About stock in exchange for a total of 2,016,806 shares of About stock. About has agreed to purchase $14,400,000 of these services by December 31, 2001 and issued 403,361 shares of About stock to PRIMEDIA on November 8, 2000. About has agreed to purchase the remainder of these services between January 1, 2002 and December 31, 2005 and issued the remaining 1,613,445 shares of About stock to PRIMEDIA on December 5, 2000. Except in limited circumstances, these agreements will survive termination of the merger agreement. If About terminates either agreement due to a material breach of the agreement by PRIMEDIA which is not cured within a specified time, PRIMEDIA is obligated to return to About a portion of the About shares originally issued to PRIMEDIA under the agreement, based on the number of months remaining on the term of the agreement. If PRIMEDIA terminates either agreement due to a material breach of the agreement by About which is not cured within ten days, or if there is a change of control (as defined in the agreement) of About, PRIMEDIA will have no further obligation to return any of the About shares issued under the agreement. PRIMEDIA received incidental registration rights in connection with these stock issuances.

SALE REPRESENTATION AGREEMENT

    On October 29, 2000, About and PRIMEDIA entered into a sales representation agreement, pursuant to which PRIMEDIA has agreed to serve as the worldwide advertising sales representative of About for the purpose of selling certain forms of advertising for specified web sites owned and operated by About. From November 1, 2000 through April 30, 2001, PRIMEDIA will serve as About's exclusive third-party sales representative for these sites, with certain preferences over About's employees or other agents beginning February 1, 2001. Beginning in the second quarter of 2001 through December 31, 2005, PRIMEDIA will be the exclusive sales representative with respect to these specified sites. About has agreed to pay PRIMEDIA commission-based fees equal to 20% of the net advertising revenues derived only from such forms of advertising sold on these specific sites. From November 1, 2000 to March 31, 2001, the fees shall be payable only with respect to those sales actually generated by PRIMEDIA. From April 1, 2001 to December 31, 2005, the fees shall be payable regardless of whether the sales were generated by PRIMEDIA. About and PRIMEDIA also agreed that the number of About web sites to be covered by this agreement may grow to 20% of the total number of About web sites. This agreement is renewable for additional one-year terms until either party notifies the other party of its intent not to renew.

RIGHT OF FIRST OFFER AGREEMENT

    On October 29, 2000, About and PRIMEDIA entered into a right of first offer agreement concerning the possible provision of content from publications that compete with PRIMEDIA publications. Under the terms of the agreement, if About proposes to enter into a license agreement under which it will pay for content from publications that compete with PRIMEDIA publications, PRIMEDIA has the right to provide such content on terms no less favorable to About if, in About's sole judgment, such content is identical in quality to that provided by the competitive publication. This agreement terminates on December 31, 2005.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act requires PRIMEDIA's and About's directors and executive officers, and persons who own more than 10% of either PRIMEDIA's or About's stock, to file with the Securities and Exchange Commission initial reports of ownership on a Form 3 and reports of changes in ownership of common stock and other equity securities of PRIMEDIA or About, as applicable on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish PRIMEDIA or About, as applicable with, copies of all
Section 16(a) forms they file.

    To PRIMEDIA's and About's knowledge, based solely on review of the copies of the reports furnished to PRIMEDIA and About and written representations from the executive officers and directors, PRIMEDIA and About believe that all
Section 16(a) filing requirements applicable to its officers, directors, and 10% stockholders were met during 2000, except with respect to initial statements of beneficial ownership for two directors of About, Daphne Kis and Stanley Fung, which statements were not filed on a timely basis but have subsequently been filed.

                                 LEGAL MATTERS

    Simpson Thacher & Bartlett, New York, New York, will provide an opinion for PRIMEDIA regarding the validity of the shares of PRIMEDIA offered by this joint proxy statement-consent solicitation-prospectus.

    Simpson Thacher & Bartlett, New York, New York, counsel for PRIMEDIA, and Brobeck, Phleger & Harrison LLP, New York, New York, counsel for About, will provide opinions regarding certain United States federal income tax consequences of the merger for PRIMEDIA and About, respectively.

                    CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

    In June 2000, About decided to replace KPMG LLP as its independent accountants, and retained Ernst & Young LLP as its new independent accountants. The decision to change About's accountants was recommended by the audit committee of About's board of directors and approved by About's board of directors. KPMG LLP's reports on About's financial statements for the two most recent fiscal years (i.e., the fiscal years ended December 31, 1998 and December 31, 1999) contained no adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

    During About's last two fiscal years and the subsequent interim period to the date hereof, there were no disagreements between About and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. Prior to retaining Ernst & Young LLP, About had not consulted with Ernst & Young LLP regarding accounting principles.

                                    EXPERTS

    PRIMEDIA. The consolidated financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 and the related financial statement schedule incorporated in this joint proxy statement-consent solicitation-prospectus by reference from the PRIMEDIA Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to PRIMEDIA's change in 1998 in the method of accounting for internal use software costs to conform with Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" of the American Institute of Certified Public Accountants), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    ABOUT. The consolidated financial statements and the related financial statement schedule of About, as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, incorporated in this joint proxy statement-consent solicitation-prospectus by reference from About's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by KPMG LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

    PRIMEDIA. For a stockolder to bring matters before PRIMEDIA's 2001 Annual Meeting, notice must be received by PRIMEDIA within the time limits described below. The notice must include a description of the proposed business, the reasons therefore and other specified matters. For a matter to be included in PRIMEDIA's proxy statement and proxy for the 2001 Annual Meeting, notice must be received by PRIMEDIA on or before January 15, 2001. In each case, the notice must be given to the Secretary of PRIMEDIA, whose address is 745 Fifth Avenue, New York, New York, 10151. Any stockholder desiring a copy of PRIMEDIA's by-laws will be furnished one without charge upon written request to the Secretary.

    ABOUT. Proposals submitted by stockholders of About for presentation at its 2001 annual meeting of stockholders, to be held if the merger has not been consummated before then, must have been received by the Secretary of About no later than the close of business on January 9, 2001 and no earlier than the close of business on December 10, 2000 for inclusion in the proxy statement and form of proxy relating to the 2001 annual meeting of stockholders. In addition, the proxies solicited by the About board of directors for the 2001 annual meeting of its stockholders will confer discretionary authority to vote on any stockholder proposal raised at the meeting which is not described in the 2001 proxy statement unless About has received notice of the proposal, as described above. However, if the date of its 2001 annual meeting of stockholders is more than 30 days before May 9, 2001 or more than 60 days after May 9, 2001, notice by the stockholder must be delivered after the close of business on the 90th day prior to the 2001 annual meeting and by the close of business on the 60th day prior to the 2001 annual meeting or the close of business on the 10th day following the date on which a public announcement of the 2001 annual meeting is first announced. If About determines to change the date of its 2001 annual meeting of stockholders more than 30 days from May 9, 2001, About will provide its stockholders with a reasonable time before it begins to print and mail its proxy materials for the 2001 annual meeting in order to allow its stockholders an opportunity to make proposals in accordance with the rules and regulations of the SEC.

                      WHERE YOU CAN FIND MORE INFORMATION

    PRIMEDIA and About file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's website at HTTP://WWW.SEC.GOV. Copies of documents filed by PRIMEDIA with the SEC are also available at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005. Copies of documents filed by About with the SEC are also available at the Nasdaq Stock Market, 1735 K Street, NW, Washington, D.C. 20006.

    PRIMEDIA has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to PRIMEDIA's common stock to be issued in the merger. This joint proxy statement-consent solicitation-prospectus constitutes the prospectus of PRIMEDIA filed as part of the registration statement in addition to being a proxy statement of About for its special meeting of stockholders and a consent solicitation of PRIMEDIA. This joint proxy statement-consent solicitation-prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

    The SEC allows us to "incorporate by reference," into this joint proxy statement-consent solicitation-prospectus documents filed with the SEC by PRIMEDIA and About. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this joint proxy statement-consent solicitation-prospectus, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by PRIMEDIA or

About pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement-consent solicitation-prospectus and before the date of About's special meeting:

PRIMEDIA FILINGS (SEC FILE NUMBER 1-5805):     PERIODS
------------------------------------------     -------
Annual Report on Form 10-K                     Year ended December 31, 1999

Quarterly Reports on Form 10-Q                 Quarters ended March 31, 2000, June 30, 2000
                                               and September 30, 2000

Current Reports on Form 8-K                    Filed April 14, 2000, May 15, 2000,
                                               October 30, 2000 and November 13, 2000

The description of PRIMEDIA's common stock and preferred stock contained in PRIMEDIA's registration statements filed under Section
12 of the Securities Exchange Act

PRIMEDIA's proxy statement for its 2000        April 19, 2000
annual meeting of stockholders

ABOUT FILINGS (SEC FILE NUMBER 000-25525):     PERIODS
------------------------------------------     -------
Annual Report on Form 10-K                     Year ended December 31, 1999

Quarterly Reports on Form 10-Q                 Quarters ended March 31, 2000, June 30, 2000
                                               and September 30, 2000

Current Reports on Form 8-K                    February 14, 2000, April 10, 2000, June 21,
                                               2000, and October 31, 2000

About's proxy statement for its 2000 annual    April 10, 2000
meeting of stockholders

    You may request a copy of the documents incorporated by reference into this joint proxy statement-consent solicitation-prospectus by writing to or telephoning PRIMEDIA or About.

    Requests for documents should be directed to:

-          FOR PRIMEDIA DOCUMENTS:
           Warren Bimblick
           PRIMEDIA Inc.
           745 Fifth Avenue
           New York, New York 10151
           (212) 745-0100

-          FOR ABOUT DOCUMENTS:
           Investor Relations                  or       Beacon Hill Partners, Inc.
           About.com, Inc.                              90 Broad Street
           1440 Broadway, 19th Floor                    New York, New York 10004
           New York, New York 10018                     (800) 357-8212
           (212) 204-4000

    This joint proxy statement-consent solicitation-prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement-consent solicitation-prospectus, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy or consent solicitation in such jurisdiction. Neither the delivery of this joint proxy statement-consent solicitation-prospectus nor any distribution of securities pursuant to this joint proxy statement-consent solicitation-prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement-consent solicitation-prospectus by reference or in our affairs since the date of this joint proxy statement-consent solicitation-prospectus. The information contained in this joint proxy statement-consent solicitation-prospectus with respect to PRIMEDIA was provided by PRIMEDIA and the information contained in this joint proxy statement-consent solicitation-prospectus with respect to About was provided by About.

                                                                         ANNEX A

                                October 29, 2000

The Board of Directors
PRIMEDIA Inc. 745 Fifth Avenue
New York, New York 10151

Dear Members of the Board:

    We understand that PRIMEDIA Inc., a Delaware corporation (the "COMPANY"), is considering a transaction whereby the Company will acquire About.com, Inc., a Delaware corporation ("ABOUT.COM"). Pursuant to the terms of an Agreement and Plan of Merger (the "PURCHASE AGREEMENT"), the Company will undertake a series of transactions whereby About.com will become a wholly owned subsidiary of the Company (the "TRANSACTION"). Pursuant to the terms of the Purchase Agreement all of the issued and outstanding shares of the capital stock of About.com, par value of $.001 per share ("ABOUT.COM COMMON STOCK") will be converted into
2.3409 shares of Common Stock, par value of $.01 per share, of the Company (the "EXCHANGE RATIO"). No Company Common Stock will be issued to holders of fractional shares of About.com Common Stock. The terms and conditions of the Transaction are more fully set forth in the Purchase Agreement.

    You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the Company and to the holders of Company Common Stock.

    Wit SoundView Corporation ("WIT") has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee upon the consummation thereof. In the past, Wit and its predecessors have provided investment banking services to the Company and received customary compensation for the rendering of such services. In the ordinary course of business, Wit, its successors and affiliates may trade securities of the Company for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

    Our opinion does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Purchase Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that the Company and About.com will comply with all the material terms of the Purchase Agreement.

    In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and About.com, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of About.com, including estimates and financial forecasts prepared by the managements of the Company and About.com and not publicly available, (iv) conducted discussions with members of the senior managements of the Company and About.com, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company, (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vii) considered certain pro forma effects of the Transaction on the Company's financial statements and reviewed certain estimates of synergies prepared by Company management, (viii) reviewed drafts of the

Purchase Agreement, and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

    In connection with our review, at your direction, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or About.com, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, pro forma effects and calculations of synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company and to the holders of Company Common Stock.

                                          Very truly yours,

                                          WIT SOUNDVIEW CORPORATION

                                          By: /s/ MACK S. ROSSOFF_______________

                                          Name: Mack S. Rossoff_________________

                                          Title: Managing Director______________

                                                                         ANNEX B

                                October 29, 2000

Board of Directors
PRIMEDIA Inc.
745 Fifth Avenue
New York, New York 10151

Members of the Board of Directors:

    PRIMEDIA Inc. (the "ACQUIROR"), Abracadabra Acquisition Corporation, a wholly owned subsidiary of the Acquiror (the "ACQUISITION SUB"), and About.com, Inc. (the "COMPANY") propose to enter into an Agreement and Plan of Merger dated as of October 29, 2000 (the "AGREEMENT") pursuant to which the Acquisition Sub will be merged with and into the Company in a transaction (the "MERGER") in which each outstanding share of the Company's common stock, par value $0.001 per share (the "SHARES"), will be converted into the right to receive 2.3409 shares (the "EXCHANGE RATIO") of the common stock, par value $0.01 per share, of the Acquiror (the "ACQUIROR SHARES").

    You have asked us whether, in our opinion, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the Acquiror.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

    (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and the Acquiror, as well as the amount and timing of any cost savings and synergies expected to result from the Merger (the "EXPECTED SYNERGIES"), furnished to us by the Company and the Acquiror;

    (3) Conducted discussions with members of senior management of the Company and the Acquiror concerning their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

    (4) Reviewed the historical market prices and trading activity for the Shares and the Acquiror Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company and the Acquiror, respectively;

    (5) Compared the results of operations of the Company and the Acquiror with that of certain companies, which we deemed to be reasonably similar to the Company and the Acquiror, respectively;

    (6) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

    (7) Considered the pro forma effect of the Merger on the Acquiror;

    (8) Reviewed the Agreement; and

    (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal. With respect to the financial forecasts and Expected Synergies furnished by the Company and the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and the Expected Synergies. We have further assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

    Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. We have also assumed that the Merger will be consummated in accordance with the terms of the Agreement without waiver of any material condition.

    We are acting as financial advisor to the Acquiror in connection with the Merger and will receive a fee from the Acquiror for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided certain financial advisory and financing services to the Acquiror and to affiliates of its principal shareholder, KKR Associates L.P., and may continue to do so and have received, and may receive, fees for the rendering of such services. In the ordinary course of our business, we may actively trade the Company Shares, as well as the Acquiror Shares, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Merger and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on the proposed issuance of the Acquiror Shares in the Merger or any matter related thereto.

    We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Merger.

    On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the Acquiror.

                                          Very truly yours,

                                          /s/ MERRILL LYNCH, PIERCE, FENNER &
                                            SMITH INCORPORATED

                                          MERRILL LYNCH, PIERCE, FENNER &
                                            SMITH INCORPORATED

                                                                         ANNEX C

                                October 29, 2000

Board of Directors
About.com Inc.
1440 Broadway
New York NY 10018

Dear Sirs:

    You have requested our opinion as to the fairness from a financial point of view to the stockholders of About.com Inc. (the "COMPANY") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of October 29, 2000 (the "AGREEMENT"), among Primedia Inc. ("PRIMEDIA"), Abracadabra Acquisition Corporation ("ACQUISITION SUB"), a wholly owned subsidiary of Primedia, and the Company, pursuant to which Acquisition Sub will be merged (the "MERGER") with and into the Company.

    Pursuant to the Agreement, each share of common stock, par value $0.001 per share, of the Company ("COMPANY COMMON STOCK") will be converted subject to certain exceptions into the right to receive 2.341 shares of common stock, par value $0.01 per share, of Primedia ("PRIMEDIA COMMON STOCK").

    In arriving at our opinion, we have reviewed the draft dated October 29, 2000 of the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Primedia, including information provided to us during discussions with their respective managements of the Company and Primedia. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning October 1, 2000 and ending December 31, 2001 prepared by the management of the Company and certain financial projections of Primedia for the period beginning October 1, 2000 and ending December 31, 2005 prepared by the management of Primedia. In addition, we have reviewed the reported price and trading activity for the Company Common Stock and Primedia Common Stock, compared certain financial and securities data for the Company and Primedia with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the Internet content industry specifically and in other industries generally and performed such other financial studies, analyses and investigations as we considered appropriate for the purposes of this opinion.

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Primedia or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have relied on representations of the Company or Primedia, as the case may be, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and Primedia, as the case may be, as to the future operating and financial performance of the Company and Primedia, respectively. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect the conclusion reached in this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to what the value of Primedia Common Stock will be when issued to the Company's stockholders or as to the prices at which Primedia Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and any other business strategies being considered by the Board of Directors of the Company. In addition, it is understood that this letter is solely for the information of the Board of Directors of the Company in connection with its consideration of the Merger and that our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Merger. Donaldson, Lufkin, & Jenrette Securities Corporation ("DLJ") is acting as financial advisor to the Company in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon the consummation of the Merger. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past, including lead managing a follow-on offering in October 1999 and has been compensated for such services. DLJ has also performed investment banking and other services for affiliates of Kohlberg Kravis Roberts & Co., an affiliate of Primedia, including but not limited to M&A advisory, equity and debt financings and has been compensated for such services. In the ordinary course of business, DLJ and its affiliates may actively trade the debt and equity securities of the Company and Primedia for its own and such affiliates' accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by holders of Company Common Stock pursuant to the Agreement is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: /s/ Robert G. Mann
                                            Robert G. Mann
                                            SENIOR VICE PRESIDENT

                                                                         ANNEX D

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                 PRIMEDIA INC.,

                      ABRACADABRA ACQUISITION CORPORATION

                                      AND

                                ABOUT.COM, INC.

                          DATED AS OF OCTOBER 29, 2000

                               TABLE OF CONTENTS

ARTICLE I THE MERGER........................................   D-1
  Section 1.1. The Merger...................................   D-1
  Section 1.2. Effective Time...............................   D-1
  Section 1.3. Effects of the Merger........................   D-2
  Section 1.4. Certificate of Incorporation; By-Laws........   D-2
  Section 1.5. Directors and Officers.......................   D-2
  Section 1.6. Conversion of Securities.....................   D-2
  Section 1.7. Treatment of Employee Options and Stock
    Purchase Plan...........................................   D-2
  Section 1.8. Fractional Interests.........................   D-4
  Section 1.9. Surrender of Shares of Company Common Stock;
    Stock Transfer Books....................................   D-4
  Section 1.10. Lost Certificates...........................   D-5
  Section 1.11. Withholding Rights..........................   D-5
  Section 1.12. Closing and Closing Date....................   D-6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY....   D-6
  Section 2.1. Organization and Qualification...............   D-6
  Section 2.2. Certificate of Incorporation and By-Laws.....   D-6
  Section 2.3. Capitalization; Subsidiaries.................   D-7
  Section 2.4. Authority Relative to This Agreement.........   D-8
  Section 2.5. No Conflict; Required Filings and Consents...   D-8
  Section 2.6. Compliance...................................   D-9
  Section 2.7. SEC Filings; Financial Statements............   D-9
  Section 2.8. Absence of Certain Changes or Events.........  D-10
  Section 2.9. Absence of Litigation........................  D-10
  Section 2.10. Employee Benefit Plans......................  D-10
  Section 2.11. Tax Matters.................................  D-11
  Section 2.12. Environmental Matters.......................  D-12
  Section 2.13. Form S-4; Proxy Statement...................  D-13
  Section 2.14. Opinion of Financial Advisor................  D-13
  Section 2.15. Brokers.....................................  D-13
  Section 2.16. Affiliate Transactions......................  D-14
  Section 2.17. Vote Required...............................  D-14
  Section 2.18. DGCL Section 203; State Takeover Statutes...  D-14
  Section 2.19. Material Contracts..........................  D-14
  Section 2.20. Absence of Breaches or Defaults.............  D-15
  Section 2.21. Intellectual Property.......................  D-15
  Section 2.22. Insurance...................................  D-17
  Section 2.23. Labor Matters...............................  D-17
  Section 2.24. Reorganization Qualification................  D-17
  Section 2.25. Guides......................................  D-17

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND
  SUB.......................................................  D-18

  Section 3.1. Corporate Organization.......................  D-18
  Section 3.2. Capitalization...............................  D-18
  Section 3.3. Authority Relative to This Agreement.........  D-19
  Section 3.4. No Conflict; Required Filings and Consents...  D-19
  Section 3.5. Compliance...................................  D-20
  Section 3.6. SEC Filings; Financial Statements............  D-20
  Section 3.7. Absence of Certain Changes or Events.........  D-21
  Section 3.8. Form S-4; Proxy Statement....................  D-21
  Section 3.9. Absence of Litigation........................  D-21
  Section 3.10. Opinion of Financial Advisor................  D-22
  Section 3.11. Brokers.....................................  D-22
  Section 3.12. Affiliate Transactions......................  D-22
  Section 3.13. Reorganization Qualification................  D-22
  Section 3.14. Stockholders' Consent and Approval
    Obtained................................................  D-22
  Section 3.15. Employee Benefit Plans......................  D-22
  Section 3.16. Tax Matters.................................  D-22

ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER...........  D-22
  Section 4.1. Conduct of Business of the Company Pending
    the Merger..............................................  D-22
  Section 4.2. Conduct of Business of Parent Pending the
    Merger..................................................  D-25

ARTICLE V ADDITIONAL AGREEMENTS.............................  D-26
  Section 5.1. Preparation of Form S-4 and the Proxy
    Statement; Stockholder Meeting..........................  D-26
  Section 5.2. Accountants' Letters.........................  D-27
  Section 5.3. Access to Information; Confidentiality.......  D-27
  Section 5.4. No Solicitation of Transactions..............  D-28
  Section 5.5. Employee Benefits Matters....................  D-29
  Section 5.6. Directors' and Officers' Indemnification;
    Insurance...............................................  D-29
  Section 5.7. Notification of Certain Matters..............  D-30
  Section 5.8. Further Action; Reasonable Best Efforts......  D-30
  Section 5.9. Public Announcements.........................  D-30
  Section 5.10. Stock Exchange Listing......................  D-30
  Section 5.11. Affiliates..................................  D-31
  Section 5.12. Board of Directors and Officers of Parent...  D-31
  Section 5.13. Section 16b Approvals.......................  D-31
  Section 5.14. SEC Documents...............................  D-31
  Section 5.15. Continued Employment........................  D-31
  Section 5.16. Outstanding Company Securities..............  D-31

ARTICLE VI CONDITIONS OF MERGER.............................  D-31
  Section 6.1. Conditions to Obligation of Each Party to
    Effect the Merger.......................................  D-31
  Section 6.2. Conditions to Obligations of the Company to
    Effect the Merger.......................................  D-32
  Section 6.3. Conditions to Obligations of Parent and Sub
    to Effect the Merger....................................  D-33

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER...............  D-34

  Section 7.1. Termination..................................  D-34
  Section 7.2. Effect of Termination........................  D-35
  Section 7.3. Fees and Expenses............................  D-35
  Section 7.4. Amendment....................................  D-36
  Section 7.5. Waiver.......................................  D-36

ARTICLE VIII GENERAL PROVISIONS.............................  D-36
  Section 8.1. Non-Survival of Representations, Warranties
    and Agreements..........................................  D-36
  Section 8.2. Notices......................................  D-36
  Section 8.3. Certain Definitions..........................  D-37
  Section 8.4. Severability.................................  D-38
  Section 8.5. Entire Agreement; Assignment.................  D-38
  Section 8.6. Parties in Interest..........................  D-38
  Section 8.7. Governing Law................................  D-38
  Section 8.8. Headings.....................................  D-38
  Section 8.9. Counterparts.................................  D-39
  Section 8.10. Interpretation..............................  D-39

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of October 29, 2000 (the "AGREEMENT"), among PRIMEDIA Inc., a Delaware corporation ("PARENT"), Abracadabra Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent ("SUB"), and About.com, Inc., a Delaware corporation (the "COMPANY").

    WHEREAS, the Boards of Directors of Parent and Sub and the Company have declared this Agreement to be advisable, and the Boards of Directors of Parent, Sub and the Company have each approved the merger of Sub with and into the Company and the Company becoming a wholly owned direct subsidiary of Parent (the "MERGER") in accordance with the General Corporation Law of the State of Delaware ("DGCL") upon the terms and subject to the conditions set forth herein;

    WHEREAS, certain stockholders of Parent holding not less than 70% of the outstanding voting securities of Parent have entered into a voting agreement, dated as of the date hereof (the "PARENT VOTING AGREEMENT"), pursuant to which they have agreed, among other things, to consent to the issuance of Parent Common Stock (as defined below) in the Merger;

    WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement to the willingness of Parent and Sub to enter into this Agreement, certain holders of shares of common stock, par value $.001 per share (the "COMPANY COMMON STOCK"), of the Company have each entered into a voting agreement, dated as of the date hereof (the "SHAREHOLDER VOTING AGREEMENT"), pursuant to which such holders have agreed to vote their shares of Company Common Stock in the manner set forth therein; and

    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

    Section 1.1. THE MERGER. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION"). At Parent's election, the Merger may alternatively be structured so that any direct wholly owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

    Section 1.2. EFFECTIVE TIME. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as is specified in the Certificate of Merger and agreed upon by the parties hereto) being the "EFFECTIVE TIME").

    Section 1.3. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    Section 1.4. CERTIFICATE OF INCORPORATION; BY-LAWS. (a) At the Effective Time and without any further action on the part of the Company and Sub, the Restated Certificate of Incorporation of the Company (the "CERTIFICATE OF INCORPORATION") as in effect immediately prior to the Effective Time shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter and further amended as provided therein and under the DGCL.

        (b) At the Effective Time and without any further action on the part of the Company and Sub, the Amended and Restated By-Laws of the Company (the "BY-LAWS") shall be the Amended and Restated By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Certificate of Incorporation of the Surviving Corporation and as provided by law.

    Section 1.5. DIRECTORS AND OFFICERS. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

    Section 1.6. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities:

        (a) Subject to Section 1.8, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled in accordance with Section 1.6(b) hereof) shall be converted into 2.3409 (the "EXCHANGE RATIO") fully paid and nonassessable shares of Common Stock, par value $0.01 per share (the "PARENT COMMON STOCK"), of Parent (the "MERGER CONSIDERATION"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.9, without interest.

        (b) Each share of Company Common Stock that is (i) held in the treasury of the Company or (ii) owned by Parent immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

        (c) Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

    Section 1.7.  TREATMENT OF EMPLOYEE OPTIONS AND STOCK PURCHASE PLAN.

        (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any Committee thereof) and the Board of Directors of Parent (or, if appropriate, any Committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that as of the Effective Time all outstanding stock options of the Company (the "COMPANY STOCK RIGHTS") heretofore granted under any stock option plan of the Company or its acquired subsidiaries (the "STOCK PLANS") and which are outstanding immediately prior to the Effective Time shall be assumed by Parent and be deemed to constitute an option to purchase shares of Parent Common Stock or, in the case of Company Stock Rights which are in the form of restricted stock, shares of restricted Parent Common Stock (collectively, "NEW STOCK RIGHTS") in an amount and, if applicable, at an exercise price determined as provided below:

           (i) The number of shares of Parent Common Stock to be subject to the New Stock Rights shall be equal to the product of the number of shares of Company Common Stock remaining subject (as of immediately prior to the Effective Time) to the original Company Stock Right and the Exchange Ratio, PROVIDED that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

           (ii) The exercise price per share of Parent Common Stock under the New Stock Right shall be equal to the exercise price per share of the Company Common Stock under the original Company Stock Right divided by the Exchange Ratio, PROVIDED that such exercise price shall be rounded down to the nearest cent.

        The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with
    Section 424(a) of the Code. Except as may be required by the terms of the Automatic Option Grant Program under the 1998 Stock Option/Stock Issuance Plan or any grants thereunder as of the date hereof to directors, the Company shall not accelerate the vesting, or otherwise amend the terms, of any unvested Company Stock Rights under any of the Stock Plans. After the Effective Time, each New Stock Right shall be exercisable and shall vest upon the same terms and conditions as were applicable to the related Company Stock Right immediately prior to the Effective Time except that all references to the Company shall be deemed to be references to the Parent.

        (b) Immediately prior to the Effective Time, pursuant to the terms of the Company's 1999 Employee Stock Purchase Plan (the "ESPP"), each outstanding purchase right under the ESPP shall be exercised for the purchase of Company Common Stock at the price per share set forth in the ESPP. The Company Common Stock purchased under the ESPP shall be considered issued and outstanding immediately prior to the Effective Time and shall be converted pursuant to Section 1.6 hereof. In addition, prior to the Effective Time, the Company shall amend the ESPP to provide for (i) its continuation from and after the Effective Time and (ii) a new offering period to commence from and after the Effective Time and to terminate immediately prior to the start of the next succeeding offering period under the PRIMEDIA Employee Stock Purchase Plan for which participants in the ESPP are eligible to particpate.

        (c) The Company shall ensure that following the Effective Time no holder of a Company Stock Right or any participant in any Stock Plans shall have any right thereunder to acquire capital stock of the Company, Sub, or the Surviving Corporation. The Company will take all reasonable steps to ensure that, immediately following the Effective Time, none of Sub, the Company, the Surviving Corporation or any of their respective subsidiaries is or will be bound by any Company Stock Rights, other options, warrants, rights or agreements which would entitle any person, other than Sub or its affiliates, to own any capital stock of the Company, Sub, the Surviving Corporation or any of their respective subsidiaries or to receive any payment in respect thereof.

        (d) In connection with the issuance of New Stock Rights and the assumption of the ESPP, Parent shall (i) reserve for issuance the aggregate number of shares of Parent Common Stock that will become subject to New Stock Rights and the ESPP pursuant to this Section 1.7 from and after the Effective Time, upon exercise of New Stock Rights and the purchase rights under the ESPP, (ii) make available for issuance all shares of Parent Common Stock covered thereby, subject to the terms and conditions applicable thereto, and (iii) if necessary, as soon as reasonably practicable following the Effective Time, file a registration statement on Form S-8 covering the shares to be issued upon exercise of the New Stock Rights and the purchase rights under the ESPP.

    Section 1.8. FRACTIONAL INTERESTS. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any such fractional interests, each holder of shares of Company Common Stock exchanged pursuant to Section 1.6(a) who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock then held of record by such holder) shall receive cash (without interest) in an amount equal to the product of such fractional part of a share of Parent Common Stock multiplied by the closing price of a share of Parent Common Stock on the NYSE as reported by The Wall Street Journal (or if not reported thereby, any other authoritative source) on the Closing Date (as defined in Section 1.12), rounded down to the nearest cent.

    Section 1.9. SURRENDER OF SHARES OF COMPANY COMMON STOCK; STOCK TRANSFER BOOKS. (a) Prior to the Closing Date, Sub shall designate a bank or trust company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "EXCHANGE AGENT") to receive the shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock) to which holders of shares of Company Common Stock shall become entitled pursuant to Sections 1.6(a) and 1.8. When and as needed, Parent or Sub will make available to the Exchange Agent sufficient shares of Parent Common Stock and cash to make all exchanges pursuant to Section 1.9(b).

        (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "CERTIFICATES"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock therefor and for cash payable in lieu of any fractional shares of Parent Common Stock. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, (i) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of
    Section 1.6(a) and (ii) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.8, after giving effect to any required tax withholdings, and the Certificate so surrendered shall forthwith be cancelled. If the exchange of certificates representing shares of Parent Common Stock is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such exchange shall have paid any transfer and other taxes required by reason of the exchange of certificates representing shares of Parent Common Stock to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

        (c) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock) which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation

    (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock) payable upon due surrender of their Certificates. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Exchange Agent shall be liable to any holder of a Certificate for shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for herein or by applicable law.

        (e) No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the whole shares of Parent Common Stock it is entitled to receive and no cash payment in lieu of fractional interests shall be paid pursuant to Section 1.8 until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of this Agreement. Upon such surrender, there shall be paid to the person in whose name the certificates representing such whole shares of Parent Common Stock shall be issued, any dividends or distributions with respect to such shares of Parent Common Stock which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest thereon.

        (f) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

    Section 1.10. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such holder of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

    Section 1.11. WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

    Section 1.12. CLOSING AND CLOSING DATE. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 7.1, the closing (the "CLOSING") of this Agreement shall take place (a) at 10:00 a.m. (New York time) on the second business day after all of the conditions to the respective obligations of the parties set forth in Article VI hereof shall have been satisfied or waived or (b) at such other time and date as Parent and the Company shall agree (such date and time on and at which the Closing occurs being referred to herein as the "CLOSING DATE"). The Closing shall take place at such location as Parent and the Company shall agree.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Sub that, except as set forth in the corresponding sections or subsections of the Disclosure Schedule delivered by the Company to Parent and Sub prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE") or in any other section or subsection of the Company Disclosure Schedule if it is reasonably apparent that such disclosure applies:

    Section 2.1. ORGANIZATION AND QUALIFICATION. Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). Each of the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed or in good standing which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. When used in this
Article II or otherwise in connection with the Company or any of its subsidiaries, the term "MATERIAL ADVERSE EFFECT" means any change or effect that would be materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole or that would materially impair the ability of the Company to perform its obligations hereunder; PROVIDED that none of the following shall be taken into account in determining whether there has been or could be a Material Adverse Effect: (w) any employee attrition after the date hereof; (x) any change arising from the public announcement of the Merger and the other transactions contemplated by this Agreement; (y) any change in the market price or trading volume of the Company Common Stock after the date hereof; or (z) any adverse effect on the Company attributable solely to conditions affecting the business to consumer Internet industry, the United States economy as a whole or foreign economies in any locations where the Company or any of its subsidiaries has material operations or sales (and not having a materially disproportionate effect on the Company).

    Section 2.2. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company has heretofore furnished or made available to Parent a complete and correct copy of the Certificate of Incorporation and the By-

Laws as currently in effect. Such Certificate of Incorporation and By-Laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company.

    Section 2.3. CAPITALIZATION; SUBSIDIARIES. (a) The authorized capital stock of the Company consists of 105,000,000 shares, consisting of (i) 5,000,000 shares of preferred stock, par value $0.001 per share ("PREFERRED STOCK"), and
(ii) 100,000,000 shares of Company Common Stock. As of September 30, 2000,
(i) 18,462,290 shares of Company Common Stock were issued and outstanding, all of which shares were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) no shares of Company Common Stock were held in the treasury of the Company,
(iii) no shares of Company Common Stock which are restricted stock issued pursuant to the ESPP were issued and outstanding, (iv) an aggregate of 8,024,872 shares, of Company Common Stock were reserved and available for issuance in connection with the exercise of stock options issuable pursuant to the Stock Plans (other than the ESPP); (v) an aggregate of 125,000 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of purchase rights under the ESPP; and (vi) an aggregate of 5,369,591 shares of Company Common Stock are issuable upon or otherwise deliverable in connection with the exercise of all outstanding Company Stock Rights issued pursuant to the Stock Plans or otherwise identified on Section 2.3(a) of the Company Disclosure Schedule. All of the shares of Company Common Stock that may be issued pursuant to the Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights. No shares of preferred stock of the Company are outstanding or held in the treasury of the Company. Except as set forth above or in Section 2.3(a) of the Company Disclosure Schedule, there are outstanding (A) no shares of capital stock or other voting securities (including indebtedness having the right to vote) of the Company, (B) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities (including indebtedness having the right to vote) of the Company, (C) no options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities (including indebtedness having the right to vote) or securities convertible into or exchangeable for capital stock or voting securities (including indebtedness having the right to vote) of the Company and (D) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (collectively, "COMPANY SECURITIES"). Except pursuant to the Stock Plans and the Company Securities issued thereunder, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities and there is no voting trust or other agreement or understanding to which the Company or any of its subsidiaries is a party or is bound with respect to the voting of the capital stock of the Company of any of its subsidiaries. There are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party.

        (b) Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly owned subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, licenses, charges or other encumbrances of any nature whatsoever ("LIENS"). There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any subsidiary or, except as set forth in Section 2.3(b) of the Company Disclosure Schedule, to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity. Section 2.3(b) of the Company Disclosure Schedule sets forth a complete and correct list of all of the subsidiaries of the Company and all other entities in which the Company owns, directly or indirectly, any equity interest. Such list sets forth the amount of capital stock or other equity interests owned by the Company, directly or indirectly, in such subsidiaries or other entities.

        (c) The signatories to the Shareholder Voting Agreement hold at least 10% of the outstanding shares of Company Common Stock (on a fully diluted basis).

    Section 2.4. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, or to consummate the transactions so contemplated (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, and the filing of appropriate merger documents as required by the
DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Sub (as applicable), constitutes a legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies).

    Section 2.5. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution, delivery and performance of this Agreement by the Company do not and will not: (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the equivalent organizational documents of any of its subsidiaries; (ii) conflict with or violate any law, statute, rule, regulation, order, writ, award, judgment, directive, decree, injunction, determination, settlement or stipulation ("ORDER") applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected (assuming that all consents, approvals and authorizations contemplated by clauses (i), (ii) and (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made); or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a benefit or creation of additional liabilities or fees under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for (i) applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the rules and regulations promulgated thereunder, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the rules and regulations of the NYSE, Nasdaq National Market ("NASDAQ") and state securities, takeover and Blue Sky laws, (ii) the filing and recordation of appropriate merger or other documents as required by the DGCL and (iii) such consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain could not, individually or in the aggregate, reasonably be expected to (x) prevent or delay consummation of the Merger or
    (y) have a Material Adverse Effect.

    Section 2.6. COMPLIANCE. The Company and each of its subsidiaries are in compliance with, and are not in default or violation of, (i) the Certificate of Incorporation and By-Laws of the Company or the equivalent organizational documents of such subsidiary, (ii) all laws (including, without limitation, Environmental Laws) and Orders applicable to them or by which any of their respective properties or businesses are bound or affected and (iii) all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises and other instruments or obligations to which any of them are a party or by which any of them or any of their respective properties are bound or affected (including all of the foregoing respecting the privacy information of users or visitors to their web sites, including minors), except, in the case of clauses (ii) and (iii), for any such failures of compliance, defaults and violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed with reasonable specificity prior to the date hereof in the Company SEC Reports (as defined in Section 2.7), neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any federal, state, local or foreign governmental license, certification, tariff, permit, authorization or approval material to the Company and its subsidiaries taken as a whole. The Company and its subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses, authorizations, consents, approvals, and franchises the absence of which could not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect.

    Section 2.7. SEC FILINGS; FINANCIAL STATEMENTS. (a) The Company and, to the extent applicable, each of its then or current subsidiaries, has filed all forms, reports, statements and documents required to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 1999 (collectively, the "COMPANY SEC REPORTS"), each of which has complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, or the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of such Company SEC Reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC made prior to the date hereof (a copy of which has been provided or made available to Parent), none of the Company SEC Reports filed by the Company since January 1, 1999, contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b) Each of the unaudited consolidated financial statements of the Company and its subsidiaries (including any audited and related notes thereto) included in the Company SEC Reports, complies or, if not yet filed, will comply as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been or, if not yet filed, will have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects or, if not yet filed, will fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective date thereof and the consolidated results of its and their operations and changes in cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

        (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its subsidiaries at June 30, 2000, including the notes thereto, included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000 (the "JUNE 30 10Q"), neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations incurred in the ordinary course of business since June 30, 2000 which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (d) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

    Section 2.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1999, except as specifically disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement or set forth in
Section 2.8 of the Company Disclosure Schedule, the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and since such date there has not been (i) any change in the financial condition, results of operations, assets, business or operations of the Company or any of its subsidiaries, individually or in the aggregate, having or which could be reasonably likely to have a Material Adverse Effect, (ii) any condition, event or occurrence which, individually or in the aggregate, having or which could reasonably be expected to have a Material Adverse Effect, (iii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of its subsidiaries, individually or in the aggregate, having or which could reasonably be expected to have a Material Adverse Effect or (iv) any other action which, if it had been taken after June 30, 2000, would have required the consent of Parent under
Section 4.1 hereof.

    Section 2.9. ABSENCE OF LITIGATION. Except as specifically disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement or Section 2.9 of the Company Disclosure Schedule, there are no suits, claims, actions, arbitrations, proceedings or investigations ("ACTIONS") pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign. To the Company's knowledge, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any Order having, or which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    Section 2.10. EMPLOYEE BENEFIT PLANS. (a) Section 2.10(a) of the Company Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (including without limitation multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-of-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not under which any employee or former employee of the Company or any of its subsidiaries has any present or future right to benefits (with respect to his or her relationship to the Company or any of its subsidiaries) or under which the Company or any of its subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "PLANS".

        (b) With respect to each Plan, the Company has delivered or made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other material written communications (or a description of any oral communications) by the Company or any of its subsidiaries to its employees concerning the extent of the benefits provided under a Plan; and (iv) for the three most recent years: (I) the Form 5500 and attached schedules; (II) audited financial statements; and (III) actuarial valuation reports.

        (c) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and if intended to be qualified within the meaning of section 401(a) of the Code has received a favorable determination letter (or opinion or notification letter, if applicable) from the Internal Revenue Service or there is a period of time remaining under applicable Internal Revenue Service regulations or pronouncements in which to apply for such a letter and make any retroactive amendments necessary to obtain a favorable determination as to the qualified status of each such Plan, and the Company is not aware of any circumstances which could result in the revocation or denial of any such favorable determination letter; (ii) with respect to any Plan, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened;
    (iii) neither the Company nor any other party has engaged in a prohibited transaction, as such term is defined under section 4975 of the Code or section 406 of ERISA, which would subject the Company, the Surviving Corporation, any of their subsidiaries, Sub or Parent to any taxes, penalties or other liabilities under section 4975 of the Code or sections 409 or 502(i) of ERISA; (iv) no Plan provides for an increase in benefits on or after the Closing Date; and (v) each Plan may be amended or terminated without obligation or liability (other than those obligations and liabilities for which specific assets have been set aside in a trust or other funding vehicle or reserved for on the Company's June 30, 2000 balance sheet included in the June 30 10Q).

        (d) No Plan is, or at any time was, subject to Title IV of ERISA, and neither the Company, nor any member of its "CONTROLLED GROUP" (defined as any organization which is a member of a controlled group of organizations within the meaning of sections 414(b), (c), (m) or (o) of the Code), has any liability or will have any liability under Title IV of ERISA. Neither the Company, nor any member of its Controlled Group, has any liability or will have any liability in connection with any multiemployer plan (within the meaning of section 4001(a)(3) of ERISA).

        (e) Except as set forth on Section 2.10(e) of the Company Disclosure Schedule, no Plan exists which could result in the payment to any employee of the Company or any of its subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the transactions contemplated by this Agreement. Neither the Company nor any of its subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Sections 162(m) or 280G of the Code.

    Section 2.11. TAX MATTERS. (a) The Company and each of its subsidiaries have (i) filed all material Tax Returns (as hereinafter defined) required to be filed by them (taking into account extensions) and all such Tax Returns were true, correct and complete in all material respects, (ii) paid or provided adequate reserves for all material Taxes whether or not shown to be due on such Returns or which are otherwise due and payable and (iii) paid or provided adequate reserves for all material Taxes for which a notice of assessment or collection has been received. Neither the Internal Revenue Service nor any other taxing authority has asserted in writing any claim for Taxes, or to the Company's knowledge, is threatening to assert any claims for Taxes, against the Company or any of its subsidiaries. The Company and each of its subsidiaries have withheld or collected and paid over to the appropriate governmental, administrative or regulatory bodies or authorities (or are properly holding for such payment) all material Taxes required by law to be withheld or collected. There are no outstanding contracts, undertakings or agreements extending or waiving the statutory period of limitation applicable to any material Tax Return of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code. There are no Liens for Taxes upon the assets of the Company or any of its subsidiaries, other than Liens for Taxes that are not yet due, Liens that are being contested in good faith in accordance with applicable law and disclosed in Section
3.14(a) of the Company Disclosure Schedule (and for which adequate reserves have been provided) and Liens which would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries
(i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) has any liability for the Taxes of any Person, including under Treasury Regulation Section 1.1502-6 or analogous state, local or foreign law for any Taxes, other than for Taxes of the Company or its subsidiaries or
(iii) is a party to, is bound by or has any obligation under a Tax sharing or Tax indemnity contract, undertaking, or agreement or any other contract of a similar nature with any entity other than the Company or any of its subsidiaries that remains in effect. No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation by that jurisdiction where such claim, if determined adversely to the Company or such subsidiary, would, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is the subject of any currently ongoing audit or examination with respect to Taxes, nor, to the Company's knowledge, has any such audit been threatened or proposed by any taxing authority.

        (b) The Company does not know of any fact relating to the Company or its stockholders that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (c) For purposes of this Agreement: (i) "TAXES" shall mean any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including but not limited to taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, license, disability, severance, stamp, occupation, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and includes any liability for Taxes of another person, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of law or otherwise; and
    (ii) "TAX RETURN" shall mean any return, report or similar statement (including the attached schedules) required to be filed with any governmental authority with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

    Section 2.12. ENVIRONMENTAL MATTERS. (a) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect,
(i) the operations of the Company and its subsidiaries has been and is in compliance with all applicable Environmental Laws and with all Environmental Permits and (ii) there are no pending or, to the knowledge of the Company, threatened actions, suits, claims, investigations or other proceedings (collectively, "ACTIONS") under or pursuant to Environmental Laws against the Company or any of its subsidiaries or involving any real property currently or formerly owned, operated or leased by the Company.

        (b) For the purpose of this Agreement:

        "ENVIRONMENTAL LAWS" means any and all Orders, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act,
    42 U.S.C. Sections 9601 ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 ET SEQ., the Clean Water Act, 33 U.S.C. Sections 1251 ET SEQ., the Clean Air Act, 42 U.S.C. Sections 7401 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 ET SEQ., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., Sections 136 ET SEQ., Occupational Safety and Health Act 29 U.S.C. Sections 651 ET SEQ. and the Oil Pollution Act of 1990, 33 U.S.C. Sections 2701 ET SEQ., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

        "ENVIRONMENTAL PERMITS" means any and all permits, consents, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law.

    Section 2.13. FORM S-4; PROXY STATEMENT. None of the information supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in connection with the Merger, or any of the amendments or supplements thereto (collectively, the "FORM S-4"), will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the proxy statement for use relating to the adoption by the stockholders of the Company of this Agreement and the proxy or information statement to be sent to the stockholders of Parent in connection with the Merger, or any of the amendments or supplements thereto (collectively, the "PROXY STATEMENT"), will, at the date it is first mailed to the Company's stockholders and Parent's stockholders and at the time of the meeting of the Company's stockholders held to vote on the adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by the Company in this Section 2.13 with respect to statements made or incorporated by reference therein or in the Form S-4 based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4.

    Section 2.14. OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation (the "COMPANY FINANCIAL ADVISOR"), dated the date hereof, to the effect that the consideration to be received in the Merger by the Company's stockholders is fair to such stockholders from a financial point of view. An executed copy of such opinion has been delivered to Parent. The Company has been authorized by the Company Financial Advisor to permit, subject to prior review and consent by such Company Financial Advisor (such consent not to be unreasonably withheld), the inclusion of such fairness opinion in the Form S-4 and the Proxy Statement.

    Section 2.15. BROKERS. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

    Section 2.16. AFFILIATE TRANSACTIONS. Except as set forth in Section 2.16 of the Company Disclosure Schedule or as disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement, there are no material contracts, commitments, agreements, arrangements or other transactions between the Company or any of its subsidiaries, on the one hand, and any
(i) officer or director of the Company or any of its subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

    Section 2.17. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement. The Board of Directors of the Company (the "COMPANY BOARD") (at a meeting duly called and held) has
(i) approved and declared advisable this Agreement, (ii) determined that the transactions contemplated hereby are advisable, fair to and in the best interests of the holders of Company Common Stock, (iii) resolved to recommend adoption of this Agreement, the Merger and the other transactions contemplated hereby to such holders and (iv) directed that adoption of this Agreement be submitted to the Company's stockholders. Subject to the provisions of
Section 5.4, the Company hereby agrees to the inclusion in the Form S-4 and the Proxy Statement of the recommendations of the Company Board described in this
Section 2.17.

    Section 2.18. DGCL SECTION 203; STATE TAKEOVER STATUTES. Prior to the date hereof, the Board of Directors of the Company has approved this Agreement and the Merger and the other transactions contemplated hereby and such approval is sufficient to render the restrictions on "business combinations" set forth in
Section 203 of the DGCL inapplicable to this Agreement, the Merger and any of such other transactions contemplated hereby. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement, and no provision of the Certificate of Incorporation or By-Laws of the Company or similar governing instruments of any of the Company's subsidiaries would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and its subsidiaries that may be acquired or controlled by Parent.

    Section 2.19. MATERIAL CONTRACTS. (a) Section 2.19 of the Company Disclosure Schedule contains a complete list of all material contracts (written or oral), plans, undertakings, commitments or agreements to which the Company or any of its subsidiaries is a party or by which any of them is bound as of the date of this Agreement.

        (b) Section 2.19 of the Company Disclosure Schedule contains a complete and accurate list of the following:

           (i) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor (excluding trade payables or receivables arising in the ordinary course of business);

           (ii) contracts or agreements containing covenants limiting the freedom of the Company or any of its subsidiaries or affiliates to engage in any line of business or compete with any person or operate at any location;

          (iii) change in control or similar arrangements with any officers, employees or agents of the Company that will result in any obligation (absolute or contingent) of the Company or any of its subsidiaries to make any payment to any officers, employees or agents of the Company following either the consummation of the transactions contemplated hereby, termination of employment, or both (other than as set forth in Section 2.10(e) of the Company Disclosure Schedule);

           (iv) labor contracts;

           (v) license, consent, royalty and other agreements concerning Intellectual Property (as defined below) (other than agreements with guides and other providers of content entered into in the ordinary course of business);

           (vi) distribution and syndication partnerships or arrangements;

          (vii) joint venture or partnership agreements or joint development or similar agreements pursuant to which any third party is entitled to develop any products on behalf of the Company or its subsidiaries (other than agreements with guides and other providers of content entered into in the ordinary course of business);

         (viii) any contract or agreement for the acquisition, directly or indirectly (by merger or otherwise), of material assets (other than inventory) or capital stock of another person; and

           (ix) contracts or agreements involving the issuance or repurchase of any capital stock of the Company or any of its subsidiaries (other than the Stock Plans and the ESPP and the Company's repurchase rights with respect to Company Common Stock issued in connection with any of the foregoing).

        (c) For the purpose of this Agreement, the term "CONTRACTS" shall mean all of the contracts (written or oral), plans, undertakings, commitments and agreements are, or are required to be, contained in Section 2.19 of the Company Disclosure Schedule. True and complete copies of the written Contracts identified on Section 2.19 of the Company Disclosure Schedule have been delivered or made available to Parent.

    Section 2.20.  ABSENCE OF BREACHES OR DEFAULTS.  Except as set forth in
Section 2.20 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is and, to the knowledge of the Company, no other party is in default under, or in breach or violation of, any Contract, Guide Agreement (as defined below) or other content agreement and, to the knowledge of the Company, no event has occurred which, with the giving of notice or passage of time or both would constitute a default under any Contract or Guide Agreement except for defaults, breaches, violations or events which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Other than Contracts and Guide Agreements which have terminated or expired in accordance with their terms, and except as set forth in Section 2.20 of the Company Disclosure Schedule, each of the Contracts and Guide Agreements is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, such Contracts and Guide Agreements will continue to be in full force and effect immediately following the consummation of the transactions contemplated hereby, in each case except where the failure to be in full force and effect could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money affecting the Company or any of its subsidiaries (except for the execution of this Agreement) to accelerate, or which does accelerate, the maturity of any indebtedness affecting the Company or any of its subsidiaries, except as set forth in Section 2.20 of the Company Disclosure Schedule.

    Section 2.21. INTELLECTUAL PROPERTY. Each patent, patent application, registered trademark, material unregistered trademark, trademark application, registered service mark, material unregistered service mark, service mark application, registered trade name, material unregistered trade name, material domain name, copyright registration and copyright application owned by the Company is set forth on Section 2.21 of the Company Disclosure Schedule. Except as set forth on
Section 2.21 of the Company Disclosure Schedule:

        (a) The Company (i) owns all right, title and interest in and to, free and clear of any Lien, or (ii) has a valid license to use, all the Intellectual Property necessary to carry out the Company's current activities. The Company is not in breach of any such licenses except for breaches which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Company's knowledge, all registered patents, trademarks, service marks and copyrights listed on
    Section 2.21 of the Company Disclosure Schedule are valid and subsisting and in full force and effect, and all applications are currently pending;

        (b) The Company Intellectual Property is all the Intellectual Property that is necessary for the ownership, maintenance and operation of the Company's business as currently conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights;

        (c) The Company has not, and the continued operation of the Company's business as presently conducted and as presently proposed to be conducted will not, to the Company's knowledge, interfere with, infringe upon or misappropriate ("INFRINGE") any Intellectual Property rights of third parties. To the best knowledge of the Company, there are no material pending charges, complaints, claims, demands or notices alleging that the Company's use of its material Intellectual property Infringes upon the Intellectual Property rights of any third party;

        (d) To the Company's knowledge, no third party has Infringed upon any material Company Intellectual Property;

        (e) No Action or Order has been made, is pending, or, to the knowledge of the Company, is threatened which challenges the legality, validity, enforceability, use or ownership of any Company Intellectual Property that, individually or in the aggregate, could be expected to have a Material Adverse Effect; and

        (f) The Company takes reasonable steps necessary to maintain and protect its Intellectual Property and has executed non-disclosure agreements and Intellectual Property assignments with all employees and independent contractors who contribute to or create Intellectual Property, alone or with others, that is owned or used by the Company.

        (g) As used in this Agreement, "INTELLECTUAL PROPERTY" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof,
    (ii) all trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, know-how, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all computer software (including data and related documentation), (vi) all other proprietary rights, (vii) all copies and tangible embodiments of the foregoing categories of intellectual property listed in subsections (i) through
    (vi) herein (in whatever form or medium), and (viii) all rights under licenses, sublicenses, agreements, or permissions related to the foregoing categories of intellectual property listed in subsections (i) through
    (vii) herein. As used in this Agreement, "COMPANY INTELLECTUAL PROPERTY" means all Intellectual Property currently owned or used by Company.

        (h) The Company utilizes industry standard measures and practices to protect (i) the security and integrity of its networks, software, Web sites and related systems from unauthorized use or access and (ii) the privacy of all information stored thereon.

    Section 2.22. INSURANCE. The Company has provided or made available to the Parent true, correct and complete copies of all policies of insurance to which the Company or any of its subsidiaries is a party or is a beneficiary or named insured. The Company and its subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance).

    Section 2.23. LABOR MATTERS. The Company and each of its subsidiaries is in compliance with all applicable laws (domestic and foreign), agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment except for failures so to comply, if any, that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has complied in all material respects with its payment obligations to all employees of the Company and its subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Company policy, practice, agreement, plan, program or any statute or other law. Except as set forth in Section 2.23 of the Company Disclosure Schedule, the Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of the Company, nor will the Company have any liability that exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any persons employed by the Company or any of its subsidiaries on or prior to the Effective Time of the Merger except as required by Code
Section 4980B. The Company is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and part 6 and 7 of Title I of ERISA, to the extent applicable, and all other employee notification and bargaining obligations arising under any collective bargaining agreement or statute. To the knowledge of the Company, the employment of any employee or independent contractor by the Company does not violate any legal or contractual rights of any third party, including any rights with respect to Intellectual Property.

    Section 2.24. REORGANIZATION QUALIFICATION. Neither the Company nor, to its knowledge, any of its affiliates has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

    Section 2.25. GUIDES. The Company has made available to Parent forms of its guide agreements (the "FORM GUIDE AGREEMENTS") and each guide has executed and delivered to the Company a guide agreement in one of such forms without material modification (each, a "GUIDE AGREEMENT").

                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                                 PARENT AND SUB

    Parent and Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the corresponding sections or subsections of the Disclosure Schedule delivered by Parent and Sub to the Company prior to the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULE"), or in any other section or subsection of the Parent Disclosure Schedule if it is reasonably apparent that such disclosure applies:

    Section 3.1. CORPORATE ORGANIZATION. (a) Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (as defined below). Each of Parent and Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed or in good standing which could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. When used in this Article III or otherwise in connection with Parent or any of its subsidiaries (including Sub), the term "PARENT MATERIAL ADVERSE EFFECT" means any change or effect that would be materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of Parent and its subsidiaries taken as a whole or that would materially impair the ability of Parent to perform its obligations hereunder; PROVIDED that none of the following shall be taken into account in determining whether there has been or could be a Parent Material Adverse Effect: (w) any employee attrition after the date hereof, (x) any change arising from the public announcement of the Merger and the other transactions contemplated by this Agreement; (y) any change in the market price or trading volume of the Parent Common Stock after the date hereof; or (z) any adverse effect on Parent attributable solely to conditions affecting the publishing business, the United States economy as a whole or foreign economies in any locations where Parent or any of its subsidiaries has material operations or sales (and not having a materially disproportionate effect on Parent).

        (b) Parent has heretofore furnished to or made available to the Company a complete and correct copy of its certificate of incorporation and by-laws as currently in effect. Such certificate of incorporation and by-laws are in full force and effect and no other organizational documents are applicable to or binding upon Parent.

        (c) Sub has heretofore furnished to or made available to the Company a complete and correct copy of the certificate of incorporation of Sub and the by-laws of Sub as currently in effect. Such certificate of incorporation and bylaws are in full force and effect and no other organizational documents are applicable to or binding upon Sub.

    Section 3.2. CAPITALIZATION. (a) The authorized capital stock of Parent consists of 255,750,000 shares, consisting of 250,000,000 shares of Parent Common Stock and 5,750,000 shares of preferred stock, par value $.01 per share. As of September 30, 2000, (i) 166,765,849 shares of Parent Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights,
(ii) 123,848 shares of Parent Common Stock were held in the treasury of Parent,
(iii) an aggregate of 13,620,464 shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding stock options to purchase shares of Parent Common Stock ("PARENT OPTIONS") identified on Section 3.2(a) of the Parent Disclosure Schedule and issued pursuant to the employee benefit plans of Parent, (iv) 2,000,000 shares of $10.00 Series D Exchangeable Preferred Stock of Parent were issued and outstanding,
(v) 1,250,000 shares of $9.20 Series F Exchangeable Preferred Stock of Parent were issued and outstanding and (vi) 2,500,000 shares of $8.625 Series H Exchangeable Preferred Stock of Parent were issued and outstanding. Except
(i) as set forth above or (ii) as a result of the exercise of the Parent Options outstanding as of the date hereof and identified on Section 3.2(a) of the Parent Disclosure Schedule, as of the date hereof there are outstanding (a) no shares of capital stock or other voting securities (including indebtedness having the right to vote) of Parent, (b) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities (including indebtedness having the right to vote) of Parent, (c) no options, warrants, or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities (including indebtedness having the right to vote) or securities convertible into or exchangeable for capital stock or voting securities (including indebtedness having the right to vote) of Parent and
(d) no equity equivalents, interests in the ownership or earnings of Parent or other similar rights (collectively, "PARENT SECURITIES"). Except as set forth in
Section 3.2(a) of the Parent Disclosure Schedule, as of the date hereof, there are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities except pursuant to existing arrangements with employees. As of the date hereof, there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its subsidiaries to which Parent or any of its subsidiaries is a party.

        (b) The authorized capital stock of Sub consists of 100 shares of common stock, par value $0.01 per share, 100 shares of which are duly authorized, validly issued and outstanding, fully paid and nonassessable and owned by Parent free and clear of all Liens. Sub was formed solely for the purpose of engaging in a business combination transaction with the Company and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    Section 3.3. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than (i) the effectiveness of a registration statement on Form S-4 relating to the Parent Common Stock to be issued in the Merger,
(ii) stockholder approval of the issuance of Parent Common Stock in the Merger, and (iii) the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each such corporation enforceable against such corporation in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies).

    Section 3.4. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution, delivery and performance of this Agreement by Parent and Sub do not and will not: (i) conflict with or violate the respective certificates of incorporation or by-laws of Parent or Sub; (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i), (ii) and (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Order applicable to Parent or Sub or by which either of them or any of their respective properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the property or assets of Parent or Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which could not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Merger or to have a Parent Material Adverse Effect. All of the conflicts, violations, breaches, defaults and other occurrences referred to in the immediately preceding sentence are identified in Section 3.4(a) of the Parent Disclosure Schedule.

        (b) The execution, delivery and performance of this Agreement by Parent and Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act, the rules and regulations of Nasdaq, the NYSE and state securities, takeover and Blue Sky laws, (ii) the filing and recordation of appropriate merger or other documents as required by the DGCL, and (iii) such consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain could not, individually or in the aggregate, be expected to (x) prevent the consummation of the Merger or (y) have a Parent Material Adverse Effect.

    Section 3.5. COMPLIANCE. Parent is in compliance with, and is not in default or violation of, its certificate of incorporation and by-laws. Parent and each of its subsidiaries are in compliance with, and are not in default or violation of (i) all laws (including, without limitation, Environmental Laws) and Orders applicable to them or by which any of their respective properties are bound or affected and (ii) all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises and other instruments or obligations to which any of them are a party or by which any of them or any of their respective properties are bound or affected, except, in the case of clauses (i) and (ii), for any such failures of compliance, defaults and violations which could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Except as disclosed prior to the date hereof in the Parent SEC Reports (as defined in Section 3.6), neither Parent nor any of its subsidiaries has received notice of any revocation or modification of any federal, state, local or foreign governmental license, certification, tariff, permit, authorization or approval material to Parent and its subsidiaries taken as a whole. Parent and its subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses, authorizations, consents, approvals, and franchises the absence of which could not, individually or in the aggregate, reasonably be expected have a Parent Material Adverse Effect.

    Section 3.6. SEC FILINGS; FINANCIAL STATEMENTS. (a) Parent and, to the extent applicable, each of its then or current subsidiaries, has filed all forms, reports, statements and documents required to be filed with the SEC since January 1, 1999 (collectively, the "PARENT SEC REPORTS"), each of which has complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, or the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of such Parent SEC Reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC prior to the date hereof, none of the Parent SEC Reports filed by Parent since January 1, 1999 and prior to the date hereof contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b) Each of the audited and unaudited consolidated financial statements of Parent and its subsidiaries (including any related notes thereto) included in Parent SEC Reports complies or, if not yet filed, will comply as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been or, if not yet filed, will have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects or, if not yet filed, will fairly present in all material respects the consolidated financial position of Parent and its subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

    Section 3.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1999, except as specifically disclosed in the Parent SEC Reports filed and publicly available prior to the date of this Agreement or disclosed in Section
3.7 of the Parent Disclosure Schedule, Parent and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and since such date there has not been (i) any change in the financial condition, results of operations, assets, business or operations of Parent or any of its subsidiaries having or which could be reasonably likely to have a Parent Material Adverse Effect or (ii) any condition, event or occurrence which, individually or in the aggregate, having or which could reasonably be expected to have a Parent Material Adverse Effect.

    Section 3.8. FORM S-4; PROXY STATEMENT. None of the information supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders and Parent's stockholders and at the time of the meeting of the Company's stockholders held to vote on adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

    Section 3.9. ABSENCE OF LITIGATION. Except as specifically disclosed in the Parent SEC Reports filed and publicly available prior to the date of this Agreement or in Section 3.9 of the Parent Disclosure Schedule, there are no Actions pending or, to the best knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that could, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To Parent's knowledge, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any Order having, or which, insofar as can be reasonably foreseen, in the future could, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or to prevent or delay the consummation of the transactions contemplated hereby.

    Section 3.10. OPINION OF FINANCIAL ADVISOR. Parent has received the opinion of Wit Capital, dated the date of this Agreement, to the effect that the consideration to be paid by Parent in connection with the Merger is fair to Parent and the holders of the Parent Common Stock from a financial point of view, a signed copy of which has been delivered to the Company.

    Section 3.11. BROKERS. No broker, finder or investment banker (other than Wit Capital, Merrill Lynch & Co. and the others identified on Section 3.11 of the Parent Disclosure Schedule, the fees and expenses of which shall be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

    Section 3.12. AFFILIATE TRANSACTIONS. Except as set forth in Section 3.12 of the Parent Disclosure Schedule or as disclosed in the Parent SEC Reports filed and publicly available prior to the date of this Agreement, as of the date hereof there are no material contracts, commitments, agreements, arrangements or other transactions between Parent or any of its subsidiaries, on the one hand, and any (i) officer or director of Parent or (ii) record or beneficial owner of five percent or more of the voting securities of Parent, on the other hand.

    Section 3.13. REORGANIZATION QUALIFICATION. Neither Parent nor Sub, nor to Parent's knowledge, any affiliate of Parent, has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

    Section 3.14. STOCKHOLDERS' CONSENT AND APPROVAL OBTAINED. Stockholders of Parent holding not less than 70% of the outstanding shares of Parent Common Stock have executed voting agreements agreeing to consent to and approve the issuance of Parent Common Stock in the Merger. Such consent and approval are the only consent and approval of the holders of any class or series of Parent's capital stock necessary to adopt and approve of the terms of this Agreement, the Merger and the transactions contemplated herein.

    Section 3.15. EMPLOYEE BENEFIT PLANS. Except as could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each "employee benefit plan" (within the meaning of section 3(3) of ERISA) under which any employee or former employee of Parent has any present or future right to benefits or under which Parent has any present or future liability has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations.

    Section 3.16. TAX MATTERS. Parent has (i) filed all material Tax Returns required to be filed by it (taking into account extensions) and all such Tax Returns were true, correct and complete in all material respects, (ii) paid or provided adequate reserves for all material Taxes whether or not shown to be due on such Returns or which are otherwise due and payable and (iii) paid or provided adequate reserves for all material Taxes for which a notice of assessment or collection has been received, except, in the case of clause (i),
(ii) or (iii), for any such filings, payments or accruals which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

    Section 4.1. CONDUCT OF BUSINESS OF THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, during the period from the date hereof to the Effective Time, unless Parent shall otherwise consent in writing in advance, the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and the Company and its subsidiaries shall each use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers, licensors, licensees, advertisers, distributors and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, neither the Company nor any of its subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Parent:

        (a) Amend its Certificate of Incorporation or By-Laws or equivalent organizational documents;

        (b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of the Company or any of its subsidiaries (except for the issuance of shares of Company Common Stock in accordance with the terms of (i) outstanding Company Stock Rights, (ii) beginning in November 2000, up to 100,000 options per calendar month to be issued to new hires and up to 25,000 options (net of options forfeited) per calendar month to be issued to non-officer employees; PROVIDED that, for the period from the date hereof until the Closing, no existing employee shall receive more than 3,000 options pursuant to this clause (ii), (iii) the ESPP, and (iv) the securities on Section 2.3(a) of the Company Disclosure Schedule);

        (c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

        (d) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or any capital stock of any of its subsidiaries (other than pursuant to the Company's repurchase rights for departing employees with respect to Company Common Stock issued in connection with the ESPP or the Company Stock Rights);

        (e) (i) Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or (except for the purchase of inventory, equipment, content and other rights or properties in the ordinary course of business) any material assets; (ii) sell, transfer, lease, mortgage, pledge, license, encumber or otherwise dispose of or subject to any Lien any of its assets or rights (including capital stock of subsidiaries), except the disposition of obsolete assets or otherwise unused or immaterial assets and the licensing of names in the ordinary course of business consistent with past practice;
    (iii) except as set forth in Section 4.1(e) of the Company Disclosure Schedule, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than trade payables and receivables incurred in the ordinary course of business); (iv) except in the ordinary course of business consistent with past practice, enter into, amend, terminate or renew any material contract or agreement (including, without limitation, the Contracts) or enter into, or amend or terminate any joint venture arrangements (including distribution and syndication agreements); (v) enter into any transaction, contract, commitment, arrangement or understanding with any affiliate of the Company other than with its subsidiaries; (vi) enter into any commitments or transactions or related commitments or transactions material, individually, to the Company and its subsidiaries taken as a whole; (vii) enter into any new material line of business; (viii) change the Form Guide Agreements used by the Company and its subsidiaries, except for changes consistent with past practice; (ix) authorize any single capital expenditure which is in excess of $500,000 or capital expenditures which are, in the aggregate, in excess of $4,000,000 for the Company and its subsidiaries taken as a whole; or
    (x) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.1(e);

        (f) Except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, (i) increase or otherwise amend the compensation or fringe benefits of any of its directors, officers or employees, except for merit increases in salary or wages of employees of the Company or its subsidiaries who are not officers of the Company in the ordinary course of business in accordance with past practice, or (ii) grant any retention, severance or termination pay not currently required to be paid under existing severance plans or (iii) enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or its subsidiaries except for severance arrangements consistent with past practice offered in the ordinary course to employees who have been terminated, or (iv) establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, or (v) amend the terms of any outstanding options to purchase any equity of the Company or any subsidiary (including accelerating the vesting or lapse of repurchase rights or obligations);

        (g) Except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

        (h) Take any action that (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code;

        (i) Make or change any material Tax election, file any amended Tax Return with respect to any material Taxes, settle or compromise any material federal, state, local or foreign Tax liability, change any annual Tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment; PROVIDED, HOWEVER, that an action permitted as a result of the materiality qualifiers in this clause (i) shall not be taken if such action could be taken after the Effective Time without causing an adverse effect on the Company;

        (j) Settle or compromise any pending or threatened Action which is material or which relates to the transactions contemplated hereby;

        (k) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

        (l) Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice;

        (m) Effectuate a "plant closing" or "mass layoff", as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its subsidiaries;

        (n) Fail to maintain in full force and effect the existing insurance policies covering the Company and its subsidiaries and their respective properties, assets and businesses; or

        (o) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Section 4.1 clauses (a) through
    (n) which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect as of the date when made if such action had then been taken or would result in any of the conditions set forth in Article VI not being satisfied.

    Section 4.2. CONDUCT OF BUSINESS OF PARENT PENDING THE MERGER. (a) During the period from the date of this Agreement to the Effective Time (except as otherwise contemplated by the terms of this Agreement), Parent shall use its commercially reasonable efforts to preserve intact its and its subsidiaries' current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Parent shall not, without the prior consent of the
Company:

           (i) Amend Parent's certificate of incorporation (except to change the number of authorized shares of capital stock or to permit the issuance of a series preferred stock) or by-laws in a manner that would be materially adverse to the holders of Parent Common Stock;

           (ii) Reclassify, combine, split or subdivide any of its capital stock;

          (iii) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2(b)(i) and
       (ii) or any action which would make any of the representations or warranties of Parent contained in this Agreement untrue and incorrect as of the date when made if such action had then been taken or (except as otherwise provided herein) would result in any of the conditions set forth in Article VI not being satisfied;

           (iv) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, but not limited to stock appreciation rights or phantom stock) of Parent or any of its subsidiaries to any record or beneficial owner of five percent or more of the voting securities of Parent, except on an arms-length basis; or

           (v) Adopt a plan of complete or partial liquidation or dissolution of Parent (other than the Merger).

        (b) Parent shall not, and shall not permit any of its subsidiaries to, intentionally take any action that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

    Section 5.1. PREPARATION OF FORM S-4 AND THE PROXY STATEMENT; STOCKHOLDER MEETING. (a) Promptly following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of the Company and Parent will use its reasonable best efforts to cause the Proxy Statement to be mailed to its respective stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities law in connection with the issuance of Parent Common Stock in connection with the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Stock Plans as may be reasonably required in connection with any such action. Each of Parent and the Company shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the preparation, filing and distribution of the Proxy Statement. The Company, Parent and Sub each agree to correct any information provided by it for use in the Form S-4 or the Proxy Statement that shall have become false or misleading.

        (b) The Company, acting through its Board of Directors, shall, subject to and in accordance with its Certificate of Incorporation and By-Laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Form S-4 becomes effective a meeting of the holders of Company Common Stock for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby, and (i) recommend approval and adoption of this Agreement and the transactions contemplated hereby, by the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval. The Board of Directors of the Company shall not withdraw, amend or modify in a manner adverse to Parent its recommendation referred to in clause (i) of the preceding sentence (or announce publicly its intention to do so), except that such Board of Directors shall be permitted to withdraw, amend or modify its recommendation (or publicly announce its intention to do so) if:
    (i) the Company has complied with Section 5.4; (ii) an unsolicited Superior Proposal (as defined in Section 5.4) shall have been proposed by any person other than Parent and such proposal is pending at the time of such withdrawal, amendment or modification and (iii) the Company shall have notified Parent of such Superior Proposal at least three business days in advance of such withdrawal, amendment or modification; PROVIDED that, in the event that, during the period prior to such withdrawal, amendment or modification, Parent offers to enter into a transaction with the Company on substantially the same or more favorable financial terms to the Company as such Superior Proposal, as determined in good faith by a financial advisor to the Company of nationally recognized standing, the Company shall not be permitted to withdraw, amend or modify its recommendation (or publicly announce its intention to do so) or accept such Superior Proposal. Without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock, as required by this Section 5.1, shall not be affected by the withdrawal, amendment or modification of the Board of Directors' recommendation of approval and adoption of this Agreement and the transactions contemplated hereby and (ii) subject to the Company's rights pursuant to Section 5.4, the Company agrees that its obligations under this
    Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 5.4).

        (c) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

        (d) Parent, acting through its Board of Directors, shall, subject to and in accordance with its certificate of incorporation and by-laws, duly as soon as possible, set a record date for the determination of stockholders of Parent entitled to vote by written consent to approve the issuance of Parent Common Stock in the Merger. Parents shall take all other actions necessary or advisable to cause the execution of such consent as soon as possible thereafter.

        (e) Parent, acting through its Board of Directors, shall, in accordance with its certificate of incorporation and by-laws, send the Proxy Statement to its other stockholders pursuant to Rule 14C of the Exchange Act.

    Section 5.2. ACCOUNTANTS' LETTERS. (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent a "comfort" letter of each of Ernst & Young LLP, the Company's independent public accountants, and KPMG LLP, the Company's previous independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. In connection with the Company's efforts to obtain such letter, if requested by Ernst & Young LLP and/or KPMG LLP, Parent shall provide a representation letter to Ernst & Young LLP and/or KPMG LLP, complying with the Statement on Auditing Standards No. 72 ("SAS 72"), if then required.

        (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company a "comfort" letter of Deloitte & Touche LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. In connection with the Parent's efforts to obtain such letter, if requested by Deloitte & Touche LLP, the Company shall provide a representation letter to Deloitte & Touche LLP complying with SAS 72, if then required.

    Section 5.3. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) From the date hereof to the Effective Time, each of the Company and Parent shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of Parent or the Company, respectively, who shall agree to be bound by the provisions of this Section 5.3 as though a party hereto, complete access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish Parent or the Company, respectively, with all financial, operating and other data and information as Parent or the Company, respectively, through its officers, employees or agents may from time to time request. In addition, subsequent to the date of this Agreement, Parent and/or any of its subsidiaries may initiate communications with any officer or key employee of the Company for the purpose of addressing the prospective retention of such officer or employee following the Closing, PROVIDED that Parent believes, in good faith, that there is a compelling, legitimate business need to initiate such communication prior to the Closing Date.

        (b) Each of the Company and Parent will hold and will cause its directors, officers, employees, agents, advisors (including, without limitation, counsel and auditors) and controlling persons to hold any such information which is nonpublic in confidence on the same terms and conditions as the confidentiality provisions set forth in the Confidentiality Agreement dated July 27, 2000, as amended from time to time, between the Company and Parent (the "CONFIDENTIALITY AGREEMENT").

        (c) No investigation pursuant to this Section 5.3 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

    Section 5.4. NO SOLICITATION OF TRANSACTIONS. The Company agrees that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall direct and cause its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its subsidiaries, or (ii) any purchase or sale of all or any significant portion of the assets or 15% or more of the equity securities of it or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"), and agrees that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall direct and cause its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding the foregoing, the Company or its Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, or (B) engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person, if and only to the extent that, in the case of the actions referred to in clause (B), (i) the Company's stockholders meeting relating to the adoption of this Agreement by the stockholders of the Company shall not have occurred, (ii) such Acquisition Proposal constitutes a Superior Proposal and was not solicited by it and did not otherwise result from a breach of this Section 5.4, (iii) the Board of Directors of the Company determines in good faith, based on the advice of its outside legal advisors, that in light of this Superior Proposal, if the Company fails to participate in such discussions or negotiations with, or provide such information to, the person making such Superior Proposal, it would be in violation of its fiduciary duties under applicable law, (iv) prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, the Board of Directors of the Company receives from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement and (v) prior to providing any information or data to any person or entering into discussions or negotiations with any person, the Board of Directors of the Company notifies Parent promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers. The Company agrees that it will keep Parent informed reasonably promptly of any material change in the terms of any such proposals or offers and will notify Parent 24 hours in advance before an agreement is reached. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or similar transaction or arrangement. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.4 of the obligations undertaken in this Section 5.4. Nothing in this Section 5.4 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of the Company under this Agreement. For purposes of this
Section 5.4, "SUPERIOR PROPOSAL" shall mean a bona fide written Acquisition Proposal which the Board of Directors of the Company concludes in good faith, upon the advice of a financial advisor of nationally recognized reputation, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) would, if consummated, result in a transaction that is more favorable to all of the Company's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed (PROVIDED that for purposes of this definition of "Superior Proposal," the term Acquisition Proposal shall have the meaning assigned to such term in this Section 5.4, except that the reference to "15%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "51%" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving the Company, and the reference to "assets" (including the shares of any subsidiary of the Company) shall refer to the assets of the Company and its subsidiaries, taken as a whole, and not the assets of any of the subsidiaries alone).

    Section 5.5. EMPLOYEE BENEFITS MATTERS. (a) The Company shall or Parent shall cause the Company and the Surviving Corporation to promptly pay or provide when due all compensation and benefits earned through or prior to the Effective Time as provided pursuant to the terms of any Plans in existence as of the date hereof and set forth on Section 2.10 of the Company Disclosure Schedule. Parent and the Company agree that the Company and the Surviving Corporation shall pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any employee, former employee, director or former director in effect and disclosed to Parent as of the date hereof. Nothing herein shall require the continued employment of any person or prevent the Company and/or the Surviving Corporation from taking any action or refraining from taking any action that the Company could take or refrain from taking prior to the Effective Time.

        (b) Parent shall, for the period ending on December 31, 2001, maintain (or cause the Surviving Corporation to maintain) employee benefit plans (other than with respect to equity-based compensation, except as contemplated by Section 1.7(b)) for the benefit of each employee of the Company or its subsidiaries who continues employment with the Surviving Corporation as of the Effective Time that are no less favorable in the aggregate to the Plans in effect immediately prior to the Effective Time with respect to each such employee; provided, that nothing herein shall require Parent and/or the Surviving Corporation to continue to maintain any Plan or grant any such employee any equity-based compensation in the Surviving Corporation or Parent. For purposes of determining eligibility to participate, eligibility for benefit forms and subsidies and the vesting of benefits under such plans (without duplication of benefits as a result thereof), the Surviving Corporation shall give effect to years of service with the Company and its subsidiaries in respect of years of service for which credit was given by the Company and its subsidiaries. No employee electing coverage under the medical insurance plans of the Surviving Corporation shall be excluded from coverage thereunder (for such employee and any person covered by virtue of such employee's employment) on the basis of a pre-existing condition that was not also excluded under the Company's medical insurance plan.

    Section 5.6. DIRECTORS' AND OFFICERS' INDEMNIFICATION; INSURANCE. (a) The By-Laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification and exculpation from liability than are set forth in the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company.

        (b) For six years from the Effective Time, the Surviving Corporation shall, unless Parent agrees in writing to guarantee the indemnification obligations set forth in Section 5.6(a), maintain in effect the current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time (a copy of which has been heretofore delivered to Parent), so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the date of this Agreement (the "COMPANY'S CURRENT PREMIUM"). If such premiums for such insurance would at any time exceed 150% of the Company's Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that in the Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium equal to 150% of the Company's Current Premium.

    Section 5.7. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of the Company, Parent or Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 5.8. FURTHER ACTION; REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable after the date hereof, including but not limited to (i) cooperation in the preparation and filing of the Form S-4, the Proxy Statement, and required filings under the HSR Act and any amendments to any thereof and (ii) using its reasonable best efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger. In furtherance and not in limitation of the foregoing, each party hereto agrees to make, to the extent it has not already done so, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action. In the event that a suit or objection is instituted by any person or governmental authority challenging this Agreement and the transactions contemplated hereby as violative of applicable competition and antitrust laws, each of Parent and the Company shall use their reasonable best efforts to resist or resolve such suit or objection. Notwithstanding the foregoing, in connection with any such objection or suit instituted by such person or governmental authority (including, but not limited to, the Federal Trade Commission or the Antitrust Division of the Department of Justice), neither Parent nor Sub shall be required to provide any undertakings or agree to any condition that could reasonably be expected to result in a substantial detriment to Parent's or the Company's business or results of operations (a "SUBSTANTIAL DETRIMENT").

    Section 5.9. PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with its securities exchange.

    Section 5.10. STOCK EXCHANGE LISTING. Parent shall use its reasonable best efforts to have approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance, the Parent Common Stock to be issued pursuant to the Merger.

    Section 5.11. AFFILIATES. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

    Section 5.12. BOARD OF DIRECTORS AND OFFICERS OF PARENT. Parent shall use its reasonable efforts to appoint the Company's Chief Executive Officer to the Board of Directors of Parent, effective immediately following the Effective Time. The Board of Directors of Parent also shall appoint the Company's Chief Executive Officer as Chief Internet Officer of Parent, effective immediately following the Effective Time.

    Section 5.13. SECTION 16B APPROVALS. The Board of Directors or Compensation Committee of Parent shall grant all approvals and take all other actions required pursuant to Rules 16b-3(d) and 16b-3(e) under the Exchange Act to cause the Parent Common Stock and New Stock Rights to be exempt from the provisions of Section 16(b) of the Exchange Act.

    Section 5.14. SEC DOCUMENTS. From the date hereof to the Effective Time, each of Parent and the Company shall furnish to the Company and Parent, respectively, a complete and correct copy of any agreements, documents or other instruments, or amendment or modifications thereto, which are filed by Parent or the Company, respectively, with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

    Section 5.15. CONTINUED EMPLOYMENT. The Company shall take no action to terminate the employment of Messrs. Kurnit and Day in their current jobs and shall not diminish their respective responsibilities or compensation, except that the Company may, after consultation with Parent, terminate either individual "for cause."

    Section 5.16. OUTSTANDING COMPANY SECURITIES. The Company shall use commercially reasonable efforts to cause the Company Securities listed in
Section 5.16 of the Company Disclosure Schedule to be exercised or cancelled, and the Company's obligations thereunder to be discharged, prior to the Closing.

                                   ARTICLE VI

                              CONDITIONS OF MERGER

    Section 6.1.  CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

        (a) This Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

        (b) No Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the Merger; PROVIDED, HOWEVER, that the parties shall use their reasonable best efforts to cause any such Order to be vacated or lifted.

        (c) Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

        (d) The Form S-4 and any required post-effective amendment thereto shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration of the Parent Common Stock to be exchanged for Company Common Stock shall have been complied with.

        (e) The shares of Parent Common Stock issuable to the holders of Company Common Stock pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

        (f) Any waiting period under the proxy rules applicable to Parent shall have expired.

    Section 6.2. CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

        (a) (i) Parent and Sub shall have performed or complied with in all material respects their agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date;
    (ii) the representations and warranties of Parent and Sub contained in this Agreement shall be true in all respects (without regard to materiality or Material Adverse Effect qualifiers), in each case when made and, unless a representation speaks of a specific date, on and as of the Closing Date with the same force and effect as if made on and as of such date, except where failures to be so true could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; PROVIDED HOWEVER, such Parent Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 3.2 and 3.10 (which representations shall be true and correct at the applicable times in all material respects) and (iii) the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to such effect.

        (b) The opinion, based on appropriate representations of the Company and Parent, of Brobeck, Phleger & Harrison LLP, counsel to the Company, to the effect that (i) the Merger will be treated for Federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code and
    (ii) Parent, Sub and the Company will each be a party to the reorganization under the meaning of Section 368(b) of the Code, dated on or about the date of and referred to in the Proxy Statement as first mailed to stockholders of the Company, which shall not have been withdrawn or modified in any material respect as of the Closing Date.

        (c) At any time on or after the date of this Agreement there shall not have occurred any condition, event or occurrence which could, individually or in the aggregate, reasonably be likely to cause a Parent Material Adverse Effect.

        (d) There shall not be pending or threatened by any governmental authority any Action before any United States court or other governmental body of competent jurisdiction, which challenges or seeks to restrain or prohibit the consummation of the Merger.

        (e) All approvals or consents of any governmental authority (whether domestic, foreign or supranational) in connection with the Merger and the consummation of the other transactions contemplated hereby (including all relevant statutory, regulatory or other governmental waiting period expirations) referred to in Section 2.5(a) of the Company Disclosure Schedule shall have been obtained, have been declared or filed or be deemed to have occurred, as the case may be, and all such approvals or consents shall be in full force and effect.

    Section 6.3. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

        (a) (i) The Company shall have performed or complied with in all material respects its agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date;
    (ii) the representations and warranties of the Company contained in this Agreement shall be true in all respects (without regard to materiality or Material Adverse Effect qualifiers), in each case when made and unless a representation speaks of a specific date, on and as of the Closing Date with the same force and effect as if made on and as of such date, except where failures to be so true could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; PROVIDED HOWEVER, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 2.3, 2.14, 2.17 and 2.18 (which representations shall be true and correct at the applicable times in all material respects); and (iii) Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

        (b) At any time on or after the date of this Agreement there shall not have occurred any condition, event or occurrence which could, individually or in the aggregate, reasonably be likely to cause a Material Adverse Effect.

        (c) The opinion, based on appropriate representations of the Company and Parent, of Simpson Thacher & Bartlett, counsel to Parent, to the effect that
    (i) the Merger will be treated for Federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code and
    (ii) Parent, Sub and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code, dated on or about the date of and referred to in the Proxy Statement as first mailed to the stockholders of the Company, which shall not have been withdrawn or modified in any material respect as of the Closing Date.

        (d) There shall not be pending or threatened by any governmental authority any Action before any United States court or other governmental body of competent jurisdiction (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from Parent or any of its subsidiaries or the Company any material damages, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, to dispose of or hold separate any significant portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, or (iii) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries.

        (e) All approvals or consents of any governmental authority (whether domestic, foreign or supranational) in connection with the Merger and the consummation of the other transactions contemplated hereby (including all relevant statutory, regulatory or other governmental waiting period expirations), which if not obtained in connection with the consummation of the transactions contemplated hereby, could reasonably be expected to result in a Substantial Detriment (each a "REQUIRED REGULATORY APPROVAL"), shall have been obtained, have been declared or filed or be deemed to have occurred, as the case may be, and all such Required Regulatory Approvals shall be in full force and effect; provided, however, that a Required Regulatory Approval shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any governmental authority of any condition, requirement, restriction or change of regulation, or any other action directly or indirectly related to such grant taken by such governmental authority (including with respect to divestitures of assets or subsidiaries), which could reasonably be expected to result in a Substantial Detriment.

        (f) All third party consents set forth on Schedule 6.3(f) attached hereto shall have been obtained.

        (g) Parent shall have received the agreements referred to in
    Section 5.11.

        (h) Parent shall have received the letters referred to in
    Section 5.2(a).

        (i) Each of the members of the Board of Directors of the Company shall have duly delivered to the Company their written resignations, effective as of the Effective Time, as directors of the Company, and Parent shall have received copies of each such resignation and prior to such resignation, the Board of Directors of the Company shall have fixed the authorized number of directors of the Company, effective as of the Effective Time, at three (3) and shall have appointed, effective as of the Effective Time, Thomas Rogers, Charles McCurdy and Beverly Chell as the members of the Board of Directors of the Surviving Corporation, and Parent shall have received evidence of such actions.

        (j) For all times prior to the Closing, each of Messrs. Kurnit and Day (absent death or disability) shall have been employed by the Company in accordance with the terms of Section 5.15 and, as of the Closing, each of Messrs. Kurnit and Day shall be ready, willing and able (absent death or permanent disability) to commence employment with Parent in accordance with the terms of their respective employment agreements with Parent.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

    Section 7.1. TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company (except as otherwise stated herein):

        (a) By mutual written consent of Parent and the Company;

        (b) By either Parent or the Company, if the Merger shall not have been consummated on or before June 30, 2001 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

        (c) By either Parent or the Company, if any required approval of the stockholders of the Company for this Agreement or the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

        (d) By either Parent or the Company, if any court or other governmental body of competent jurisdiction shall have issued a final Order or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such Order, ruling or other action is or shall have become final and nonappealable;

        (e) By the Company, if prior to the Closing Date (i) there shall have been a breach of any representation or warranty on the part of Parent contained in this Agreement which could reasonably be expected to have a Parent Material Adverse Effect or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the Merger, or (ii) there shall have been a breach of any covenant or agreement on the part of Parent contained in this Agreement which could reasonably be expected to have a Parent Material Adverse Effect or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the Merger, which breach shall not have been cured prior to 10 days following notice thereof; or

        (f) By Parent, if prior to the Closing Date (i) there shall have been a breach of any representation or warranty on the part of the Company contained in this Agreement which could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the Merger, or
    (ii) there shall have been a breach of any covenant or agreement on the part of the Company contained in this Agreement which could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the Merger, which breach shall not have been cured prior to 10 days following notice thereof; or

        (g) By Parent, (i) if the Board of Directors of the Company shall have
    (A) failed to recommend or withdrawn, modified or amended in any respect adverse to Parent or Sub its approval or recommendation of this Agreement, the Merger or any of the other transactions contemplated herein or resolved to do so, or (B) approved or recommended a Superior Proposal from a person (other than Parent) or resolved to do so, or (ii) the Company breaches any of its agreements set forth in Section 5.4; or

        (h) By Parent, if any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent, Sub or any of their affiliates) shall have become (x) the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 25% of the outstanding shares of Company Common Stock or (y) shall have acquired 25% or more of the assets of the Company and its subsidiaries, taken as a whole.

    Section 7.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Sections 5.3(b), 7.3 and 8.1; provided, however, that nothing herein shall relieve any party from liability for any willful breach hereof.

    Section 7.3.  FEES AND EXPENSES.  (a) If:

           (i) This Agreement is terminated pursuant to Section 7.1(g) or (h);
       or

           (ii) (x) (A) Parent or the Company terminate this Agreement pursuant to Section 7.1(c), or (B) Parent terminates this Agreement pursuant to
       Section 7.1(f) and (y) in the case of (A) or (B), within 18 months thereafter, the Company enters into an agreement with respect to an Alternative Transaction or an Alternative Transaction is consummated;

    then the Company shall pay to Parent and Sub, (A) within two business days following any termination by Parent contemplated by Section 7.3(a)(i) and
    (B) within two business days following the occurrence of one of the events described in clause (y) of Section 7.3(a)(ii), a fee, in cash, of $23.5 million (the "FEE"), PROVIDED, HOWEVER, that the Company shall in no event be obligated to pay more than one such fee with respect to all such occurrences and such termination.

        (b) Within two business days after the termination of this Agreement pursuant to Section 7.1(c), (f), (g) or (h), the Company shall pay all of Parent's and Sub's Expenses (as defined below) up to a maximum payment pursuant to this Section 7.3(b) of $1.0 million. The term "Expenses" shall include all out-of-pocket expenses and fees (including without limitation fees and expenses payable to all banks, investment banking firms and other financial institutions and their respective agents and counsel for arranging or providing financial advice with respect to the Merger and all reasonable fees and expenses of counsel, accountants, experts and consultants to Parent and Sub) actually incurred by Parent or Sub or on their behalf in connection with the consummation of all transactions contemplated by this Agreement, including the Merger.

        For purposes of this Section 7.3, "ALTERNATIVE TRANSACTION" means any of the following events: (i) the acquisition of the Company by merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution or otherwise by any person other than Parent, Sub or any affiliate thereof (a "THIRD PARTY"); (ii) the acquisition by a Third Party of 25% or more of the assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 25% or more of the outstanding shares of Company Common Stock; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its subsidiaries of 25% or more of the outstanding shares of Company Common Stock.

        (c) Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, except that each of Parent and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the printing and mailing of the Form S-4 and the Proxy Statement.

    Section 7.4. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    Section 7.5. WAIVER. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, subject to the requirements of applicable law. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

    Section 8.1.  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Sections 5.5 and 5.6 shall survive the Effective Time and those set forth in Section 5.3(b) and Section 7.3 shall survive termination of this Agreement.

    Section 8.2. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           if to Parent or Sub:
           PRIMEDIA Inc.
           745 Fifth Avenue
           New York, New York 10151
           Attention: Charles McCurdy
           Fax: (212) 745-0199

           with an additional copy to:
           Simpson Thacher & Bartlett
           425 Lexington Avenue
           New York, New York 10017
           Attention: Gary I. Horowitz, Esq.
           Fax: (212) 455-2502

           if to the Company:

           About.com, Inc.
           1440 Broadway, 19th Floor
           New York, New York 10018
           Attention: Alan Blaustein
                    President-Corporate Development

           Fax: (212) 204-1521

           with an additional copy to:
           Brobeck, Phleger & Harrison LLP
           1633 Broadway, 47th Floor
           New York, New York 10019
           Attention: Eric Simonson, Esq.
           Fax: (212) 586-7878

    Section 8.3. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

        (a) "AFFILIATE" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

        (b) "BENEFICIAL OWNER" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares of Company Common Stock (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly,
    (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly,
    (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

        (c) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

        (d) "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a basis consistent with the manner in which the audited financial statements for the fiscal year of the Company or the Parent ended December 31, 1999 were prepared;

        (e) "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

        (f) "SUBSIDIARY" or "SUBSIDIARIES" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other voting or economic equity interests.

    Section 8.4. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

    Section 8.5. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, together with the Confidentiality Agreement, the Parent Voting Agreement and the Shareholder Voting Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Sub may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly owned subsidiary or subsidiaries of Parent, PROVIDED that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Any attempted assignment that does not comply with the provisions of this Section 8.5 shall be null and void AB INITIO.

    Section 8.6. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The parties hereto expressly intend the provisions of Section 5.6 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefited by, such provisions.

    Section 8.7. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of laws.

    Section 8.8. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 8.9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    Section 8.10. INTERPRETATION. The parties hereto agree that in interpreting this Agreement there shall be no inferences against the drafting party.

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          PRIMEDIA INC.

                                          By: /s/ BEVERLY C. CHELL
                                             -----------------------------------
                                             Name: Beverly C. Chell
                                             Title: Vice Chairman

                                          ABRACADABRA ACQUISITION CORPORATION

                                          By: /s/ BEVERLY C. CHELL
                                             -----------------------------------
                                             Name: Beverly C. Chell
                                             Title: Vice Chairman

                                          ABOUT.COM, INC.

                                          By: /s/ SCOTT KURNIT
                                             -----------------------------------
                                             Name: Scott Kurnit
                                             Title: Chairman and Chief Executive
                                          Officer

                [Signature page to Agreement and Plan of Merger]

                                                                         ANNEX E

                                VOTING AGREEMENT

    Voting Agreement (this "AGREEMENT"), dated as of October 29, 2000, among those shareholders of About.com, Inc., a Delaware corporation (the "COMPANY"), listed on the signature page hereof (each, a "SHAREHOLDER," and collectively, the "SHAREHOLDERS"), PRIMEDIA Inc., a Delaware corporation ("PARENT"), and Abracadabra Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB").

    WHEREAS, each Shareholder beneficially owns the number of shares of common stock, par value $0.001 per share, of the Company set forth below such Shareholder's name on the signature page hereof (all such shares, together with any other shares of capital stock of the Company such Shareholder acquires after the date hereof, including, without limitation, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange, or change of such shares, or upon exercise or conversion of any securities, the "SHARES");

    WHEREAS, simultaneously with the execution and delivery hereof, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT"; capitalized terms used herein and not defined shall have the meanings set forth in the Merger Agreement), dated as of the date hereof, which Merger Agreement has been approved by the Board of Directors of the Company, and has been approved by the Boards of Directors of Parent and Merger Sub. The directors of the Company unanimously voted in favor of the adoption of the Merger Agreement and the recommendation that shareholders of the Company approve the merger of Merger Sub with and into the Company (the "MERGER") as contemplated by the Merger Agreement; and

    WHEREAS, as a condition to entering into the Merger Agreement, Parent and Merger Sub have required that the Shareholders agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Shareholders have agreed, to enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereby agree as follows

    Section 1. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each Shareholder severally represents and warrants to Parent and Merger Sub as follows:

        (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by such Shareholder, and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions so contemplated.

        (b) This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies).

        (c) The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with its organizational documents; (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to such Shareholder or any of its properties; or
    (iii) conflict with, or result in the breach or termination of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which such Shareholder is entitled under any provision of any agreement, contract, license or other instrument binding upon such Shareholder or any of its properties, or allow the acceleration of the performance of any obligation of such Shareholder under any indenture, mortgage deed of trust, lease, license, contract, instrument or other agreement to which such Shareholder is a party or by which such Shareholder, its assets or properties is subject or bound, other than such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to prevent, delay or impair such Shareholder's ability to consummate the transactions contemplated by this Agreement.

        (d) Other than any filings required by the Exchange Act or the rules and regulations promulgated thereunder, the execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby by such Shareholder require no filings, notices, declarations, consents or other actions to be made by such Shareholder with, nor are any approvals or other confirmations or consents required to be obtained by such Shareholder from, any governmental authority.

        (e) As of the date hereof, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder or its properties before any court or arbitrator or any governmental authority which challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby or by the Merger Agreement. As of the date hereof, such Shareholder is not, and none of its properties is, subject to any order, writ, judgment, injunction, decree, determination or award which would prevent, delay or impair the consummation of the transactions contemplated hereby.

        (f) Such Shareholder is, and at the Effective Time will be, the sole record and beneficial owner of and has, and at the Effective Time such Shareholder will have, good and valid title to the Shares held by such Shareholder, free and clear of any Liens, except for any Liens arising hereunder. Such Shareholder has, and at the Effective Time will have, the power to vote, dispose of and otherwise transfer such Shares without the approval, consent or other action of any person.

        (g) There are no options or rights to acquire, or understandings or arrangements to which such Shareholder is a party relating to the Shares held by such Shareholder, other than this Agreement.

        (h) The Shares indicated below such Shareholder's name on the signature page hereof represent all of the shares of Company Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Shareholder.

        (i) Such Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on such Shareholder's execution and delivery of this Agreement.

    Section 2.  AGREEMENT TO VOTE; PROXY.

        (a) Each Shareholder agrees with, and covenants to, Parent and Merger Sub as follows:

           (i) At any meeting of shareholders of the Company called to vote upon the Merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement or at which a vote, consent or other approval with respect to the Merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement is sought, such Shareholder shall vote (or cause to be voted) or shall consent, execute a consent or cause to be executed a consent in respect of the Shares held by such Shareholder in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

           (ii) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, such Shareholder shall vote (or cause to be voted) the Shares held by such Shareholder against (A) any Acquisition Proposal or (B) any amendment of the Company's Certificate of Incorporation or By-laws which amendment would in any manner prevent or materially impede, interfere with or delay the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

        (b) Each Shareholder hereby grants to, and appoints, Beverly Chell and Charles McCurdy and any other individual who is designated by Parent, until the termination of this Agreement pursuant to Section 12, an irrevocable proxy, coupled with an interest, and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, with respect to the Shares held by such Shareholder, to vote the Shares held by such Shareholder, or grant or execute a consent or approval, in complete discretion of Parent or Merger Sub, a the case may be, at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought in accordance with paragraph (a) of this Section 2. Each Shareholder will take such further action and execute such other instruments as may be necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by it with respect to the Shares held by it. Each Shareholder agrees that this Agreement, including the provisions of this Section 2 will be recorded in the books and records of the Company. Notwithstanding the foregoing, nothing in this Agreement shall limit or affect any Shareholder's ability to vote in his, her or its sole discretion on, and no Shareholder shall grant or be deemed to grant any proxy or power-of-attorney with respect to, any matter other than those matters specifically referred to in
    Section 2(a) above.

    Section 3. DISPOSITION OF SHARES. No Shareholder shall, without the prior written consent of Parent, directly or indirectly, during the term of this Agreement (i) grant or enter into any Lien, power of attorney or other agreement or arrangement with respect to the voting of the Shares held by it, (ii) except by operation of the laws of inheritance, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any of the Shares held by it or (iii) take any other action that would in any way restrict, limit or interfere with performance of its obligations hereunder or the transactions contemplated hereby. Each Shareholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that such Shareholder may have. Each Shareholder agrees, and shall use reasonable efforts to cause its affiliates to agree, to exercise any rights that such Shareholder or any of such affiliates may have to cause any shareholders of the Company, to vote any shares held by such shareholder in favor of the Merger and to waive any rights of appraisal or rights of dissent from the Merger that such shareholder may have. Any purported transfer in violation of the foregoing shall be null and void.

    Section 4. NO SOLICITATIONS. Subject to Section 16 below, each Shareholder and its affiliates (other than the Company and its subsidiaries) will immediately cease any existing discussions or negotiations with any third parties conducted on or prior to the date hereof with respect to any Acquisition Proposal. Each Shareholder agrees that it will not, and will use its best efforts to cause such affiliates not to, directly or indirectly, solicit, initiate, encourage or take any other action to facilitate any inquiries or proposals with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal or engage in negotiations or discussions concerning, or provide any confidential information relating to, any Acquisition Proposal. Each Shareholder agrees that it and any of such affiliates will promptly advise Parent of, and communicate to Parent the terms of, any such inquiry or proposal it or any of such affiliates may receive, and will promptly advise Parent if it or any of such affiliates provides any such information to any such person.

    Section 5. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York.

    Section 6. NOTICES. Notices and other communications under this Agreement shall be in writing and shall be deemed given as set forth in Section 8.2 of the Merger Agreement, except that each Shareholder shall receive such notices at the address set forth below such Shareholder's name on the signature page hereof.

    Section 7. ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by Parent, Merger Sub and the Shareholders.

    Section 8. ASSIGNMENT. Notwithstanding any other provision of this Agreement, this Agreement shall not be assignable by any party hereto except by Parent or Merger Sub to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable against, (i) as to each Shareholder, such Shareholder and such Shareholder's beneficiaries and representatives, and
(ii) Parent and Merger Sub and their successors and permitted assigns. Each Shareholder agrees that this Agreement and the obligations of such Shareholder hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, by the laws of inheritance.

    Section 9. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and unenforceable, the intent and purpose of such invalid and unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity and unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

    Section 10. STOP TRANSFER ORDER. In furtherance of this Agreement, concurrently herewith each Shareholder shall and hereby does authorize Parent and Merger Sub to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Shares subject to the terms of this Agreement (and that this Agreement places limits on the voting and transfer of the Shares). Each Shareholder further agrees to cause the Company not to register the transfer of any certificate representing any of such Shareholder's Shares unless such transfer is made in accordance with the terms of this Agreement.

    Section 11. FURTHER ACTION. From time to time, at the request of Parent or Merger Sub and without further consideration, each Shareholder shall execute and deliver to Parent and Merger Sub such documents and take such action as Parent or Merger Sub may reasonably request in order to consummate the transactions contemplated hereby.

    Section 12. TERMINATION. This Agreement shall terminate and be of no further force and effect upon the earlier to occur of (a) the Effective Time and
(b) upon the termination of the Merger Agreement pursuant to its terms.

    Section 13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 14. SPECIFIC PERFORMANCE. The Shareholders, Parent and Merger Sub acknowledge that this Agreement and the Shares are unique and that no party will have an adequate remedy at law if any other party breaches any covenant herein or fails to perform its obligations hereunder. Accordingly, the Shareholders, Parent and Merger Sub agree that the others shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief if any party shall fail or threaten to fail to perform any of its obligations under this Agreement.

    Section 15. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

    Section 16. SHAREHOLDER CAPACITY. Each Shareholder signs solely in its capacity as the record holder and beneficial owner of the Shares and nothing herein shall limit or affect any actions taken or to be taken by any officer, director or financial advisor of the Company or its subsidiaries in his, her or its capacity as an officer, director or financial advisor of the Company, including, without limitation, any actions permitted by the Merger Agreement.

    Section 17. NO WAIVER. No failure or delay by Parent or Merger Sub to assert any of its rights under this Agreement or otherwise shall constitute a waiver of such rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

    Section 18. SUBMISSION TO JURISDICTION. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the courts of the State of New York, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and with respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

    Section 19. WAIVER OF JURY TRIAL. Each party hereto hereby irrevocably and unconditionally waives any rights to a trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

    Section 20. INTERPRETATION. The parties hereto agree that in interpreting this Agreement there shall be no inferences against the drafting party.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.

                                          PRIMEDIA INC.

                                          By: /s/ BEVERLY C. CHELL
                                             -----------------------------------
                                             Name: Beverly C. Chell
                                             Title: Vice Chairman

                                          ABRACADABRA ACQUISITION CORPORATION

                                          By: /s/ BEVERLY C. CHELL
                                             -----------------------------------
                                             Name: Beverly C. Chell
                                             Title: Vice Chairman

                                          By: /s/ SCOTT KURNIT
                                             -----------------------------------
                                             Name: Scott Kurnit
                                             Title: Chairman and Chief Executive
                                          Officer
                                             Address:
                                             Shares Beneficially Held: 1,302,097
                                             Options Held: 128,643

                                          By: /s/ WILLIAM C. DAY
                                             -----------------------------------
                                             Name: William C. Day
                                             Address:
                                             Shares Beneficially Held: 72,780
                                             Options Held: 208,531

                                          By: /s/ KRISTOPHER A. WOOD
                                             -----------------------------------
                                             Name: Kristopher A. Wood
                                             Address:
                                             Shares Beneficially Held: 7,197
                                             Options Held: 0

                                          By: /s/ RONALD UNTERMAN
                                             -----------------------------------
                                             Name: Ronald Unterman
                                             Address:
                                             Shares Beneficially Held: 14,800
                                             Options Held: 0

                                          By: /s/ STANLEY L. FUNG
                                          --------------------------------------
                                             Name: Stanley L. Fung
                                             Address:
                                             Shares Beneficially Held: 25,214
                                             Options Held: 20,000

                                          By: /s/ FRANK J. BIONDI, JR.
                                             -----------------------------------
                                             Name: Frank J. Biondi, Jr.
                                             Address:
                                             Shares Beneficially Held: 1,000
                                             Options Held: 17,800

                                          By: /s/ DAPHNE KIS
                                             -----------------------------------
                                             Name: Daphne Kis
                                             Address:
                                             Shares Beneficially Held: 0
                                             Options: 20,000

                                                                         ANNEX F

                            PARENT VOTING AGREEMENT

    Parent Voting Agreement (this "AGREEMENT"), dated as of October 29, 2000, among those shareholders of PRIMEDIA Inc., a Delaware corporation ("PARENT"), listed on the signature page hereof (each, a "SHAREHOLDER," and collectively, the "SHAREHOLDERS"), and About.com, Inc., a Delaware corporation (the "COMPANY").

    WHEREAS, each Shareholder beneficially owns the number of shares of common stock, par value $0.01 per share, of Parent set forth below such Shareholder's name on the signature page hereof (all such shares, together with any other shares of capital stock of the Parent such Shareholder acquires after the date hereof, including, without limitation, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange, or change of such shares, or upon exercise or conversion of any securities, the "SHARES");

    WHEREAS, simultaneously with the execution and delivery hereof, Parent, a direct wholly-owned subsidiary of the Company ("MERGER SUB") and the Company have entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT"; capitalized terms used herein and not defined shall have the meanings set forth in the Merger Agreement), dated as of the date hereof, which Merger Agreement has been approved by the Board of Directors of the Company, and has been approved by the Boards of Directors of Parent and Merger Sub and pursuant to which Merger Sub will be merged with and into the Company (the "MERGER"); and

    WHEREAS, as a condition to entering into the Merger Agreement, the Company has required that the Shareholders agree, and in order to induce the Company to enter into the Merger Agreement the Shareholders have agreed, to enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereby agree as follows

    Section 1. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each Shareholder severally represents and warrants to the Company as follows:

        (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by such Shareholder, and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions so contemplated.

        (b) This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies).

        (c) The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not contravene or conflict with its organizational documents; contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to such Shareholder or any of its properties; or conflict with, or result in the breach or termination of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which such Shareholder is entitled under any provision of any agreement, contract, license or other instrument binding upon such Shareholder or any of its properties, or allow the acceleration of the performance of any obligation of such Shareholder under any indenture, mortgage deed of trust, lease, license, contract, instrument or other agreement to which such Shareholder is a party or by which such Shareholder, its assets or properties is subject or bound, other than such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to prevent, delay or impair such Shareholder's ability to consummate the transactions contemplated by this Agreement.

        (d) Other than any filings required by the Exchange Act or the rules and regulations promulgated thereunder, the execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby by such Shareholder require no filings, notices, declarations, consents or other actions to be made by such Shareholder with, nor are any approvals or other confirmations or consents required to be obtained by such Shareholder from, any governmental authority.

        (e) As of the date hereof, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder or its properties before any court or arbitrator or any governmental authority which challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby or by the Merger Agreement. As of the date hereof, such Shareholder is not, and none of its properties is, subject to any order, writ, judgment, injunction, decree, determination or award which would prevent, delay or impair the consummation of the transactions contemplated hereby.

        (f) Such Shareholder is, and at the time the Shareholder Consent (as defined in Section 2(a) below) is delivered to Parent (the "CONSENT TIME") will be, the sole record and beneficial owner of and has, and at the Consent Time such Shareholder will have, good and valid title to the Shares held by such Shareholder, free and clear of any Liens, except for any Liens arising hereunder. Such Shareholder has, and at the Consent Time will have, the power to vote, dispose of and otherwise transfer such Shares without the approval, consent or other action of any person.

        (g) There are no options or rights to acquire, or understandings or arrangements to which such Shareholder is a party relating to the Shares held by such Shareholder, other than this Agreement and those described in
    Section 3.12 of the Parent Disclosure Schedules to the Merger Agreement.

        (h) The Shares indicated below such Shareholder's name on the signature page hereof represent all of the shares of Parent Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Shareholder.

        (i) Such Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance on such Shareholder's execution and delivery of this Agreement.

    Section 2. AGREEMENT TO VOTE: PROXY. Each Shareholder agrees with, and covenants to, the Company as follows:

        (a) In accordance with the provisions of Section 251 of the DGCL and the rules of the New York Stock Exchange, as promptly as practicable after the date hereof, and in no event later than 11 business days hereafter, such Shareholder shall deliver to Parent its written consent to authorize the issuance of Parent Common Stock in the Merger as contemplated by the Merger Agreement (the "SHAREHOLDER CONSENT").

        (b) Such Shareholder shall not withdraw, amend or modify its Shareholder Consent.

        (c) At any meeting of shareholders of Parent or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, such Shareholder shall vote (or cause to be voted) the Shares held by such Shareholder against any amendment of Parent's certificate of incorporation or by-laws or any other proposal which amendment or proposal would in any manner prevent or materially impede, interfere with or delay the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (including the issuance of Parent Common Stock in the Merger).

    Section 3. DISPOSITION OF SHARES. No Shareholder shall, without the prior written consent of the Company, directly or indirectly, at any time prior to the Consent Time, (i) grant or enter into any Lien, power of attorney or other agreement or arrangement with respect to the voting of the Shares held by it, except by operation of the laws of inheritance, (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any of the Shares held by it or (iii) take any other action that would in any way restrict, limit or interfere with performance of its obligations hereunder or the transactions contemplated hereby, if, in each such case, as a result of any such action, the Shareholders, collectively, shall no longer have the ability to vote, or give consent or other approval with respect to, at least fifty-one percent (51%) of the outstanding voting securities of Parent. Any purported transfer in violation of the foregoing shall be null and void.

    Section 4. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York.

    Section 5. NOTICES. Notices and other communications under this Agreement shall be in writing and shall be deemed given as set forth in Section 8.2 of the Merger Agreement, except that each Shareholder shall receive such notices at the address set forth below such Shareholder's name on the signature page hereof.

    Section 6. ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the Company and the Shareholders.

    Section 7. ASSIGNMENT. Notwithstanding any other provision of this Agreement, this Agreement shall not be assignable by any party hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable against, as to each Shareholder, such Shareholder and such Shareholder's beneficiaries and representatives, and the Company and their successors and permitted assigns. Each Shareholder agrees that this Agreement and the obligations of such Shareholder hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass.

    Section 8. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and unenforceable, the intent and purpose of such invalid and unenforceable provision and the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity and unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

    Section 9. STOP TRANSFER ORDER. In furtherance of this Agreement, concurrently herewith each Shareholder shall and hereby does authorize the Company to notify Parent's transfer agent that there is a stop transfer order with respect to all of the Shares subject to the terms of this Agreement (and that this Agreement places limits on the voting and transfer of the Shares). Each Shareholder further agrees to cause Parent not to register the transfer of any certificate representing any of such Shareholder's Shares unless such transfer is made in accordance with the terms of this Agreement.

    Section 10. FURTHER ACTION. From time to time, at the request of the Company and without further consideration, each Shareholder shall execute and deliver to the Company such documents and take such action as the Company may reasonably request in order to consummate the transactions contemplated hereby.

    Section 11. TERMINATION. This Agreement shall terminate and be of no further force and effect upon the earlier to occur of the Effective Time and upon the termination of the Merger Agreement pursuant to its terms.

    Section 12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 13. SPECIFIC PERFORMANCE. The Shareholders and the Company acknowledge that this Agreement and the Shares are unique and that no party will have an adequate remedy at law if any other party breaches any covenant herein or fails to perform its obligations hereunder. Accordingly, the Shareholders and the Company agree that the others shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief if any party shall fail or threaten to fail to perform any of its obligations under this Agreement.

    Section 14. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

    Section 15. SHAREHOLDER CAPACITY. Each Shareholder signs solely in its capacity as the record holder and beneficial owner of the Shares and nothing herein shall limit or affect any actions taken or to be taken by any officer, director or financial advisor of Parent or its subsidiaries in his, her or its capacity as an officer, director or financial advisor of Parent.

    Section 16. LIMITATION OF LIABILITY. Notwithstanding any other provision in this Agreement, none of the managing members, members, general partners or partners of any of the Shareholders, nor any of the future managing members, members, general partners or partners or any of the Shareholders, shall have personal liability for the performance of any of the obligations of the Shareholders under this Agreement.

    Section 17. NO WAIVER. No failure or delay by the Company to assert any of its rights under this Agreement or otherwise shall constitute a waiver of such rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

    Section 18. SUBMISSION TO JURISDICTION. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the courts of the State of New York, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and with respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, the venue of such suit, action or proceeding is improper and this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

    Section 19. WAIVER OF JURY TRIAL. Each party hereto hereby irrevocably and unconditionally waives any rights to a trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

    Section 20. INTERPRETATION. The parties hereto agree that in interpreting this Agreement there shall be no inferences against the drafting party.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.

                                                     ABOUT.COM, INC.

                                                     By:  /s/ SCOTT KURNIT
                                                          Name: Scott Kurnit
                                                          Title: Chairman and Chief Executive Officer

                                                     KKR 1996 FUND L.P.

                                                     By:  KKR Associates 1996, L.P.
                                                          Its General Partner

                                                     By:  KKR 1996 GP LLC
                                                          Its General Partner

                                                     By:  /s/ PERRY GOLKIN
                                                          --------------------------------------------
                                                          Member

                                                     MA ASSOCIATES, L.P.

                                                     By:  KKR Associates, L.P.
                                                          Its General Partner

                                                     By:  /s/ PERRY GOLKIN
                                                          --------------------------------------------
                                                          A General Partner

                                                     FP ASSOCIATES, L.P.

                                                     By:  KKR Associates, L.P.
                                                          Its General Partner

                                                     By:  /s/ PERRY GOLKIN
                                                          --------------------------------------------
                                                          A General Partner

                                                     MAGAZINE ASSOCIATES, L.P.

                                                     By:  KKR Associates, L.P.
                                                          Its General Partner

                                                     By:  /s/ PERRY GOLKIN
                                                          --------------------------------------------
                                                          A General Partner

                                                     PUBLISHING ASSOCIATES, L.P.

                                                     By:  KKR Associates, L.P.
                                                          Its General Partner

                                                     By:  /s/ PERRY GOLKIN
                                                          --------------------------------------------
                                                          A General Partner

                                                     CHANNEL ONE ASSOCIATES, L.P.

                                                     By:  KKR Associates, L.P.
                                                          Its General Partner

                                                     By:  /s/ PERRY GOLKIN
                                                          --------------------------------------------
                                                          A General Partner

                                                     KKR PARTNERS II, L.P.

                                                     By:  KKR Associates, L.P.
                                                          Its General Partner

                                                     By:  /s/ PERRY GOLKIN
                                                          --------------------------------------------
                                                          A General Partner

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    PRIMEDIA is a Delaware Corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

    Reference also is made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

    Article 8 of the Certification of Incorporation of PRIMEDIA provides that except as provided under the Delaware General Corporation Law, directors of PRIMEDIA shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director. Article 4 of the by-laws of PRIMEDIA provides for indemnification of the officers and directors of PRIMEDIA to the fullest extent permitted by applicable law and provides for the advancement of expenses.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENTS
       -------          ------------------------
              2.1       Agreement and Plan of Merger, dated as of October 29, 2000, by and among PRIMEDIA Inc., Abracadabra Acquisition
                        Corporation and About.com, Inc. (attached as Annex D to the joint proxy statement-consent solicitation-prospectus in
                        this registration statement).
              4.1       Certificate of Designations of the Series D Preferred Stock
                        (Incorporated by reference to K-III Communications
                        Corporation's Registration Statement on Form S-4, File
                        No. 333-03691).
              4.2       Certificate of Designations of the Series F Preferred Stock
                        (Incorporated by reference to K-III Communications
                        Corporation's Registration Statement on Form S-4, File
                        No. 333-38451).
              4.3       Certificate of Designations of the Series H Preferred Stock
                        (Incorporated by reference to PRIMEDIA Inc.'s Registration
                        Statement on Form S-4, File No. 333-51891).
              4.4       10 1/4% Senior Note Indenture (including form of note and
                        form of guarantee) (Incorporated by reference to K-III
                        Communications Corporation's Annual Report filed on Form
                        10-K for the year ended December 31, 1994, File
                        No. 1-11106).
              4.5       8 1/2% Senior Note Indenture (including form of note and
                        form of guarantee) Incorporated by reference to K-III
                        Communications Corporation's Annual Report filed on Form
                        10-K for the year ended December 31, 1995, File No.
                        1-11106).
              4.6       7 5/6% Senior Note Indenture (including form of note and
                        form of guarantee) (Incorporated by reference to PRIMEDIA
                        Inc.'s Registration Statement on Form S-4, File No.
                        333-51891).
              4.7       Form of Class D Subordinated Debenture (including form of
                        debenture) (Incorporated by reference to K-III
                        Communications Corporation's Registration Statement on Form
                        S-4, File No. 333-03691).
              4.8       Form of Class F Subordinated Debenture (including form of
                        debenture) (Incorporated by reference to K-III
                        Communications Corporation's Registration Statement on Form
                        S-4, File No. 333-38451).
              4.9       Form of Class H Subordinated Debenture (including form of
                        debenture) (Incorporated by reference to PRIMEDIA Inc.'s
                        Registration Statement on Form S-4, File No. 333-51891).
              5.1       Form of Opinion of Simpson Thacher & Bartlett.
              8.1       Opinion of Simpson Thacher & Bartlett, as to certain federal income tax consequences of the merger.*
              8.2       Opinion of Brobeck, Phleger & Harrison LLP, as to certain
                        federal income tax consequences of the merger.
             10.1       Agreement, dated as of October 29, 2000, by and between
                        PRIMEDIA Inc. and About.com, Inc.
             10.2       Agreement, dated as of October 29, 2000, by and between
                        PRIMEDIA Inc. and About.com, Inc.
             10.3       Sales Representation Agreement, dated as of October 29,
                        2000, by and between PRIMEDIA Inc. and About.com, Inc.
             10.4       Right of First Offer Agreement, dated as of October 29,
                        2000, by and between PRIMEDIA Inc. and About.com, Inc.
             16.1       Letter from KPMG LLP (Incorporated by reference to
                        About.com, Inc.'s Current Report on Form 8-K filed on
                        June 21, 2000).
             23.1       Consent of Deloitte & Touche LLP.
             23.2       Consent of KPMG LLP.
             23.3       Consent of Simpson Thacher & Bartlett (included in
                        Exhibit 5.1 and incorporated herein by reference).
             23.4       Consent of Simpson Thatcher & Barlett (included as part of its opinion filed as Exhibit 8.1).

       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENTS
       -------          ------------------------
             23.5       Consent of Brobeck, Phleger & Harrison LLP (included in
                        Exhibit 8.2).
             24.1       Power of Attorney of certain officers and directors of
                        PRIMEDIA (included on signature page II-5).
             99.1       Consent of Wit SoundView Corporation.
             99.2       Consent of Merrill Lynch, Pierce, Fenner & Smith
                        Incorporated.
             99.3       Form of Consent of Donaldson, Lufkin & Jenrette Securities
                        Corporation.
             99.4       Employment Agreement dated as of October 29, 2000, by and
                        between PRIMEDIA Inc., About.com, Inc. and Scott Kurnit.
             99.5       Employment Agreement as of October 29, 2000, by and between
                        PRIMEDIA Inc., About.com, Inc. and William Day.
             99.6       Lock-Up Agreement dated as of October 29, 2000, between
                        Scott Kurnit and PRIMEDIA Inc.
             99.7       Lock-Up Agreement dated as of October 29, 2000, between
                        William Day and PRIMEDIA Inc.

------------------------

*   To be filed by amendment.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment or prospectus supplement to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement;

        (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (4) that, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (5) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

        (6) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

        (7) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

        (8) that every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th of December, 2000.

                                                       PRIMEDIA INC.

                                                       By:             /s/ BEVERLY C. CHELL
                                                            -----------------------------------------
                                                                         Beverly C. Chell
                                                                   VICE CHAIRMAN AND SECRETARY

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that the undersigned does hereby constitute and appoint Thomas S. Rogers, Charles G. McCurdy and Beverly C. Chell, or any of them acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 of PRIMEDIA Inc. and any and all amendments (including post-effective amendments) to the Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, including any registration statement and all amendments (including post-effective amendments) thereto filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURES                                 TITLE                      DATE
             ----------                                 -----                      ----
/s/ THOMAS S. ROGERS
----------------------------                Chairman and Chief Executive
(Thomas S. Rogers)                            Officer                         December 7, 2000

/s/ CHARLES G. MCCURDY
----------------------------                President and Director
(Charles G. McCurdy)                                                          December 7, 2000

/s/ BEVERLY C. CHELL
----------------------------                Vice Chairman, Secretary and
(Beverly C. Chell)                            Director                        December 7, 2000

----------------------------                Director
(Meyer Feldberg)

             SIGNATURES                                 TITLE                      DATE
             ----------                                 -----                      ----
/s/ PERRY GOLKIN
----------------------------                Director
(Perry Golkin)                                                                December 7, 2000

----------------------------                Director
(H. John Greeniaus)

----------------------------                Director
(Henry Kravis)

----------------------------                Director
(George R. Roberts)

/s/ MICHAEL T. TOKARZ
----------------------------                Director
(Michael T. Tokarz)                                                           December 7, 2000

/s/ LAWRENCE R. RUTKOWSKI                   Executive Vice President,
----------------------------                  Chief Financial Officer and
(Lawrence R. Rutkowski)                       Principal Accounting Officer    December 7, 2000

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                  DESCRIPTION OF DOCUMENTS
-------                 ------------------------
 2.1                    Agreement and Plan of Merger, dated as of October 29, 2000, by and among PRIMEDIA Inc., Abracadabra Acquisition
                        Corporation and About.com, Inc., (attached as Annex D to the joint proxy statement-consent solicitation-prospectus in
                        this registration statement).

 4.1                    Certificate of Designations of the Series D Preferred Stock
                        (Incorporated by reference to K-III Communications
                        Corporation's Registration Statement on Form S-4, File
                        No. 333-03691).

 4.2                    Certificate of Designations of the Series F Preferred Stock
                        (Incorporated by reference to K-III Communications
                        Corporation's Registration Statement on Form S-4, File
                        No. 333-38451).

 4.3                    Certificate of Designations of the Series H Preferred Stock
                        (Incorporated by reference to PRIMEDIA Inc.'s Registration
                        Statement on Form S-4, File No. 333-51891).

 4.4 10 1/4% Senior Note Indenture (including form of note and form of guarantee) (Incorporated by reference to K-III
                        Communications Corporation's Annual Report filed on
                        Form 10-K for the year ended December 31, 1994, File
                        No. 1-11106).

 4.5 8 1/2% Senior Note Indenture (including form of note and form of guarantee) (Incorporated by reference to K-III
                        Communications Corporation's Annual Report filed on
                        Form 10-K for the year ended December 31, 1995, File
                        No. 1-11106).

 4.6 7 5/6% Senior Note Indenture (including form of note and form of guarantee) (Incorporated by reference to PRIMEDIA
                        Inc.'s Registration Statement on Form S-4, File
                        No. 333-51891).

 4.7 Form of Class D Subordinated Debenture (including form of debenture) (Incorporated by reference to K-III
                        Communications Corporation's Registration Statement on
                        Form S-4, File No. 333-03691).

 4.8 Form of Class F Subordinated Debenture (including form of debenture) (Incorporated by reference to K-III
                        Communications Corporation's Registration Statement on
                        Form S-4, File No. 333-38451).

 4.9 Form of Class H Subordinated Debenture (including form of debenture) (Incorporated by reference to PRIMEDIA Inc.'s
                        Registration Statement on Form S-4, File No. 333-51891).

 5.1                    Form of Opinion of Simpson Thacher & Bartlett.

 8.1                    Opinion of Simpson Thacher & Bartlett, as to certain federal income tax consequences of the merger.*

 8.2 Opinion of Brobeck, Phleger & Harrison LLP, as to certain federal income tax consequences of the merger.

 10.1 Agreement, dated as of October 29, 2000, by and between PRIMEDIA Inc. and About.com, Inc.

 10.2 Agreement, dated as of October 29, 2000, by and between PRIMEDIA Inc. and About.com, Inc.

 10.3                   Sales Representation Agreement, dated as of October 29,
                        2000, by and between PRIMEDIA Inc. and About.com, Inc.

 10.4                   Right of First Offer Agreement, dated as of October 29,
                        2000, by and between PRIMEDIA Inc. and About.com, Inc.

 16.1                   Letter from KPMG LLP (Incorporated by reference to
                        About.com, Inc.'s Current Report on Form 8-K filed on
                        June 21, 2000).

EXHIBIT
NUMBER                  DESCRIPTION OF DOCUMENTS
-------                 ------------------------
 23.1                   Consent of Deloitte & Touche LLP.

 23.2                   Consent of KPMG LLP.

 23.3                   Consent of Simpson Thacher & Bartlett (included in
                        Exhibit 5.1 and incorporated herein by reference).

 23.4 Consent of Simpson Thacher & Bartlett (included as part of its opinion filed as Exhibit 8.1).

 23.5                   Consent of Brobeck, Phleger & Harrison LLP (included in
                        Exhibit 8.2).

 24.1 Power of Attorney of certain officers and directors of PRIMEDIA (included on signature page II-5).

 99.1                   Consent of Wit SoundView Corporation.

 99.2                   Consent of Merrill Lynch, Pierce, Fenner & Smith
                        Incorporated.

 99.3                   Form of Consent of Donaldson, Lufkin & Jenrette Securities
                        Corporation.

 99.4 Employment Agreement dated as of October 29, 2000, by and between PRIMEDIA Inc., About.com, Inc. and Scott Kurnit.

 99.5                   Employment Agreement as of October 29, 2000, by and between
                        PRIMEDIA Inc., About.com, Inc. and William Day.

 99.6                   Lock-Up Agreement dated as of October 29, 2000, between
                        Scott Kurnit and PRIMEDIA Inc.

 99.7                   Lock-Up Agreement dated as of October 29, 2000, between
                        William Day and PRIMEDIA Inc.

------------------------

*   To be filed by amendment.